    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            HAWKER PACIFIC AEROSPACE

               (Exact name of registrant as specified in charter)

          CALIFORNIA                         3728                  95-3528840
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of
incorporation or organization)   Classification Code Number)     Identification
                                                                      No.)

                         ------------------------------

                               11240 SHERMAN WAY
                          SUN VALLEY, CALIFORNIA 91352
                                 (818) 765-6201

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                DAVID L. LOKKEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            HAWKER PACIFIC AEROSPACE
                               11240 SHERMAN WAY
                          SUN VALLEY, CALIFORNIA 91352
                              TEL: (818) 765-6201
                              FAX: (818) 765-8073

           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

       YVONNE E. CHESTER, ESQ.                FREDERIC A. RANDALL, JR., ESQ.
          YOUNG J. KIM, ESQ.                      RICHARD A. FINK, ESQ.
Troy & Gould Professional Corporation         Brobeck Phleger & Harrison LLP
  1801 Century Park East, Suite 1600               38 Technology Drive
    Los Angeles, California 90067                Irvine, California 92618
         Tel. (310) 553-4441                       Tel. (949) 790-6300
         Fax. (310) 201-4746                       Fax. (949) 790-6301

                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF SECURITIES                              AGGREGATE                    AMOUNT OF
                           TO BE REGISTERED                                  OFFERING PRICE(1)           REGISTRATION FEE(2)
   % Convertible Subordinated Notes Due 2005..........................        $57,500,000(3)                   $16,963
Common Stock, no par value............................................              (4)                        -- (5)
    Total Registration Fee............................................                                         $16,963

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Computed in accordance with Rule 457(o).

(3) Includes an additional $7,500,000 aggregate principal amount of Notes which the Underwriters have the option to purchase solely to cover over-allotments, if any.

(4) Represents such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Notes being registered hereunder, and such additional securities issued as a result of the anti-dilution provisions thereof.

(5) No registration fee is required pursuant to Rule 457(i).
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST   , 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                  $50,000,000

                                     [LOGO]

                     % CONVERTIBLE SUBORDINATED NOTES DUE 2005

    The    % Convertible Subordinated Notes due 2005 ("Notes") are convertible at the option of the Holder at any time following the date of original issuance, unless previously redeemed or repurchased, into shares of Common Stock, no par value ("Common Stock"), of Hawker Pacific Aerospace ("Hawker Pacific" or the
"Company") at a conversion price of $     per share, subject to adjustment under
certain circumstances. See "Description of Notes--Conversion Rights." On August
  , 1998, the last reported sale price of the Common Stock on the Nasdaq
National Market was $     per share.

    Interest on the Notes is payable semi-annually on March 1 and September 1 of each year, commencing March 1, 1999. The Notes will be redeemable, in whole or in part, at the option of the Company, at any time on or after October 1, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. See "Description of Notes--Redemption at the Option of the Company." Each Holder of the Notes may require the Company to repurchase such Holder's Notes, in whole or in part, in the event of a Change in Control (as defined herein) at a purchase price equal to 100% of the principal amount of such Notes plus accrued and unpaid interest to the date of repurchase.

    The Notes will be general unsecured obligations of the Company and are subordinate in right of payment to all Senior Indebtedness (as defined herein) of the Company. The Indenture governing the Notes does not limit or prohibit the Company or its subsidiaries from incurring additional indebtedness, including Senior Indebtedness.

    The Notes will be issued only in book entry form through The Depository Trust Company. Interests in the Notes will be shown in, and transfer thereof will be effected only through, records maintained by The Depository Trust Company and its participants. Except as provided herein, Notes in definitive form will not be issued. See "Description of Notes." Application has been made to list the Notes on the Nasdaq National Market.
                           --------------------------

   AN INVESTMENT IN THE NOTES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION THAT SHOULD BE
        CONSIDERED BY PROSPECTIVE INVESTORS OF THE NOTES OFFERED HEREBY.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                 UNDERWRITING
                                                              PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                               PUBLIC           COMMISSIONS(1)         COMPANY(2)
Per Note...............................................           $                    $                    $
Total(3)...............................................           $                    $                    $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated
    to be $       .

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of $7,500,000 principal amount of Notes at the price to the public less underwriting discounts and commissions solely for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions
    and Proceeds to the Company will be $       , $       and $       ,
    respectively. See "Underwriting."
                           --------------------------

    The Notes are offered by the Underwriters named herein, subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriters and subject to certain prior conditions including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Notes will be made at the offices of EVEREN Securities, Inc., or through the facilities of The Depository Trust Company, New York, New York on or
about              , 1998.

EVEREN SECURITIES, INC.                               ING BARING FURMAN SELZ LLC

               The date of this Prospectus is            , 1998.

                                   [ART WORK]

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OR COMMON STOCK AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE NOTES.

                                  THE COMPANY

    Hawker Pacific Aerospace repairs and overhauls aircraft and helicopter landing gear, hydromechanical components, and wheels, brakes and braking system components for a diverse international customer base, including commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, aircraft parts distributors and original equipment manufacturers ("OEMs"). In addition, the Company distributes and sells new and overhauled spare parts and components for both fixed wing aircraft and helicopters. The Company acquired British Airways plc's ("British Airways") landing gear repair and overhaul operations (the "BA Assets") in the United Kingdom for approximately $19.5 million in February 1998 (the "BA Acquisition") and entered into a seven-year exclusive agreement to service British Airways' fleet of approximately 250 jet aircraft. The BA Acquisition provided the Company with an expanded operational base to service aircraft fleets on a worldwide basis from its western United States, United Kingdom and Netherlands facilities. During the twelve months ended June 30, 1998 the Company had in excess of 480 customers worldwide. Approximately 58.5% of the Company's revenue during the six months ended June 30, 1998 came from long-term contracts, compared to 31.8% for the same period in 1997. Customers that have entered into long-term contracts with the Company include American Airlines Inc. ("American Airlines"), British Airways, British Midland Engineering Services ("British Midlands"), Canadian Airlines International Ltd. ("Canadian Airlines"), Federal Express Corporation ("FedEx"), Scandinavian Airlines System ("SAS"), United Parcel Service Co. ("UPS"), the United States Coast Guard ("USCG") and US Airways Group, Inc. ("US Airways").

    The Company has achieved a significant market presence. Through its predecessors, the Company has been providing aftermarket products and services to the aviation industry for over 30 years and believes it has gained an international reputation for superior quality of service, competitive pricing and rapid turnaround time. The Company's senior executives have, on average, over 20 years of industry experience and have served the Company for an average of seven years. The Company has also developed proprietary software to manage and schedule work flow and coordinate many aspects of shop flow operations when tracking landing gear that can have up to 2,500 parts. The Company believes that its management information systems are among the most advanced in its industry, permitting the Company to achieve greater operating efficiencies, offer a higher level of customer service than its competitors and provide complete traceability of aircraft parts. The Company can also manufacture certain replacement parts in-house, enabling it to reduce costs using proprietary or specialized equipment and techniques.

    The Company believes it is well positioned to benefit from the following aviation industry trends that are driving increased demand for third-party repair, overhaul and spare parts inventory management services:

    INCREASED WORLDWIDE AIR TRAFFIC. The Boeing Co.'s ("Boeing") 1998 CURRENT MARKET OUTLOOK (the "Boeing Outlook") estimates that the global aircraft fleet will grow from approximately 12,300 aircraft at the end of 1997 to over 17,700 aircraft in 2007 and 26,200 aircraft in 2017.

    OUTSOURCING BY AIRCRAFT OPERATORS. Industry analysts have forecasted the commercial landing gear service market to grow from $258 million in 1995 to $638 million by 2005. According to these industry sources, the outsourced portion of this market was $163 million in 1995, or 63% of the commercial market, and is estimated to grow to $480 million by 2005, or 75% of the commercial market. There has also been an increase in subcontracting of repair and overhaul services by European aircraft operators which formerly participated in repair consortiums.

    GREATER EMPHASIS ON TRACEABILITY. The Company believes that the increased regulatory and consumer emphasis on the traceability of aircraft parts is driving demand for more comprehensive third-party repair, overhaul and spare parts inventory management services.

    The Company's goal is to enhance its position as a leading worldwide aviation aftermarket service provider specializing in the repair and overhaul of landing gear, hydraulic systems and other componentry for aircraft, through the following strategies:

    EXPAND INTERNATIONAL OPERATIONS. The Company believes that the international aviation aftermarket offers the greatest potential for substantial growth. With service facilities in the western United States, the United Kingdom and the Netherlands, the Company is strategically situated to service customers in North America, Europe, Asia and the Middle East. Since the BA Acquisition in February 1998, the Company has successfully entered into long-term service agreements with British Midlands, SAS and UPS to be serviced from its United Kingdom facility.

    INCREASE SERVICE OFFERINGS. The Company seeks continued growth by offering landing gear repair and overhaul services to new and existing customers across a growing variety of aircraft, while expanding hydromechanical product lines as well as related wing and component services.

    FOCUS ON LONG-TERM SERVICE AGREEMENTS. The Company intends to increase the percentage of revenues derived from long-term service agreements. The Company's success in this effort includes the Company's September 1997 seven-year exclusive agreement with American Airlines to service landing gear on all Boeing 757 aircraft within its fleet and the February 1998 seven-year exclusive agreement with British Airways. While long-term agreements are often terminable on short notice, the Company believes that securing long-term service agreements will generate a more predictable and consistent flow of business.

    POTENTIAL GROWTH THROUGH ACQUISITIONS. The Company intends to evaluate and pursue strategic acquisitions of, or alliances with, companies that complement or expand the Company's services, geographic coverage or product lines.

    Hawker Pacific was incorporated in 1980 in California. Unless the context otherwise requires, all references henceforth to the "Company" or "Hawker Pacific" shall also include Hawker Pacific Aerospace Limited, a wholly-owned United Kingdom subsidiary formed in November 1997 (the "Subsidiary"). The Company's principal executive offices are located at 11240 Sherman Way, Sun Valley, California 91352, and its telephone number is (818) 765-6201.

                                  THE OFFERING

Securities Offered................  $50,000,000 aggregate principal amount of       %
                                    Convertible Subordinated Notes due 2005 (the "Notes")
                                    plus an additional $7,500,000 aggregate principal amount
                                    of Notes if the over- allotment option is exercised in
                                    full.

Interest Payment Dates............  March 1 and September 1 of each year, commencing March
                                    1, 1999.

Maturity Date.....................  October 1, 2005.

Conversion Rights.................  The Notes are convertible, in whole or in part, at the option of the Holder, at any time following the date of
                                    original issuance, unless previously redeemed or
                                    repurchased, into shares of Common Stock at a conversion
                                    price of $      per share, subject to adjustments under
                                    certain circumstances. See "Description of
                                    Notes--Conversion Rights."

Optional Redemption...............  The Notes are redeemable, in whole or in part, at the
                                    Company's option, at any time on or after October 1,
                                    2001, upon not less than 30 nor more than 60 days
                                    notice. The Notes are redeemable in each case together
                                    with accrued and unpaid interest and liquidated damages,
                                    if any. See "Description of Notes--Redemption at the
                                    Option of the Company."

Repurchase Events.................  Each Holder of the Notes may require the Company to repurchase such Holder's Notes, in whole or in part, in
                                    the event of a Change in Control (as defined herein) at
                                    a purchase price equal to 100% of the principal amount
                                    of such Notes plus accrued and unpaid interest and
                                    liquidated damages, if any, to the date of repurchase.
                                    See "Description of Notes--Repurchase of Notes at the
                                    Option of the Holder upon a Change of Control."

Subordination.....................  The Notes are general unsecured obligations of the
                                    Company and are subordinate in right of payment to all
                                    existing and future Senior Indebtedness (as defined
                                    herein) of the Company and effectively subordinated to
                                    all obligations (including trade payables) of the
                                    Company's subsidiaries. The Indenture governing the
                                    Notes does not limit or prohibit the Company or its
                                    subsidiaries from incurring additional indebtedness,
                                    including Senior Indebtedness. See "Description of
                                    Notes--Subordination of Notes."

Use of Proceeds...................  The net proceeds to the Company from the sale of the
                                    Notes offered hereby are expected to be $47.5 million.
                                    The Company will use approximately $41.4 million of such
                                    net proceeds to pay off indebtedness under its existing
                                    credit facilities and long-term debt. The Company will
                                    use the balance of the net proceeds for general
                                    corporate purposes, including working capital for the
                                    expansion of operations and potential acquisition of
                                    complementary business. See "Use of Proceeds."

Trading...........................  Application has been made to list the Notes on the
                                    Nasdaq National Market. The Company's Common Stock is
                                    quoted on the Nasdaq National Market under the symbol
                                    "HPAC."

Risk Factors......................  See "Risk Factors" for a discussion of factors to be considered before purchasing any Notes offered hereby.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, such as statements of the Company's plans, objectives, expectations and intentions, that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors" as well as those discussed elsewhere in this Prospectus. Such forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                     SUMMARY OF CONSOLIDATED FINANCIAL DATA
            (IN THOUSANDS, EXCEPT SHARE, PER SHARE DATA AND RATIOS)

                                                                                      SUCCESSOR(1)
                                     PREDECESSOR(1)        -------------------------------------------------------------------
                               --------------------------                                                      SIX MONTHS
                                   YEAR       TEN MONTHS    TWO MONTHS                          YEAR             ENDED
                                   ENDED         ENDED        ENDED                            ENDED            JUNE 30,
                               DECEMBER 31,   OCTOBER 31,  DECEMBER 31,                     DECEMBER 31,  --------------------
                                  1995(2)       1996(2)        1996                             1997        1997       1998
                               -------------  -----------  ------------        YEAR         ------------  ---------  ---------
                                                                               ENDED
                                                                           DECEMBER 31,
                                                                               1996
                                                                         -----------------
                                                                         (PRO FORMA)(2)(3)
STATEMENT OF OPERATIONS DATA:
  Revenues...................    $  35,012     $  32,299    $    6,705       $  39,004       $   41,042   $  20,358  $  31,039
  Cost of revenues...........       28,993        27,027         4,599          31,799           31,430      15,680     24,102
                               -------------  -----------  ------------  -----------------  ------------  ---------  ---------
  Gross profit...............        6,019         5,272         2,106           7,205            9,612       4,678      6,937
  Selling, general and
    administrative...........        4,837         5,044         1,059           6,161            5,897       2,794      4,090
  Restructuring charges......           --         1,196            --           1,196               --          --         --
                               -------------  -----------  ------------  -----------------  ------------  ---------  ---------
  Income (loss) from
    operations...............        1,182          (968)        1,047            (152)           3,715       1,884      2,847
  Interest expense, net......       (1,598)       (1,609)         (196)         (2,305)          (2,428)     (1,171)    (1,449)
  Miscellaneous (net)........           --            --            --              --              (32)         --         --
                               -------------  -----------  ------------  -----------------  ------------  ---------  ---------
                                      (416)       (2,577)          851          (2,457)           1,255         713      1,398
  Income tax expense
    (benefit)................         (680)         (971)          382            (934)             467         265          5
                               -------------  -----------  ------------  -----------------  ------------  ---------  ---------
  Net income (loss)..........    $     264     $  (1,606)   $      469       $  (1,523)      $      788   $     448  $   1,393
                               -------------  -----------  ------------  -----------------  ------------  ---------  ---------
                               -------------  -----------  ------------  -----------------  ------------  ---------  ---------
  Net income (loss) per share
    Basic....................                               $     0.15       $   (0.49)      $     0.25   $    0.14  $    0.26
                                                           ------------  -----------------  ------------  ---------  ---------
    Diluted..................                               $     0.15       $   (0.49)      $     0.25   $    0.14  $    0.25
                                                           ------------  -----------------  ------------  ---------  ---------
  Weighted average shares
    outstanding
    Basic....................                                3,120,603       3,120,603        3,145,079   3,120,603  5,420,012
    Diluted..................                                3,120,603       3,120,603        3,145,079   3,120,603  5,573,074

EBITDA(4)....................    $   2,036     $    (149)   $    1,247       $   1,098       $    4,919   $   2,491  $   4,141
Adjusted EBITDA(4)(5)........    $   2,663     $   3,057    $    1,247       $   4,304       $    4,919   $   2,491  $   4,141

Ratio of Adjusted EBITDA to
  Interest Expense(4)(5).....          1.7           1.9           6.4             1.8              2.0         2.1        2.9
Ratio of Earnings to Fixed
  Charges(6).................          0.8            --           4.6              --              1.5         1.6        1.8

STATEMENT OF CASH FLOWS DATA:
  Cash provided by (used in)
    operating activities.....    $  (4,223)    $    (230)   $    2,279       $   1,663       $      322   $    (586) $  (6,238)
  Cash used in investing
    activities...............    $  (4,114)    $  (1,199)   $  (28,553)      $ (29,752)      $   (3,464)  $    (534) $ (25,622)
  Cash provided by financing
    activities...............    $   8,010     $   2,435    $   27,329       $  29,764       $    2,247   $     175  $  32,274

                                                                                                 JUNE 30, 1998
                                                                                           --------------------------
                                                                                            ACTUAL    AS ADJUSTED(7)
                                                                                           ---------  ---------------
BALANCE SHEET DATA:
  Working capital........................................................................  $   9,833     $  28,279
  Total assets...........................................................................     79,204        87,537
  Total long-term debt (excluding current portion).......................................     29,054        50,000
  Total shareholders' equity.............................................................     23,997        23,684

------------------------------

(1) Predecessor information represents the historical financial data of the Company when it was owned by BTR Dunlop, Inc. ("BTR"). Successor information represents the historical financial data after the acquisition of the Company by its existing shareholders (the "BTR Transaction"). See "Certain Transactions" and Note 1 of Notes to Consolidated Financial Statements.

(2) Year ended December 31, 1995, the ten months ended October 31, 1996, and pro forma year ended December 31, 1996 include non-recurring charges to cost of revenues of $927,000, $1,063,000, and $1,063,000, respectively, relating to the merger of certain operations of Dunlop Aviation, Inc., the shutdown of certain of these operations and nonproductive inventory. Selling, general and administrative expenses in year ended December 31, 1995 include a net gain of $300,000, and in the ten months ended October 31, 1996 and pro forma year ended December 31, 1996 include expenditures of $947,000, all relating to an environmental claim and settlement. The foregoing shall be referred to as the "non-recurring charges." See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) The pro forma presentation gives effect to the BTR Transaction as though it had occurred on January 1, 1996 and may not be indicative of what actual results would have been.

(4) EBITDA is calculated as operating income before depreciation and amortization. EBITDA is not a measurement determined under generally accepted accounting principles ("GAAP") and does not represent cash generated from operating activities in accordance with GAAP. EBITDA should not be considered by the reader as an alternative to net income as an indicator of financial performance or as an alternative to cash flows as a measure of liquidity. In addition, the Company's definition of EBITDA may not be identical to similarly titled measures used by other companies.

(5) Adjusted EBITDA is EBITDA prior to the non-recurring charges referred to in Note (2) above and restructuring charges in 1996.

(6) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income from operations before income taxes and fixed charges. "Fixed Charges" consist of interest expense plus an allocation of a portion of rent expense representing interest. For fiscal 1995, the ten months ended October 31, 1996 and pro forma 1996 earnings were inadequate to cover fixed charges by $416,000, $2,577,000 and $2,457,000, respectively.

(7) Adjusted to give effect to the receipt of the net proceeds from the sale by the Company of the Notes to be sold in this Offering, and the application of the estimated net proceeds to working capital and repayment of all outstanding debt.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WHEN EVALUATING AN INVESTMENT IN THE NOTES OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

    As of June 30, 1998, after giving pro forma effect to the Offering and the application of the net proceeds therefrom to repay outstanding borrowings under the Amended and Restated Business Loan Agreement (the "Amended Loan Agreement") with Bank of America National Trust and Savings Association ("Bank of America"), the Company would have had $50.0 million of outstanding indebtedness and the Company's total debt as a percentage of total capitalization would have been 67.9%. See "Capitalization." This level of indebtedness will have important consequences to Holders of the Notes, including the following: (i) the ability of the Company to obtain financing in the future, in addition to that available under the Amended Loan Agreement for working capital, acquisitions, capital expenditures, repayment of debt or other purposes may be impaired; (ii) a significant amount of the Company's anticipated cash flow from operations will be required for the payment of interest and principal; (iii) the Company is required to comply with certain financial covenants and other restrictions contained in the Amended Loan Agreement; and (iv) the Company may be more vulnerable to downturns in general economic conditions or in the aviation services industry.

    The ability of the Company to meet its debt service obligations will depend on the future operating performance, debt levels and financial results of the Company, which will be subject in part to factors beyond the Company's control. There can be no assurance that the Company will generate cash flow in the future sufficient to cover its debt service requirements. If the Company is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under either the Amended Loan Agreement or from other sources, it may be required to refinance all or a portion of its existing debt (including the Notes ) or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds which the Company could realize therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    If, for any reason, the Company were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to future funding obligations. Any default with respect to any of the Company's indebtedness could result in a default under other indebtedness. Such defaults could result in a default under the Indenture and could delay or preclude payment of principal of, or interest on, the Notes. See "--Subordination" and "Description of Notes--Subordination of Notes."

RESTRICTIONS IMPOSED BY INDEBTEDNESS

    The Amended Loan Agreement contains a number of significant covenants that, among other things, will restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict certain corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the best interest of the Company. In addition, the

Amended Loan Agreement requires the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the covenants regarding required financial ratios could result in an event of default under the Amended Loan Agreement. In the event of any such default, Bank of America could elect to declare all borrowings outstanding thereunder, together with accrued interest and other fees, to be due and payable, to require the Company to apply all of its available cash to repay such borrowings or to prevent the Company from making debt service payments on the Notes. If the Company were unable to repay any such borrowings when due, Bank of America could proceed against their collateral. If the indebtedness under the Amended Loan Agreement or the Notes were to be accelerated, there could be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full.

SUBORDINATION

    The Notes are subordinated in the right of payment to all existing and future Senior Indebtedness of the Company. As of June 30, 1998, after giving effect to this Offering and the application of the net proceeds therefrom, the Company would have no outstanding Senior Indebtedness but would have approximately $20.0 million in available credit facilities under the Amended Loan Agreement. The Company's Amended Loan Agreement is secured by substantially all of the Company's assets, including the assets of the Subsidiary. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its properties, the payment of the principal and interest on the Notes will be subordinated to the prior payment in full of all Senior Indebtedness. No payment of principal or interest may be made by the Company, directly or indirectly, on the Notes at any time if a default in payment of the principal or interest on Senior Indebtedness exists, unless and until such default shall have been cured or waived. There are no restrictions in the Indenture upon the creation of additional Senior Indebtedness by the Company, or on the creation of any indebtedness by the Company or any of its subsidiaries. See "Description of Notes--Subordination."

    The Notes are obligations exclusively of the Company and not of the Subsidiary or any future subsidiaries. The Company's cash flow and its ability to service debt, including the Notes, are partially dependent upon the earnings of the Subsidiary and the distribution of those earnings to the Company, or upon other payments of funds by the Subsidiary to the Company. The Company's Subsidiary is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefrom, whether by dividends, loans or other payments. During the three months ended June 30, 1998, the Company's Subsidiary accounted for 20.6% of the Company's consolidated revenues. The payment of dividends and making of loans and advances to the Company by the Subsidiary may be subject to additional contractual restrictions or to statutory or other restrictions, are dependent upon the earnings of the Subsidiary and are subject to various business considerations. Claims of creditors of the Subsidiary, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by the Subsidiary will generally have priority with respect to the assets and earnings of the Subsidiary over the claims of creditors of the Company, including Holders of the Notes, even if such obligations do not constitute Senior Indebtedness. See "Description of Notes--Subordination."

LIMITATION ON CHANGE OF CONTROL

    The Indenture requires the Company in the event of a Change of Control (as defined) to make an offer to purchase all outstanding Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of repurchase. The Amended Loan Agreement includes certain restrictions on payments by the Company in respect of its subordinated indebtedness, including the Notes. The Amended Loan Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event that a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of the lenders to the repurchase of the Notes or could attempt to refinance the borrowings that contain such prohibitions. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing the Notes. The Company's failure to repurchase tendered Notes at a time when such repurchase is required by the Indenture would constitute an event of default thereunder which, in turn, would constitute a default under the Amended Loan Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of Notes--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

AVIATION INDUSTRY RISKS

    The Company derives all of its sales and operating income from the services and parts that it provides to its customers in the aviation industry. Therefore, the Company's business is directly affected by economic factors and other trends that affect its customers in the aviation industry, including a possible decrease in aviation activity, a decrease in outsourcing by aircraft operators or a decrease in market growth. When such economic and other factors adversely affect the aviation industry, they tend to reduce the overall demand for the Company's products and services, thereby decreasing the Company's sales and operating income. There can be no assurance that economic and other factors that might affect the aviation industry will not adversely affect the Company's results of operations. See "Business--Market and Industry Overview."

FLUCTUATIONS IN RESULTS OF OPERATIONS

    The Company's operating results are affected by a number of factors, including the timing of orders for the repair and overhaul of landing gear and fulfillment of such contracts, the timing of expenditures to manufacture parts and purchase inventory in anticipation of future services and sales, parts shortages that delay work in progress, general economic conditions and other factors. Although the Company has secured several long-term agreements to service multiple aircraft, the Company receives sales under these agreements only when it actually performs a repair or overhaul. Because the average time between landing gear overhauls is seven years for an aircraft, the work orders that the Company receives and the number of repairs or overhauls that the Company performs in particular periods may vary significantly, causing the Company's quarterly sales and results of operations to fluctuate substantially. The Company is unable to predict the timing of the actual receipt of such orders and, as a result, significant variations between forecasts and actual orders will often occur. In addition, the Company's need to make significant expenditures to support new aircraft in advance of generating revenues from repairing or overhauling such aircraft may cause the Company's quarterly operating results to fluctuate. Furthermore, the rescheduling of the shipment of any large order, or portion thereof, or any production difficulties or delays by the Company, could have a material adverse effect on the Company's quarterly operating results.

ESTABLISHMENT OF UNITED KINGDOM OPERATIONS

    In February 1998, the Company consummated the BA Acquisition and established its operations in the United Kingdom. Before the BA Acquisition, the Company had no history or experience operating in the United Kingdom. Accordingly, establishing operations in the United Kingdom will subject the Company to all of the risks inherent in the establishment of a new business enterprise. These include, without limitation, the need to establish manufacturing, marketing and administrative capabilities, the need to integrate the Company's United Kingdom operations into the Company's existing operations, the need to implement the Company's management information systems in its new location, the need to locate and move into a new facility, unanticipated marketing problems, new competitive pressures and expenses. There can be no assurance that the risks inherent in establishing the United Kingdom operations will not have a material adverse effect on the Company's business, financial condition and results of operations.

SUBSTANTIAL COMPETITION

    Numerous companies compete with the Company in the aviation services industry. The Company primarily competes with various repair and overhaul organizations, which include the service divisions of OEMs, the maintenance departments or divisions of large commercial airlines (some of which also offer maintenance services to third parties) and independent organizations such as the Aerospace Division of B.F. Goodrich Company, the Landing Gear Division of AAR Corporation ("AAR"), Revima, a company organized and operating under the laws of France, and Dowty Aerospace Aviation Services ("Dowty"). The Company's major competitors in its hydromechanical components business include AAR and OEMs such as Sundstrand Corporation, Inc. ("Sundstrand"), Aeroquip Vickers, Inc. ("Vickers"), Parker-Hannifin Corporation ("Parker-Hannifin"), Messier-Bugatti and Lucas. The Company expects that competition in its industry will increase substantially as a result of industry consolidations and alliances in response to the trend in the aviation industry toward outsourcing of repair and overhaul services. In addition, as the Company moves into new geographic or product markets it will encounter new competition.

    The Company believes that the primary competitive factors in its marketplace are quality, price, rapid turnaround time and industry experience. Certain of the Company's competitors have substantially greater financial, technical, marketing and other resources than the Company. These competitors may have the ability to adapt more quickly to changes in customer requirements, may have stronger customer relationships and greater name recognition and may devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition and results of operations. See "Business--Competition."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    The Company's growth strategy is based in part on the Company's ability to expand its international operations, which will require significant management attention and financial resources. The Company currently has divisions in the United Kingdom and the Netherlands and plans to expand further its international customer base. There can be no assurance that the Company's efforts to expand operations internationally will be successful. Failure to increase revenue in international markets could have a material adverse effect on the Company's business, financial condition and operating results. In addition, international operations are subject to a number of risks, including longer receivable collection periods and greater difficulty in accounts receivable collections, unexpected changes in regulatory requirements, foreign currency fluctuations, import and export restrictions and tariffs, difficulties and costs of staffing and managing foreign operations, potentially adverse tax consequences, political instability, the burdens of complying with multiple, potentially conflicting laws and the impact of business cycles and economic instability outside the United States. Moreover, the Company's operating results could also be adversely affected by seasonality of international sales, which are typically lower in Asia in the first calendar quarter and in Europe in the third calendar quarter. In addition, inflation in such countries could increase the Company's expenses. These international factors could have a material adverse effect on future sales of the Company's products to international end-users and, consequently, on the Company's business, financial condition and results of operations.

FOREIGN CURRENCY RISKS

    The Company's sales are principally denominated in United States dollars and British pounds and to some extent in Dutch guilders. The Company makes substantial inventory purchases in French francs from such suppliers as Messier-Bugatti, Societe D'Applications Des Machines Motrices ("SAMM") and

Eurocopter France. The Company's Netherlands facility's inventory purchases are primarily United States dollar denominated, while sales and operating expenses are partially denominated in Dutch guilders. To date, the Company's business has not been significantly affected by currency fluctuations or inflation. However, the Company conducts business in the Netherlands and in the United Kingdom, and thus fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive in particular countries, leading to a reduction in sales in that country. As a result of the BA Acquisition, the Company may engage in additional foreign currency denominated sales or pay material amounts of expenses in foreign currencies that may generate gains and losses due to currency fluctuations. The Company's operating results could be adversely affected by such fluctuations.

GOVERNMENT REGULATION

    The Company is highly regulated worldwide by the Federal Aviation Administration ("FAA"), the Joint Airworthiness Authority ("JAA"), a consortium of European regulatory authorities, and various other foreign regulatory authorities, including the Dutch Air Agency, which regulates the Company's Netherlands' operations and the Civil Aviation Authority, which regulates the Company's United Kingdom operations. These regulatory authorities require aircraft to be maintained under continuous condition monitoring programs and to periodically undergo thorough inspections. In addition, all parts must be certified by the FAA and equivalent regulatory agencies in foreign countries and conformed to regulatory standards before they are installed on an aircraft. The Company is a certified FAA and JAA approved repair station and has been granted Parts Manufacturer Approvals by the FAA Manufacturing Inspectors District Office. In addition, the Company's operations are regularly audited and accredited by the Coordinating Agency for Supplier Evaluation, formed by commercial airlines to approve FAA approved repair stations and aviation parts suppliers. If material authorizations or approvals were revoked or suspended, the Company's operations would be materially and adversely affected. As the Company attempts to commence operations in countries in which it has not previously operated, it will need to obtain new certifications and approvals, and any delay or failure in attaining such certifications or approvals could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if in the future new and more stringent regulations are adopted by foreign or domestic regulatory agencies, the Company's business may be materially and adversely affected.

DEPENDENCE ON KEY SUPPLIERS

    The Company purchases landing gear spare parts and components for a variety of fixed wing aircraft and helicopters. The Company has separate ten-year agreements that each expires in October 2006 with (i) Dunlop Limited, Aviation Division, (ii) Dunlop Limited, Precision Rubber and (iii) Dunlop Equipment Division (collectively, "Dunlop"). Under two of these agreements, the Company is entitled to purchase, at a discount from list price, Dunlop parts for resale and for use in the repair and overhaul of a variety of fixed wing aircraft and helicopters. For the years ended December 31, 1996 and 1997, the Company's single largest supplier was Dunlop, accounting for approximately $5.6 million (27.0%) and $4.3 million (19.3%), respectively, of the spare parts and components that the Company purchased in such periods. During the six months ended June 30, 1998, Boeing was the single largest supplier, accounting for $5.8 million (19.2%) of the spare parts and components that the Company purchased. Dunlop was the second largest supplier, accounting for $2.3 million (7.7%) of the spare parts and components that the Company purchased during the six months ended June 30, 1998. Failure by any one of these divisions of Dunlop to renew its agreement on similar terms when it expires could have a material adverse affect on the Company's business, financial condition and results of operations. In addition, the Company has agreements with Messier-Bugatti, SAMM and Eurocopter France that enable the Company to purchase new aircraft parts at discounts from list price. Many of the Company's supplier agreements, other than its agreements with Dunlop, are short-term and can be terminated by the suppliers upon providing 90 days prior written notice. A decision by any one of these suppliers to terminate their agreements would eliminate the competitive advantage the

Company derives therefrom and could have a material adverse effect on the Company's business, financial condition and results of operations.

SHORTAGES OF SUPPLY; INVENTORY OBSOLESCENCE

    The Company's inventory consists principally of new, overhauled, serviceable and repairable aircraft landing gear parts and components that it purchases primarily from OEMs, parts resellers and customers. The Company believes it maintains a sufficient supply of inventory to meet its current and immediately foreseeable production schedule. However, the Company may fail to order sufficient parts in advance to meet its work requirements, a particular part may be unavailable when the Company needs it from its suppliers or the Company unexpectedly may receive one or more large orders simultaneously for repair and overhaul services. As a result, the Company may on occasion face parts shortages that delay its production schedule and prevent it from meeting required turnaround times. Delays or failure to meet turnaround times could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, regulatory standards may change in the future, causing parts which are currently included in the Company's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in the Company's inventory. In all such cases, to the extent that the Company has such parts or excess parts in its inventory, their value will be reduced, which would adversely affect the Company's financial condition.

CUSTOMER CONCENTRATION; CONCENTRATION OF CREDIT RISKS

    A small number of customers have historically accounted for a substantial part of the Company's revenue in any given fiscal period. Sales derived from FedEx and the USCG accounted for 18.4%, and 11.2%, respectively, of product sales for the year ended December 31, 1996 and 19.3% and 6.5%, respectively, of product sales for the year ended December 31, 1997. Sales derived from British Airways, FedEx, American Airlines and the USCG accounted for 20.3%, 19.3%, 10.4% and 5.2%, respectively, of the Company's total revenue during the six months ended June 30, 1998. Some of the Company's long-term service agreements may be terminated by the customers upon providing the Company with 90 days prior written notice, and the Company's agreement with the USCG is subject to termination at any time at the convenience of the government. In addition, the Company's sales are made primarily on the basis of purchase orders rather than long-term agreements. The Company expects that a small number of customers will continue to account for a substantial portion of its sales for the foreseeable future. As a result, the Company's business, financial condition and results of operations could be materially adversely affected by the decision of a single customer to cease using the Company's products. In addition, there can be no assurance that sales from customers that have accounted for significant sales in past periods, individually or as a group, will continue, or if continued, will reach or exceed historical levels in any future period. See "Business--Customers."

    As of June 30, 1998, 16.7% and 27.2% of the Company's total accounts receivable were associated with FedEx and British Airways, respectively. As a result of the BA Acquisition, British Airways accounts for a significant percentage of both the Company's product sales and accounts receivable. Although the Company has not had any material difficulties in collecting its accounts receivable during the past three years, the Company cannot ensure that it will not have difficulty collecting receivables in the future. Any inability by the Company to collect material amounts of receivables under its service agreements could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATING TO ACQUISITION STRATEGY

    In the future, the Company may attempt to grow by acquiring other service and parts providers whose operations or inventories complement or expand the Company's existing repair and overhaul businesses or whose strategic locations enable the Company to expand into new geographic markets. The Company's ability to grow by acquisition depends upon, and may be limited by, the availability of suitable acquisition candidates and the Company's capital resources. Acquisitions involve risks that could adversely affect the Company's operating results, including the assimilation of the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. Although the Company investigates the operations and assets that it acquires, there may be liabilities that the Company fails or is unable to discover, and for which the Company as a successor owner or operator may be liable. In addition, costs and charges, including legal and accounting fees and reserves and write-downs relating to an acquisition, may be incurred by the Company or may be reported in connection with any such acquisition. There can be no assurance that the Company will be able to consummate acquisitions on satisfactory terms, or at all, or that it will be successful in integrating any such acquisitions into its operations.

ENVIRONMENTAL REGULATIONS

    The Company's operations are subject to extensive and frequently changing federal, state and local environmental laws and substantial related regulation by government agencies, including the United States Environmental Protection Agency ("EPA"), the California Environmental Protection Agency and the United States Occupational Safety and Health Administration. Among other matters, these regulatory authorities impose requirements that regulate the operation, handling, transportation and disposal of hazardous materials generated by the Company during the normal course of its operations, govern the health and safety of the Company's employees and require the Company to obtain and maintain permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on the Company and, as a result, substantially affects its operational costs. In addition, the Company may become liable for the costs of removal or remediation of certain hazardous substances released on or in its facilities without regard to whether or not the Company knew of, or caused, the release of such substances. The Company believes that it currently is in material compliance with applicable laws and regulations and is not aware of any material environmental problem at any of its current or former facilities. There can be no assurance, however, that its prior activities did not create a material problem for which the Company could be responsible or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulation, or an increase in the amount of hazardous substances generated by the Company's operations) will not result in any material environmental liability to the Company and materially and adversely affect the Company's financial condition and results of operations. The Company's plating operations, which use a number of hazardous materials and generate a significant volume of hazardous waste, increase the Company's regulatory compliance burden and compound the risk that the Company may encounter a material environmental problem in the future. Furthermore, compliance with laws and regulations in foreign countries in which the Company locates its operations may cause future increases in the Company's operating costs or otherwise adversely affect the Company's results of operations or financial condition. See "Business--Environmental Matters and Proceedings."

    In August 1997 and January 1998, two separate lawsuits were filed by various individuals against Lockheed Martin Corporation and various other parties, including the Company, in the Los Angeles Superior Court pleading various causes of action in connection with certain alleged injuries caused by toxic and carcinogenic chemicals allegedly released by the defendants in the Burbank and Glendale areas of Los Angeles County, California. The individual plaintiffs seek unspecified compensatory and punitive damages. The Company does not believe that it caused the release of toxic and carcinogenic chemicals alleged in the complaints and BTR has assumed the defense and has agreed to indemnify the Company in connection with such claims.

PRODUCT AND SERVICE LIABILITY RISKS

    The Company's business exposes it to possible claims for personal injury, death or property damage which may result from the failure or malfunction of landing gear, hydromechanical components or aircraft spare parts repaired or overhauled by the Company. Many factors beyond the Company's control could lead to liability claims, including the failure of the aircraft on which landing gear or hydromechanical components overhauled by the Company is installed, the reliability of the customer's operators of the aircraft and the maintenance of the aircraft by the customers. The Company currently has in force aviation products liability and premises insurance in the amount of $500 million, which the Company believes provides coverage in amounts and on terms that are generally consistent with industry practice. The Company has not experienced any material product liability claims related to its products. However, the Company may be subject to a material loss to the extent that a claim is made against the Company that is not covered in whole or in part by insurance and for which any third-party indemnification is not available. There can be no assurance that the amount of product liability insurance that the Company carries at the time a product liability claim may be made will be sufficient to protect the Company. A product liability claim in excess of the amount of insurance carried by the Company could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost.

DEPENDENCE ON KEY PERSONNEL

    The continued success of the Company depends to a large degree upon the services of certain of its executive officers and upon the Company's ability to attract and retain qualified managerial and technical personnel experienced in the various operations of the Company's business. Loss of the services of such employees, particularly David L. Lokken, President and Chief Executive Officer, Brian S. Aune, Vice President and Chief Financial Officer, Brian S. Carr, Managing Director of Sun Valley Operations, or Michael A. Riley, Vice President Hydromechanical Business Unit, could adversely affect the operations of the Company. The Company has entered into an employment agreement expiring October 31, 2001 with Mr. Lokken and into employment agreements expiring October 31, 1999 with Messrs. Aune, Carr and Riley. The Company has obtained key person insurance on the life of Mr. Lokken in the amount of $1,000,000. There can be no assurance that the proceeds of such insurance will be sufficient to compensate the Company in the event that Mr. Lokken dies. Competition for qualified technical personnel is intense and from time to time, the Company has experienced difficulty in attracting and retaining personnel skilled in its repair and overhaul operations. There can be no assurance that these individuals will continue employment with the Company. The loss of certain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees and Employee Training" and "Management."

CONTROL BY EXISTING SHAREHOLDERS AND ANTI-TAKEOVER PROVISIONS

    As of August 1, 1998, the five shareholders (the "Unique Shareholders") of Unique Investment Corporation ("Unique") owned in the aggregate approximately 40.4% of the Company's Common Stock. The directors and executive officers of the Company beneficially owned approximately 24.9% of the Company's Common Stock. By virtue of such ownership, the Unique Shareholders together with the executive officers of the Company will have effective control over all matters requiring a vote of shareholders, including the election of a majority of directors. The ownership positions of the existing shareholders, together with the authorization of blank check preferred stock and the implementation, if certain conditions are met, of a staggered board and elimination of cumulative voting in the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of the Common Stock. See "Principal Shareholders" and "Description of Capital Stock."

ABSENCE OF PRIOR PUBLIC MARKET

    There is currently no established market for the Notes. Although the Company has applied to list the Notes on the Nasdaq National Market, there can be no assurance as to the liquidity of the market for the Notes that may develop, the ability of the Holders to sell their Notes or the prices at which Holders of the Notes would be able to sell their Notes. If a market for the Notes does develop, the Notes may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, the performance of the Company, the market price of the Company's Common Stock and other factors. No assurance can be given as to whether an active trading market will develop or be maintained for the Notes.

BENEFITS OF OFFERING TO CERTAIN PARTIES

    As a result of this Offering, the Company intends to repay in full the $5.0 million balance outstanding on its subordinated note with Unique, which will in turn be used by Unique to repay in full the $5.0 million balance owed on the note to Melanie L. Bastian, a principal shareholder of the Company. The five shareholders of Unique owned in the aggregate 40.4% of the Company's outstanding Common Stock. See "Certain Transactions."

YEAR 2000 COMPLIANCE

    The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculation or system failures. The Company believes that its mainframe database and operating systems are year 2000 compliant. However, certain of the Company's software applications currently are coded using two digits rather than four to define the applicable year. The Company is systematically modifying such software applications to be coded as four digits and anticipates such modifications to be completed by March 1999. The Company plans to replace its telephone system at an estimated cost of approximately $100,000 and any other non-information technology systems, to the extent necessary, by July 1999 to be year 2000 compliant. In addition, the Company is working with its external suppliers, vendors and service providers to ensure that their systems will be able to support and interact with the Company's server and network. The Company has not quantified the total costs required to become year 2000 compliant, but does not expect such costs to be material. As of June 30, 1998, the total costs incurred to address the Company's year 2000 issues have not been material. However, if the Company, its customers or vendors are unable to resolve such processing issues in a timely manner, it could have a material adverse impact on the Company's business, financial condition and results of operations. Accordingly, the Company plans to devote the necessary resources to becoming year 2000 compliant in a timely manner and is currently working to create a contingency plan by July 1999 to handle any year 2000 problems.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Notes are estimated to be approximately $47.5 million (approximately $54.7 million if the Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting compensation and offering expenses payable by the Company.

    The Company intends to use approximately $36.4 million of the net proceeds to repay in full the amount outstanding under the Amended Loan Agreement, which as of June 30, 1998 consisted of $24.5 million outstanding under a seven-year term loan, $1.4 million under a capital expenditure credit facility and $10.5 million under a revolving line of credit. Advances under the credit facility bear interest at the Inter-bank Offer Rate ("IBOR") plus 1.75%. The term loan and capital expenditure facilities mature in January 2005 and the revolving line of credit matures in January 2001. Borrowings under the Amended Loan Agreement have been used to fund the BA Acquisition, repay a portion of prior indebtedness and for working capital. The Company also intends to repay in full the $5.0 million balance outstanding on its subordinated note with Unique plus any accrued interest. The subordinated note bears interest at a fixed rate of 11.8% per annum, requires the Company to make monthly payments of interest only, and matures on the earlier of June 30, 2005 or 180 days after the termination of the Amended Loan Agreement.

    The Company intends to use the remaining net proceeds of approximately $6.1 million for working capital and general corporate purposes, including acquisitions. The Company intends to evaluate and pursue strategic acquisitions of, or alliances with, companies that complement or expand the Company's services, geographic coverage or product lines. Prior to their eventual use, the net proceeds will be invested in high quality, short-term investment instruments such as short-term corporate investment grade or United States Government interest-bearing securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock is quoted on the Nasdaq National Market under the symbol "HPAC." The following table sets forth, for the periods indicated, the high and low closing sale prices for the Common Stock as reported on the Nasdaq National Market.

                                                                            HIGH        LOW
                                                                          ---------  ---------
YEAR ENDING DECEMBER 31, 1998
  First Quarter (from January 29, 1998).................................  $  11.125  $   8.000
  Second Quarter........................................................  $  14.125  $  10.000
  Third Quarter (through August 7, 1998)................................  $  13.500  $   7.000

    On August 7, 1998, the closing price of the Common Stock on the Nasdaq National Market was $9.25. As of June 18, 1998, there were 18 holders of record of the Common Stock, which the Company believes held such shares for 710 holders.

    The Company has not paid cash dividends on its Common Stock since its inception and has no current plans to pay dividends on the Common Stock in the foreseeable future. The Company intends to reinvest future earnings, if any, in the development and expansion of its business. The Company's Amended Loan Agreement prohibits the payment of dividends. Any future determination to pay dividends will depend upon the Company's combined results of operations, financial condition and capital requirements and such other factors deemed relevant by the Company's Board of Directors.

                                 CAPITALIZATION

    The following table sets forth the short-term debt and capitalization of the Company (i) actual as of June 30, 1998 and (ii) as adjusted to give effect to the issuance of $50,000,000 Convertible Subordinated Notes, and the application by the Company of the net proceeds therefrom as described under "Use of Proceeds."

                                                                            JUNE 30, 1998
                                                                        ----------------------
                                                                         ACTUAL    AS ADJUSTED
                                                                        ---------  -----------
                                                                            (IN THOUSANDS)
Cash..................................................................  $     574   $   6,720
                                                                        ---------  -----------
                                                                        ---------  -----------
Total short-term debt.................................................  $  12,300   $      --
                                                                        ---------  -----------
                                                                        ---------  -----------
Long-term debt, less current portion..................................  $  29,054   $  50,000
Shareholders' equity:
  Preferred Stock, no par value;
    5,000,000 shares authorized;
    none issued and outstanding.......................................         --          --
  Common Stock, no par value;
    20,000,000 shares authorized;
    5,822,222 shares issued and outstanding...........................     21,108      21,108
  Retained earnings...................................................      2,650       2,337
Currency translation adjustment.......................................        239         239
                                                                        ---------  -----------
Total shareholders' equity............................................     23,997      23,684
                                                                        ---------  -----------
Total capitalization..................................................  $  53,051   $  73,684
                                                                        ---------  -----------
                                                                        ---------  -----------

                            SELECTED FINANCIAL DATA

    The following sets forth certain financial data for the periods and the dates indicated and should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and notes thereto included elsewhere herein. For the years ended December 31, 1993, 1994, 1995 and the ten months ended October 31, 1996 the Company was a wholly-owned subsidiary of BTR Dunlop Holdings, Inc. and is presented below as the "Predecessor." Effective November 1, 1996, the Company was acquired by the Unique Shareholders and the Company's executive officers. All financial data subsequent to October 31, 1996 is presented below as the "Successor" financial data.

    The balance sheet data as of December 31, 1995, 1996 and 1997 and the statement of operations data for the fiscal year ended December 31, 1995, the ten months ended October 31, 1996, two months ended December 31, 1996 and year ended December 31, 1997 are derived from the financial statements of the Company which have been audited by Ernst & Young LLP, independent accountants, and are included elsewhere herein. The balance sheet data as of December 31, 1993 and 1994 and the statement of operations data for the year ended December 31, 1993 and 1994 are derived from unaudited financial statements, which are not presented elsewhere herein. The pro forma statements of operations data for the year ended December 31, 1996 are derived from the unaudited pro forma statement of operations data which are not presented elsewhere herein. The statement of operations data for the six month periods ended June 30, 1997 and June 30, 1998 and the balance sheet data as of June 30, 1998 are derived from unaudited financial statements included elsewhere herein. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results for the full year or future periods. The unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's results of operations for the period.

                                                     PREDECESSOR(1)
                                     ----------------------------------------------                 SUCCESSOR(1)
                                                                                     ------------------------------------------
                                          YEAR ENDED DECEMBER 31,       TEN MONTHS    TWO MONTHS
                                                                           ENDED        ENDED        YEAR ENDED DECEMBER 31,
                                     ---------------------------------  OCTOBER 31,  DECEMBER 31,  ----------------------------
                                       1993       1994       1995(2)      1996(2)        1996                           1997
                                     ---------  ---------  -----------  -----------  ------------        1996         ---------
                                                                                                   -----------------
                                                                                                   (PRO FORMA)(2)(3)
                                                      (IN THOUSANDS, EXCEPT SHARE, PER SHARE DATA AND RATIOS)
STATEMENTS OF OPERATION DATA:
  Revenues.........................  $  29,757  $  31,743   $  35,012    $  32,299    $    6,705       $  39,004      $  41,042
  Cost of revenues.................     25,055     24,825      28,993       27,027         4,599          31,799         31,430
                                     ---------  ---------  -----------  -----------  ------------  -----------------  ---------
  Gross profit.....................      4,702      6,918       6,019        5,272         2,106           7,205          9,612
  Selling, general and
    administrative.................      3,861      5,332       4,837        5,044         1,059           6,161          5,897
  Restructuring charges............         --         --          --        1,196            --           1,196             --
                                     ---------  ---------  -----------  -----------  ------------  -----------------  ---------
  Income (loss) from operations....        841      1,586       1,182         (968)        1,047            (152)         3,715
  Interest expense, net............     (1,033)      (507)     (1,598)      (1,609)         (196)         (2,305)        (2,428)
  Miscellaneous (net)..............         --         --          --           --            --              --            (32)
                                     ---------  ---------  -----------  -----------  ------------  -----------------  ---------
                                          (192)     1,079        (416)      (2,577)          851          (2,457)         1,255
  Income tax expense (benefit).....        (24)        29        (680)        (971)          382            (934)           467
                                     ---------  ---------  -----------  -----------  ------------  -----------------  ---------
  Net income (loss)................  $    (168) $   1,050   $     264    $  (1,606)   $      469       $  (1,523)     $     788
                                     ---------  ---------  -----------  -----------  ------------  -----------------  ---------
                                     ---------  ---------  -----------  -----------  ------------  -----------------  ---------
  Net income (loss) per share
    Basic..........................                                                   $     0.15       $   (0.49)     $    0.25
    Diluted........................                                                   $     0.15       $   (0.49)     $    0.25
  Weighted average shares
    outstanding
    Basic..........................                                                    3,120,603       3,120,603      3,145,079
    Diluted........................                                                    3,120,603       3,120,603      3,145,079

EBITDA(4)..........................                         $   2,036    $    (149)   $    1,247       $   1,098      $   4,919
Adjusted EBITDA(4)(5)..............                         $   2,663    $   3,057    $    1,247       $   4,304      $   4,919

Ratio of Adjusted EBITDA to
  Interest Expense(4)(5)...........                               1.7          1.9           6.4             1.8            2.0
Ratio of Earnings to Fixed
  Charges(6).......................        0.8        2.3         0.8           --           4.6              --            1.5

STATEMENT OF CASH FLOWS DATA:
  Cash provided by (used in)
    operating activities...........                         $  (4,223)   $    (230)   $    2,279       $   1,663      $     322
  Cash used in investing
    activities.....................                         $  (4,114)   $  (1,199)   $  (28,553)      $ (29,752)     $  (3,464)
  Cash provided by financing
    activities.....................                         $   8,010    $   2,435    $   27,329       $  29,764      $   2,247

                                       SIX MONTHS ENDED
                                           JUNE 30,
                                     --------------------
                                       1997       1998
                                     ---------  ---------
STATEMENTS OF OPERATION DATA:
  Revenues.........................  $  20,358  $  31,039
  Cost of revenues.................     15,680     24,102
                                     ---------  ---------
  Gross profit.....................      4,678      6,937
  Selling, general and
    administrative.................      2,794      4,090
  Restructuring charges............         --         --
                                     ---------  ---------
  Income (loss) from operations....      1,884      2,847
  Interest expense, net............     (1,171)    (1,449)
  Miscellaneous (net)..............         --         --
                                     ---------  ---------
                                           713      1,398
  Income tax expense (benefit).....        265          5
                                     ---------  ---------
  Net income (loss)................  $     448  $   1,393
                                     ---------  ---------
                                     ---------  ---------
  Net income (loss) per share
    Basic..........................  $    0.14  $    0.26
    Diluted........................  $    0.14  $    0.25
  Weighted average shares
    outstanding
    Basic..........................  3,120,603  5,420,012
    Diluted........................  3,120,603  5,573,074
EBITDA(4)..........................  $   2,491  $   4,141
Adjusted EBITDA(4)(5)..............  $   2,491  $   4,141
Ratio of Adjusted EBITDA to
  Interest Expense(4)(5)...........        2.1        2.9
Ratio of Earnings to Fixed
  Charges(6).......................        1.6        1.8
STATEMENT OF CASH FLOWS DATA:
  Cash provided by (used in)
    operating activities...........  $    (586) $  (6,238)
  Cash used in investing
    activities.....................  $    (534) $ (25,622)
  Cash provided by financing
    activities.....................  $     175  $  32,274

                                                                               PREDECESSOR(1)               SUCCESSOR(1)
                                                                       -------------------------------  --------------------
                                                                                DECEMBER 31,                DECEMBER 31,
                                                                       -------------------------------  --------------------
                                                                         1993       1994       1995       1996       1997
                                                                       ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Working capital....................................................  $   4,070  $   9,966  $  13,289  $   7,225  $   3,744
  Total assets.......................................................     22,802     25,865     35,455     35,178     40,898
  Total long-term debt (excluding current portion)...................     13,754     21,404     27,310     19,150     17,700
  Total shareholders' equity.........................................        266     (1,182)      (917)     2,509      4,297

                                                                        JUNE 30,
                                                                       -----------
                                                                          1998
                                                                       -----------
BALANCE SHEET DATA:
  Working capital....................................................   $   9,833
  Total assets.......................................................      79,204
  Total long-term debt (excluding current portion)...................      29,054
  Total shareholders' equity.........................................      23,997

------------------------------

(1) Predecessor information represents the historical financial data of the Company when it was owned by BTR Dunlop, Inc. ("BTR"). Successor information represents the historical financial data after the acquisition of the Company by its existing shareholders (the "BTR Transaction"). See "Certain Transactions" and Note 1 of Notes to Consolidated Financial Statements.

(2) Year ended December 31, 1994, year ended December 31, 1995, the ten months ended October 31, 1996, and pro forma year ended December 31, 1996 include non-recurring charges to cost of revenues of $410,000, $927,000, $1,063,000, and $1,063,000, respectively, relating to the merger of certain operations of Dunlop Aviation, Inc., the shutdown of certain of these operations and nonproductive inventory. Selling, general and administrative expenses in year ended December 31, 1995 include a net gain of $300,000, and in the ten months ended October 31, 1996 and pro forma year ended December 31, 1996 include expenditures of $947,000, all relating to an environmental claim and settlement. The foregoing shall be referred to as the "non-recurring charges." See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) The pro forma presentation gives effect to the BTR Transaction as though it had occurred on January 1, 1996 and may not be indicative of what actual results would have been.

(4) EBITDA is calculated as operating income before depreciation and amortization. EBITDA is not a measurement determined under generally accepted accounting principles ("GAAP") and does not represent cash generated from operating activities in accordance with GAAP. EBITDA should not be considered by the reader as an alternative to net income as an indicator of financial performance or as an alternative to cash flows as a measure of liquidity. In addition, the Company's definition of EBITDA may not be identical to similarly titled measures used by other companies.

(5) Adjusted EBITDA is EBITDA prior to the non-recurring charges referred to in Note (2) above.

(6) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income from operations before income taxes and fixed charges. "Fixed Charges" consist of interest expense plus an allocation of a portion of rent expense representing interest. For fiscal 1993, fiscal 1995, the ten months ended October 31, 1996 and pro forma 1996 earnings were inadequate to cover fixed charges by $192,000, $416,000, $2,577,000, and $2,457,000, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. WHEN USED IN THE FOLLOWING DISCUSSIONS, THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN "RISK FACTORS." READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

OVERVIEW

    CORPORATE HISTORY. The Company incorporated in August 1980 as a California corporation to provide aircraft parts to the aviation industry and began providing repair and overhaul services in 1987. In 1991, BTR acquired the Company, and in January 1994, BTR merged the Company with the operations of another wholly-owned subsidiary of BTR, Dunlop Aviation, Inc., which had operations in Chatsworth, California and Miami, Florida. In November 1996, BTR sold the Company for $29.8 million to Aqhawk, Inc. ("Aqhawk"), an entity wholly-owned by the shareholders of Unique and the Company's executive officers. See "Certain Transactions." The Company completed an initial public offering (the "Initial Public Offering") in February 1998 and received net proceeds of $18.1 million. The Company used $9.2 million of the net proceeds from the Initial Public Offering together with the $9.2 million proceeds from the Company's Amended Loan Agreement to acquire the BA Assets. The BA Assets consisted of $1.9 million in inventory, $4.0 million in machinery and equipment and $13.6 million in landing gear rotable assets. Transaction expenses of $1.1 million were capitalized as part of the rotable asset value. As part of the BA Acquisition, the Company also acquired a 747-400 landing gear rotable asset for $2.9 million in the second quarter of 1998, increasing the total purchase price to $22.4 million. The balance of the net offering proceeds from the Initial Public Offering was used to pay down existing indebtedness and for working capital. See "Liquidity and Capital Resources."

    EXPANSION INTO WIDE-BODY COMMERCIAL AIRCRAFT. The Company's operating strategy has been to increase its revenues from higher margin wide-body landing gear repair and overhaul services. From 1994 to 1995, the Company utilized $6.3 million to expand its landing gear repair capabilities for wide-body aircraft such as the Boeing 747, 767, DC10, MD10 and MD11, as well as Airbus models A300 and A310. These expenditures included expenses for leasehold improvements, purchase of machinery to handle larger landing gear and the acquisition of landing gear rotable assets (i.e., landing gear shipsets for future exchange with customers for a fee). As a result of these initiatives, landing gear repair and overhaul revenues for the twelve months ended June 30, 1998, increased 103.7% over the twelve months ended June 30, 1997.

    The Company's efforts to increase its wide-body business have led to a number of key new contracts. On September 9, 1997, the Company signed a seven-year exclusive contract to provide landing gear repair and overhaul services to American Airlines to service landing gear on all Boeing 757 aircraft within its fleet. Performance under this new contract began in February 1998. In December 1997, the Company entered into an amendment to its existing contract with FedEx to extend the term of the contract to 2007. This amendment expanded the scope of the original contract to include FedEx's fleet of Airbus A310 aircraft and FedEx's program to convert DC10 passenger aircraft to MD10 cargo carriers. In addition, the Company recently entered into long-term contracts with several new customers, including British Midlands, Canadian Airlines, SAS and UPS. The Company classifies long-term contracts as any contract that has an initial term of one year or more.

    PRICING. The Company offers its customers different pricing arrangements for its repair and overhaul services. Pricing generally depends on the volume and complexity of the work performed, the kind and number of new or remanufactured spare parts used in the repair or overhaul and the required turnaround time. For many of its customers, the Company exchanges a previously overhauled shipset from its inventory for an as-removed shipset from the customer's aircraft at which time the Company charges the customer a fixed overhaul fee. Upon completing the overhaul, the Company charges the customer an additional fee for spare parts or extra services required to overhaul the landing gear to the customer's specifications. The Company typically receives payment for the initial overhaul fee before completing the overhaul. When the Company overhauls a shipset without exchanging an overhauled gear assembly from its inventory, the Company charges one fee, which includes all parts and labor charges, upon delivering the overhauled shipset to the operator. Pursuant to the Company's standard payment terms, invoices are due within 30 days after receipt. The Company typically offers a discount of up to 1.5% on payment made within 13 days of receipt of an invoice.

    Certain of the Company's customers who regularly receive parts and services on their entire fleets or large numbers of aircraft are billed a flat fee which is typically set forth in a long-term service agreement. Pursuant to these service agreements, the Company will perform repair and overhaul services on a scheduled or as-needed basis. Pricing depends on the volume and type of aircraft landing gear or hydromechanical component to be serviced and the required turnaround time. Long-term service agreements enable the Company to plan in advance for equipment and inventory requirements and achieve efficiencies in labor hours and materials usage relative to the original estimates on which the contract price was based.

    The Company's other services, including fixed wing, flap track related or hydromechanical overhaul services are billed upon completion of service. Payments for parts or wheels, tires and brakes are received generally net 30 days after billing, or upon shipment.

QUARTERLY REVENUE FLUCTUATIONS

    The Company's operating results are affected by a number of factors, including the timing of orders for the repair and overhaul of landing gear and fulfillment of such contracts, the timing of expenditures to manufacture parts and purchase inventory in anticipation of future services and sales, parts shortages that delay work in progress, general economic conditions and other factors. Although the Company has secured several long-term agreements to service multiple aircraft, the Company records sales under these agreements only when it actually performs a repair or overhaul. Because the average time between landing gear overhauls is seven years for an aircraft, the work orders that the Company receives and the number of repairs or overhauls that the Company performs in particular periods may vary significantly, causing the Company's quarterly sales and results of operations to fluctuate substantially. The Company is unable to predict the timing of the actual receipt of such orders and, as a result, significant variations between forecasts and actual orders will often occur. In addition, the Company's need to make significant expenditures to support new aircraft in advance of generating revenues from repairing or overhauling such aircraft may cause the Company's quarterly operating results to fluctuate. Furthermore, the rescheduling of the shipment of any large order, or portion thereof, or any production difficulties or delays by the Company, could have a material adverse effect on the Company's quarterly operating results.

RESULTS OF OPERATIONS

    The following table sets forth certain statement of operations data for the periods indicated.

                                             YEAR ENDED DECEMBER 31,
                         ----------------------------------------------------------------            SIX MONTHS
                                                       1996                                        ENDED JUNE 30,
                                               --------------------                        -------------------------------
                                 1995              (PRO FORMA)               1997                  1997            1998
                         --------------------  --------------------  --------------------  --------------------  ---------
                             $          %          $          %          $          %          $          %          $
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (DOLLARS IN THOUSANDS)

Revenues...............  $  35,012      100.0% $  39,004      100.0% $  41,042      100.0% $  20,358      100.0% $  31,039
Cost of revenues.......     28,993       82.8     31,799       81.5     31,430       76.6     15,680       77.0     24,102
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit...........      6,019       17.2      7,205       18.5      9,612       23.4      4,678       23.0      6,937
Selling general and
  administrative
  expenses.............      4,837       13.8      6,161       15.8      5,897       14.4      2,794       13.7      4,090
Restructuring charges
  related to closure of
  Dunlop Miami
  operations...........     --         --          1,196        3.1     --         --         --         --         --
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income
  (loss)...............      1,182        3.4       (152)      -0.4      3,715        9.0      1,884        9.3      2,847
Interest expense, net..     (1,598)      -4.6     (2,305)      -5.9     (2,428)      -5.8     (1,171)      -5.8     (1,449)
Other expense, net.....     --         --         --         --            (32)      -0.1     --         --         --
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before
  income taxes.........       (416)      -1.2     (2,457)      -6.3      1,255        3.1        713        3.5      1,398
Income tax expense
  (benefit)............       (680)      -1.9       (934)      -2.4        467        1.1        265        1.3          5
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)......  $     264        0.7% $  (1,523)      -3.9% $     788        2.0% $     448        2.2% $   1,393
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                             %
                         ---------

Revenues...............      100.0%
Cost of revenues.......       77.7
                         ---------
Gross profit...........       22.3
Selling general and
  administrative
  expenses.............       13.2
Restructuring charges
  related to closure of
  Dunlop Miami
  operations...........     --
                         ---------
Operating income
  (loss)...............        9.2
Interest expense, net..       -4.7
Other expense, net.....     --
                         ---------
Income (loss) before
  income taxes.........        4.5
Income tax expense
  (benefit)............        0.0
                         ---------
Net income (loss)......        4.5%
                         ---------
                         ---------

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

    REVENUES. Revenues increased 52.5% to $31.0 million for the six months ended June 30, 1998 compared to $20.4 million for the same period in 1997. Internal growth from new business accounted for 23.8% of this increase and external growth from the acquisition of British Airways' landing gear operation accounted for the remaining 28.7%. Landing gear repair services revenue, which represented $9.4 million, or 46.1% of total revenues for the six months ended June 30, 1997, increased 103.7% to $19.1 million, or 61.6% of total revenues for the six months ended June 30, 1998. The increase in revenues was partially generated from new long-term contracts with American Airlines, British Airways, British Midlands, UPS and new MD10 and Airbus A310 services provided to FedEx.

    Fixed wing aircraft and helicopter hydromechanical repair and overhaul increased 8.0% in the six months ended June 30, 1998 to $8.8 million compared to $8.1 million for the same period in 1997. This is primarily a result of increased repair and overhaul revenues for regional jet aircraft landing gear repair, constant speed drives and integrated drive generators. Hydromechanical repair and overhaul accounted for 28.3% of total revenues in the six months ended June 30, 1998 compared to 40.0% for the same period in 1997.

    GROSS PROFIT. Gross profit increased 48.3% to $6.9 million for the six months ended June 30, 1998 compared to $4.7 million for the same period in 1997. Gross profit as a percent of revenues in the first half of 1998 was 22.3% compared to 23.0% in the comparable period in 1997. The decline in gross profit margins is primarily attributable to certain startup costs incurred at the new United Kingdom facility, which began operations in February 1998. Startup related costs included expenses incurred to outsource

United Kingdom landing gear services to the Company's repair facility in California, which significantly increased freight expenses, in addition to increased subcontracted expenses with other United Kingdom landing gear repair stations.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 46.4% to $4.1 million for the six months ended June 30, 1998 compared to $2.8 million for the same period in 1997. As a percentage of revenues, these expenses declined to 13.2% compared to 13.7% for the same period in 1997. Expenses during the first six months of 1998 included expenses related to the new United Kingdom operations and outside consultant costs relating to the pending relocation of such operations to a new facility. The Company expects to enter into a long-term lease agreement and begin construction on the new facility in the third quarter of 1998. Completion and relocation is expected to occur in the second quarter of 1999. In addition, the six months ended June 30, 1997 included approximately $150,000 of management fees paid to Unique that were not incurred during the six months ended June 30, 1998.

    OPERATING INCOME. Operating income increased 51.1% to $2.8 million for the six months ended June 30, 1998 compared to $1.9 million for the same period in 1997. As a percentage of revenue, operating income declined slightly in the first half of 1998 to 9.2% compared to 9.3% for the same period in 1997. The decline is a result of increased expenses related to the startup of the new United Kingdom operations offset by reductions in selling, general and administrative expenses as a percentage of total revenue.

    NET INTEREST EXPENSE. Net interest expense increased 23.7% to $1.4 million for the six months ended June 30, 1998 compared to $1.2 million for the same period in 1997. This increase is a result of increased borrowings to fund expansion of existing business and to fund the acquisition of the British Airways' landing gear operation. As a percentage of revenue, net interest expense declined to 4.7% in the first half of 1998 compared to 5.8% in the comparable period in 1997. Interest income was not significant for either period.

    INCOME TAXES. The tax provision in the six months ended June 30, 1998 included a reversal of $514,000 for a previously recorded deferred tax valuation allowance. The effective tax rate, excluding this one-time tax benefit, was 37.1% compared to 37.2% for the same period in 1997. The deferred tax valuation allowance was a previously provided allowance against the potential future benefit of net operating loss carry-forwards and other deferred tax assets, net of deferred tax liabilities. At June 30, 1998 there was no valuation allowance remaining on deferred tax assets.

    NET INCOME. Net income in the six months ended June 30, 1998 increased 210.9% to $1.4 million compared to $448,000 for the same period in 1997. Excluding the one-time reversal of the previously recorded deferred tax valuation allowance, net income would have increased 96.2% to $879,000 in the first half of 1998 over the same period in 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO PRO FORMA YEAR ENDED DECEMBER 31, 1996

    REVENUES. Revenues for the year ended December 31, 1997 increased $2.0 million or 5.2% to $41.0 million from $39.0 million for the year ended December 31, 1996. The increase was a result of a 20.2% increase in landing gear repair and overhaul services offset by reductions resulting from the Company's closure of the Dunlop Miami operations and rationalization of unprofitable product lines. Landing gear repair and overhaul revenues increased to $18.9 million and accounted for 46.1% of total revenues for 1997, as compared to $15.7 million or 40.4% of total revenues for 1996. The increase in landing gear repair and overhaul revenues was attributable to increases in business from FedEx's MD10 freighter conversion program and new wide-body repair and overhaul business from British Airways and American Airlines.

    Fixed wing aircraft and helicopter repair and overhaul declined 0.9% to $13.2 million or 32.1% of total revenues for 1997 from $13.3 million or 34.1% of total revenues for 1996. This decline was attributable to a reduction in helicopter repair and overhaul business from the USCG, in part due to the modifications performed by the Company in 1996 and 1997 to extend the time between overhauls for the

USCG fleet of Dauphin II helicopters. Wheels, brakes and braking system component repair and overhaul increased 9.8% to $5.4 million or 13.1% of total revenues for 1997 from $4.9 million or 12.6% of total revenues for 1996.

    For the year ended December 31, 1997, repair and overhaul services accounted for 92.5% of total revenues, as compared to 90.2% for 1996. Revenues from spare parts distribution and sales accounted for 7.5% of total revenues for 1997, as compared to 8.6% for 1996. This decline was a result of the Company's decision to close the Dunlop Miami operations and discontinue the low margin Dunlop aircraft tire distribution business.

    GROSS PROFIT. Gross profit for the year ended December 31, 1997 increased 33.4% to $9.6 million from $7.2 million for 1996. Gross profit as a percent of revenues increased to 23.4% for the year ended December 31, 1997 compared to 18.5% for 1996. This increase was primarily due to: (i) improved throughput and economies of scale achieved from increased revenues in wide-body landing gear repair and overhaul services, (ii) development of the Company's higher margin fixed wing aircraft and helicopter hydromechanics products and (iii) discontinuing the unprofitable Dunlop Miami operations, which adversely impacted gross profit in 1996 as a result of charges to cost of revenues for nonproductive inventory.

    Gross profit for the year ended December 31, 1996 included a nonrecurring charge of $489,000 to dispose of certain obsolete and non-productive inventory related to closing Dunlop Miami and a charge of $574,000 primarily related to other non-productive inventory at the Company's Sun Valley operations, including inventory related to Dunlop Aviation. Excluding these charges, gross profit would have been $8.3 million or 21.2% of revenues for the year ended December 31, 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended December 31, 1997 decreased $264,000 or 4.3% to $5.9 million from $6.2 million for the year ended December 31, 1996. Selling, general and administrative expense decreased as a percent of revenues to 14.4% from 15.8% for the prior year. This decrease was due to $947,000 of costs related to the EPA Claim in 1996 that were not incurred in 1997. BTR indemnified the Company for costs incurred in connection with the EPA Claim. This decrease was offset by additional costs incurred in 1997 resulting from:
(i) the Company's efforts to expand its international market presence through sales representatives located in Europe, the Middle East and China, (ii) management fees paid to Unique and (iii) expenses incurred in connection with developing the Company's relationship with British Airways. Excluding the $947,000 charge, selling, general and administrative expenses would have been $5.2 million or 13.4% of revenues for the year ended December 31, 1996.

    OPERATING INCOME. Operating income for the year ended December 31, 1997 increased $3.9 million to $3.7 million or 9.1% of total revenues compared to an operating loss of $152,000 for 1996. Operating income for the year ended December 31, 1996 was negatively impacted by nonrecurring restructuring charges of $1.2 million and charges to cost of revenues of $1.1 million related to the closure of the Dunlop Miami and $947,000 in costs related to the EPA claim. Excluding these charges, pro forma operating income for the year ended December 31, 1996 would have been $3.1 million or 7.8% of revenues.

    NET INTEREST EXPENSE. Net Interest expense for the year ended December 31, 1997 increased 5.3% to $2.4 million from $2.3 million for 1996. Interest expense for 1996 has been adjusted, on a pro forma basis, to give effect to the BTR Transaction as if it happened on January 1, 1996. As a result of this pro forma adjustment, interest expense was increased to give effect to the Company's existing credit facilities, which are at higher interest rates than charged by BTR for inter-company advances. Interest income was not significant in either period.

    INCOME TAXES. Income taxes for the year ended December 31, 1997 were $467,000 compared to an income tax benefit of $934,000 for the year ended December 31, 1996. The effective tax rate for the year ended December 31, 1997 was 37.2% compared to 38.0% for 1996. The effective tax rate for the periods differs from the federal statutory rate of 34.0% due to certain nondeductible expenses. At December 31, 1997, the Company had net operating loss carryforwards of $7.9 million. The utilization of these operating loss carryforwards is limited due to changes in the Company's ownership in November 1996. At December 31, 1997, the Company had a valuation reserve of $659,000 for the deferred tax assets. To the extent the Company generates sufficient income, the Company anticipates that this reserve will be reversed in 1998 as a reduction to the tax expense, thereby reducing the effective tax rate in 1998.

    NET INCOME. As a result of the factors described above, net income for the year ended December 31, 1997 of $788,000 represents an increase of $2.3 million from the net loss of $1.5 million for the year ended December 31, 1996.

PRO FORMA YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUES. Revenues for the year ended December 31, 1996 increased 11.4% to $39.0 million from $35.0 million for 1995. Repair and overhaul service revenues for 1996 accounted for 90.2% of revenues, as compared to 84.0% of revenues for 1995. Revenues for spare parts distribution and sales accounted for 8.6% of total revenues for 1996, as compared to 13.8% for 1995. The increase in repair revenue as a percentage of total revenue was a result of the Company's decision to discontinue the low margin Dunlop Miami aircraft tire spare parts distribution business in May 1996.

    Revenues from landing gear repair and overhaul increased 51.5% to $15.7 million or 40.4% of total revenues in 1996, compared to $10.4 million or 29.7% of total revenues for 1995. This increase in revenues for landing gear repair and overhaul was attributable to increased volume from the Company's largest customer, FedEx, and to new wide-body repair and overhaul business from other customers including US Airways, Air Canada, Inc., Trans World Airlines, Inc. and American Airlines.

    Fixed wing aircraft and helicopter hydromechanics repair and overhaul increased 12.7% to $13.3 million or 34.1% of total revenues for 1996, as compared to $11.8 million or 33.7% of 1995 revenues. This increase in revenues was attributable to increases in helicopter repair and overhaul business from the U.S. Coast Guard for 1996. The Dunlop Miami operation, which operated at a loss was closed in May 1996 and contributed $2.0 million or 5.3% of total revenues for 1996 compared to $7.4 million or 21.1% of revenues for 1995.

    GROSS PROFIT. Gross profit for 1996 increased 19.7% to $7.2 million for 1996 from $6.0 million for 1995. Gross profit increased as a percent of revenues to 18.5% for 1996 compared to 17.2% for 1995. This increase was primarily due to: (i) a 51.5% increase in revenues from landing gear repair and overhaul services, (ii) further development of higher margin fixed wing aircraft and helicopter hydromechanics products and (iii) discontinuing the unprofitable Dunlop Miami operations.

    Gross profit for 1996 included a nonrecurring charge of $489,000 to dispose of certain obsolete and non-productive inventory related to closing the Dunlop Miami operations and a charge of $574,000 primarily related to other obsolete and non-productive inventory related to Dunlop Aviation at the Company's Sun Valley operations. Excluding these charges, gross profit would have been $8.3 million or 21.2% of revenues for 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1996 increased $1.3 million or 27.4% to $6.2 million from $4.8 million for 1995. This was a result of the Company's efforts to expand its international market presence through overseas representatives in Europe, the Middle East and China. In addition, 1996 included $947,000 of costs related to the EPA Claim, and 1995 included a net gain of approximately $300,000 due to an insurance reimbursement of $1.0 million for legal defense costs related to the EPA Claim, for which the Company has been fully indemnified by BTR. Selling, general and administrative expense increased as a percent of revenues to 15.8% for 1996 from 13.8% for 1995 as a result of the above items offset by increased revenues in 1996 over 1995.

    OPERATING INCOME. Operating income for 1996 declined $1.3 million to a loss of $152,000 or (0.4%) of revenues, as compared to an operating income of $1.2 million for 1995. Operating income for 1996 was negatively impacted by nonrecurring restructuring charges of $1.2 million and charges to cost of revenues of $1.1 million related to closing the Dunlop Miami operation and $947,000 in costs related to the EPA Claim. Excluding these charges, pro forma operating income for 1996 would have been $3.1 million or 7.8% of revenues.

    NET INTEREST EXPENSE. Net interest expense for 1996 increased by 44.2% to $2.3 million from $1.6 million for 1995. Interest expense for 1996 has been adjusted, on a pro forma basis, to give effect to the BTR Transaction as if it occurred on January 1, 1996. As a result of this pro forma adjustment, interest expense was increased to give effect to the Company's existing credit facilities, which are at higher interest rates than charged by BTR for inter-company advances. Interest income was not significant in either period.

    INCOME TAXES. The income tax benefit for 1996 was $934,000 compared to an income tax benefit of $680,000 for 1995. The effective tax rate for 1996 was 38.0% compared to 163.5% for 1995. The effective tax rate for 1995 includes a benefit of $525,000 from the reduction of a deferred tax valuation allowance that was no longer required since the Company was part of a consolidated group, and the deferred tax assets became recoverable.

    NET INCOME. As a result of the factors described above, the net loss for 1996 of $1.5 million represented a decrease of $1.8 million from net income of $264,000 for 1995.

LIQUIDITY AND CAPITAL RESOURCES

    Working capital and funds for capital expenditures have been provided by cash generated from operations, borrowings on the Company's credit facilities, and cash generated from the sale of Common Stock. In November 1996, the Company entered into a loan agreement with Bank of America for a $10.0 million revolving line of credit, a $13.5 million term loan and a $3.0 million capital expenditures facility. A portion of the credit facility and the entire term loan were used to partially finance the acquisition of the Company from BTR. At the Company's election, each of the facilities under the agreement bears interest at a fixed bank reference rate or variable rate above IBOR.

    Contemporaneously with the Initial Public Offering and the BA Acquisition, the Company entered into the Amended Loan Agreement, which increased the maximum amount of credit available to the Company from $26.5 million to $45.5 million. The Company used approximately $9.2 million of the proceeds available under the Amended Loan Agreement to fund a portion of the purchase price of the BA Assets. The Amended Loan Agreement provides the Company with a $15.0 million revolving line of credit, a $24.5 million term loan, and a $6.0 million capital expenditure facility. The revolving line of credit matures in January 2001, and the term loan and capital expenditure facilities mature in January 2005. The Amended Loan Agreement is secured by a lien on all of the assets of the Company, including the BA Assets. At the Company's election, the rate of interest on each of the three facilities available under the Amended Loan Agreement is either Bank of America's reference rate or the inter-bank eurodollar rates on either, at the Company's option, the London market or the Cayman Islands market. As of June 30, 1998, there was $36.4 million outstanding under the Amended Loan Agreement.

    On February 3, 1998, the Company completed its Initial Public Offering and received net proceeds of $18.1 million. A portion of the net proceeds, together with proceeds from the Amended Loan Agreement were used to acquire the BA Assets. The balance of the net offering proceeds was used to pay down indebtedness and for working capital.

    Cash provided by (used in) the Company's operating activities amounted to $(4.2 million), $(230,000), $2.3 million, $322,000 and $(6.2 million) for fiscal
1995, the ten months ended October 31, 1996, the two months ended December 31, 1996, fiscal 1997 and the six months ended June 30, 1998, respectively. The significant use of cash in operating activities for the six months ended June 30, 1998 as compared to previous periods is primarily due to investments in working capital items such as increases in accounts receivable and inventory and a decrease in accounts payable. Cash used by the Company in investing activities amounted to $4.1 million, $1.2 million, $25.6 million, $3.5 million and $28.7 million for fiscal 1995, the ten months ended October 31, 1996, the two months ended December 31, 1996, fiscal 1997 and the six months ended June 30, 1998, respectively. Cash used in investing activities include the purchase of the BA Assets, machinery, leasehold improvements and landing gear rotable assets, net of proceeds received from the sale of equipment and rotable assets.

    Occupancy costs under the Company's existing facilities in Sun Valley, California, in the United Kingdom and in the Netherlands amount to approximately $3.3 million per year. The service agreement with British Airways permits the Company to occupy temporarily the premises in which the BA Assets are currently housed through December 31, 1999. Rent payments aggregating L1.8 million ($2.9 million at June 30, 1998) for the period from June 1, 1998 through June 30, 1999 will be paid to British Airways on a monthly basis, whether or not the Company continues to occupy the premises during such period. Beginning July 1, 1999, rental expense will increase to L8,500 per day ($14,000 at June 30, 1998), which amount will be proportionately reduced as the Company returns space to British Airways. The Company believes it will be able to relocate a substantial portion of the facilities during the second quarter of 1999, but that plating operations as well as certain other areas will remain at the British Airways location for at least the third quarter of 1999.

    In connection with the BA Acquisition, the Company anticipates making additional capital expenditures of approximately $3.3 million in fiscal 1999 to relocate the United Kingdom operations to a new facility, which includes expenditures for leasehold improvements, handling equipment and machinery. The majority of the expense relates to the construction of an electro-plating shop. Capital expenditures related to new facility leasehold improvements will be financed by cash flow from operations and borrowings under the Amended Loan Agreement. In addition, approximately $2.9 million is accrued and is scheduled to be paid to British Airways during the third quarter of fiscal 1998 as part of the BA Acquisition and will be funded by borrowings against the revolving credit line and cash flow from operations.

    The Company anticipates making capital expenditures of approximately $7.0 million during fiscal 1998 for rotable assets, machinery and equipment, and leasehold improvements to expand the Company's repair and overhaul capacity. The capacity expansion is a continuation of the Company's 1997 facilities expansion, which included a significant increase in square footage primarily devoted to landing gear repair and overhaul in addition to expansion of its Continuous Speed Drive/Integrated Drive Generator shop. In fiscal 1999 the Company intends to spend approximately $2.3 million to expand its electro-plating shop capacity at its Sun Valley facility.

FOREIGN EXCHANGE

    To date, the Company's business has not been significantly affected by currency fluctuations. However, the Company conducts business in the Netherlands and in the United Kingdom and thus fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive in particular countries, leading to a reduction in revenues in that country.

    The Company makes substantial inventory purchases in French francs from such suppliers as Messier-Dowty, SAMM and Eurocopter France. During 1996 and 1997, the United States dollar has strengthened against the French franc, creating a favorable exchange rate variance for the Company. The Company's Netherlands facility's transactions are primarily United States dollar denominated for inventory purchases while revenues and operating expenses are partially denominated in Dutch guilders. The Company's revenues are primarily denominated in United States dollars and to some extent in Dutch guilders, and the Company expects to make material sales in British pounds as a result of the recent BA Acquisition.

INFLATION

    Although the Company cannot accurately anticipate the effect of inflation on its operations, the Company does not believe that inflation has had, or is likely in the foreseeable future to have, a material effect on its business, financial condition or results of operations.

YEAR 2000 COMPLIANCE

    The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculation or system failures. The Company believes that its mainframe database and operating systems are year 2000 compliant. However, certain of the Company's software applications currently are coded using two digits rather than four to define the applicable year. The Company is systematically modifying such software applications to be coded as four digits and anticipates such modifications to be completed by March 1999. The Company plans to replace its telephone system at an estimated cost of approximately $100,000 and any other non-information technology systems, to the extent necessary, by July 1999 to be year 2000 compliant. In addition, the Company is working with its external suppliers, vendors and service providers to ensure that their systems will be able to support and interact with the Company's server and network to become year 2000 compliant. The Company has not quantified the total costs required to become year 2000 compliant, but does not expect such costs to be material. As of June 30, 1998, the total costs incurred to address the Company's year 2000 issues have not been material. However, if the Company, its customers or vendors are unable to resolve such processing issues in a timely manner, it could have a material adverse impact on the Company's business, financial position and results of operations. Accordingly, the Company plans to devote the necessary resources to becoming year 2000 compliant in a timely manner and is currently working to create a contingency plan by July 1999 to handle any year 2000 problems.

EUROPEAN MONETARY UNIT

    A single currency called the euro will be introduced in Europe on January 1, 1999. The Company does not believe the introduction of the euro will have a material effect on the Company's business, financial condition and results of operations.

                                    BUSINESS

GENERAL

    Hawker Pacific Aerospace repairs and overhauls aircraft and helicopter landing gear, hydromechanical components, and wheels, brakes and braking system components for a diverse international customer base, including commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, aircraft parts distributors and OEMs. In addition, the Company distributes and sells new and overhauled spare parts and components for both fixed wing aircraft and helicopters. The Company acquired the BA Assets for approximately $19.5 million in February 1998 and entered into a seven-year exclusive agreement to service British Airways' fleet of approximately 250 jet aircraft. The BA Acquisition provided the Company with an expanded operational base to service aircraft fleets on a worldwide basis from its western United States, United Kingdom and Netherlands facilities. During the twelve months ended June 30, 1998 the Company had in excess of 480 customers worldwide. Approximately 58.5% of the Company's revenue during the six months ended June 30, 1998 came from long-term contracts, compared to 31.8% for the same period in 1997. Customers that have entered into long-term contracts with the Company include American Airlines, British Airways, British Midlands, Canadian Airlines, FedEx, SAS, UPS, USCG and US Airways.

    The Company has achieved a significant market presence. Through its predecessors, the Company has been providing aftermarket products and services to the aviation industry for over 30 years and believes it has gained an international reputation for superior quality of service, competitive pricing and rapid turnaround time. The Company's senior executives have, on average, over 20 years of industry experience and have served the Company for an average of seven years. The Company has also developed proprietary software to manage and schedule work flow and coordinate many aspects of shop flow operations when tracking landing gear that can have up to 2,500 parts. The Company believes that its management information systems are among the most advanced in its industry, permitting the Company to achieve greater operating efficiencies, offer a higher level of customer service than its competitors and provide complete traceability of aircraft parts. The Company also can manufacture certain replacement parts in-house, enabling it to reduce costs using proprietary or specialized equipment and techniques.

MARKET AND INDUSTRY OVERVIEW

    The aviation aftermarket consists of the servicing and support of aircraft after it has been delivered to operators by OEMs. Aftermarket landing gear repair and overhaul services and related spare parts represent a growing segment of the aviation industry. Generally the FAA requires aircraft landing gear to be overhauled every seven to ten years. Demand for these types of services is also driven by the following factors:

    INCREASED WORLDWIDE AIR TRAFFIC. Increases in passenger travel, air cargo services and the number of aircraft in service increase the demand for repair and overhaul services. The Boeing Outlook forecasts global air travel growth to average 5.0% per year through the year 2007. Average passenger seat miles flown are also expected to increase significantly over the next few years. Further, many new airlines are expected to commence operations in the United States and abroad. In order to accommodate growing demand, aircraft operators will be required to increase the size of their aircraft fleets. The global fleet of commercial aircraft grew from approximately 4,300 aircraft at the end of 1984 to 12,300 aircraft at the end of 1997. The Boeing Outlook projects that the global fleet of aircraft will grow to over 17,700 aircraft in 2007 and 26,200 aircraft in 2017. The growth in the number of aircraft over the past 15 years is expected to generate consistent demand for landing gear repair and overhaul services, which will continue to grow as the number of new aircraft in service increases.

    OUTSOURCING BY AIRCRAFT OPERATORS. While the overall air transportation industry has grown significantly over the past decade, commercial airlines have not experienced consistent earnings growth over the same period. As a result, many aircraft operators have recognized outsourcing as an opportunity to reduce operating costs and working capital investment and increase turnaround time of necessary repair and overhaul services. Further, because start-up airlines generally do not invest in the infrastructure necessary to service their aircraft, such airlines outsource all or most of their repair and overhaul services. Industry analysts have forecasted the commercial landing gear service market to grow from $258 million in 1995 to $638 million by 2005. According to the same industry sources, the outsourced portion of this market was $163 million in 1995, or 63% of the commercial market, and is estimated to grow to $480 million by 2005, or 75% of the commercial market. Outsourcing also allows aircraft operators to benefit from the expertise of service providers such as the Company who have developed specialized repair techniques and achieved economies of scale unavailable to individual operators. Additionally, outsourcing allows aircraft operators to limit their capital investment in infrastructure and personnel by eliminating the need for the equipment, sophisticated information systems technology and inventory required to repair and overhaul landing gear and hydromechanical components effectively.

    INCREASED OUTSOURCING BY EUROPEAN AIRCRAFT OPERATORS. Until recently, European aircraft operators attempted to realize cost savings by forming repair consortiums to provide maintenance, repair and overhaul services for their aircraft. Within these repair consortiums, each member was responsible for providing the consortium's other members with maintenance, repair and overhaul services for certain specified aircraft components. Some of these members are now sub-contracting their maintenance, repair and overhaul services to independent service providers such as Hawker Pacific through a competitive bidding process.

    GREATER EMPHASIS ON TRACEABILITY. Due to concerns regarding unapproved aircraft spare parts, regulatory authorities have focused on the level of documentation which must be maintained. The Company believes that as a result, aircraft operators increasingly demand that third-party service providers provide complete traceability of all parts used in the repair and overhaul process. The sophistication required to track the parts histories of an inventory consisting of thousands of aircraft spare parts is considerable. For example, an overhaul of a 747 aircraft shipset requires the handling and tracking of over 2,500 parts. This has required companies to invest heavily in information systems technology.

    The Company believes that it is well positioned to take advantage of the factors that are driving the landing gear repair and overhaul services and related spare parts market. The Company was recently awarded large contracts for outsourcing of repair and overhaul services, including contracts with American Airlines and British Airways. As aircraft operators continue to become more cost and value conscious, the Company expects the trend toward outsourcing to continue. The Company believes that the trend towards the sub-contracting of maintenance, repair and overhaul services by European aircraft operators and the recent BA Acquisition will provide it with opportunities to expand substantially its European customer base. The Company has developed and maintains a proprietary management information system that enables it to comply with its customers' contract specifications and enables its customers to comply with governmental regulations concerning traceability of spare parts.

GROWTH STRATEGIES

    The Company's goal is to enhance its position as a leading worldwide aviation aftermarket service provider specializing in the repair and overhaul of landing gear, hydraulic systems and other componentry for aircraft, through the following strategies:

    EXPAND INTERNATIONAL OPERATIONS. The Company believes that the international aviation aftermarket presents the greatest potential for substantial growth. With the hydromechanical repair and overhaul services that it performs from its Netherlands facility and the large air transport repair and overhaul operations that it has established through the recent BA Acquisition, the Company believes it will be able to provide customers with a full range of repair and overhaul services in Europe. In addition, the Company believes that the outsourcing by aircraft maintenance consortiums will create opportunities for the Company to expand its European, Middle Eastern and Asian customer bases. With facilities located in the

United Kingdom and Western United States, the Company believes that it is geographically positioned to pursue additional growth opportunities in both the European and Asian aviation aftermarkets.

    INCREASE SERVICE OFFERINGS. Hawker Pacific seeks to increase sales and operating income by marketing its landing gear repair and overhaul services to new and existing customers and expanding its hydromechanical component product lines. The Boeing Outlook projects that the global fleet of aircraft will grow from approximately 12,300 aircraft at the end of 1997 to over 17,700 aircraft in 2007 and 26,200 aircraft in 2017. The Company plans to expand its landing gear repair and overhaul operations in order to capitalize on this growth trend. Because the Company believes that improved profit margins in fixed wing operations are primarily a function of increased volume, it plans to expand its capacity to perform fixed wing landing gear repair and overhaul services. The Company also intends to expand its hydromechanical component service offerings particularly through increased capabilities resulting from the BA Acquisition. The Company recently began to offer repair and overhaul of constant speed drive-integrated drive generators after having expended minimal funds to initiate these operations.

    FOCUS ON LONG-TERM SERVICE AGREEMENTS. Through increased sales and marketing efforts, the Company is actively seeking to enter into long-term service agreements with its existing and potential customers to provide its services for all of their respective aircraft. A recent example of the Company's success in this area includes the Company's September 1997 seven-year exclusive agreement with American Airlines to service landing gear on all Boeing 757 aircraft within its fleet. While long-term agreements are often terminable on short notice, the Company believes that securing long-term service agreements with customers will provide it with a more predictable and consistent flow of business and enable it to improve its profit margins from fixed wing operations.

    POTENTIAL GROWTH THROUGH ACQUISITIONS. The Company intends to evaluate and pursue strategic acquisitions of, or alliances with, companies that complement or expand the Company's services, geographic coverage or product lines. In particular, the Company seeks to acquire companies that will enable it to expand its international operations or to increase its product offerings.

    OFFER BROAD ARRAY OF PRODUCTS AND SERVICES. The Company services and sells a broad array of landing gear and hydromechanical components for fixed wing aircraft and helicopters. The Company provides services and parts for several large air transport aircraft, including the full line of Boeing, McDonnell Douglas, Lockheed and Airbus jets, in addition to a variety of smaller fixed wing aircraft and helicopters, including Embraer aircraft and Bell and Eurocopter helicopters. The Company believes that this breadth of products and services gives it a competitive advantage in winning business from new customers and affords an opportunity to expand its business with existing customers. It also positions the Company to respond to aircraft operators' desire to focus on a select group of suppliers to control costs, increase quality and enhance the timeliness of deliveries.

    DEVELOP KEY RELATIONSHIPS. The Company actively seeks to develop close relationships with its customers and suppliers. The Company has been providing repair and overhaul services and spare parts to the USCG for its Dauphin II helicopters since 1987. The Company believes that the long-term relationships that it has developed with many of its customers provide it with an ongoing base of business and a source of new business opportunities. In addition, the Company's relationships with certain key parts suppliers and OEMs enable it to purchase parts at discounts from list price. Under two of the Company's three 10-year agreements with Dunlop, each of which expires in October 2006, the Company purchases Dunlop parts at a discount to list price for resale and for use in the repair and overhaul of a variety of fixed wing aircraft and helicopters. In addition, the Company has agreements with Messier-Bugatti, SAMM and Eurocopter France that enable the Company to purchase new aircraft parts at discounts from list price.

COMPANY OPERATIONS

    REPAIR AND OVERHAUL

    The primary reasons for removing landing gear or hydromechanical components from an aircraft for servicing are: (i) the number of takeoffs and landings or years since a landing gear's last overhaul have reached the time between overhaul limit or (ii) the landing gear or hydromechanical component has been damaged or is not performing optimally. The cost of servicing landing gear or hydromechanical components that have been removed varies depending upon the age and type of aircraft and the extent of the repairs being performed.

    Each overhaul of landing gear can involve numerous separate parts and work orders. For example, the Boeing 737 nose landing gear calls for over 290 parts and related work orders while the Boeing 747-200 nose gear calls for over 650 parts and related work orders. Generally, the Company performs these overhauls in approximately six to eight weeks. Hydromechanical component overhauls can involve 200 or more parts and over 25 separate work orders and are performed in approximately two to four weeks. In order to achieve this throughput, the Company must perform many parallel processes and integrate numerous components just before final assembly. Completing this complex overhaul work within the time constraints set by aircraft operators has led the Company to develop a highly managed systems-driven process, which is facilitated by its highly specialized management information systems described in more detail below. The stages of the overhaul process include the following:

    DISASSEMBLY, CLEANING AND INSPECTION. Upon receiving a landing gear shipset or a hydromechanical component, the Company's technicians disassemble the unit into its parts, a process which requires special tooling and expertise. Each part is completely cleaned to allow for comprehensive inspection, testing and evaluation of part size, structural integrity and material tolerances. The Company uses a detailed checklist and reporting procedure to create a work order documenting the state of each part inspected and indicating the extent of repair or overhaul to be performed. Technicians tag all parts which need to be replaced or reworked and electronically prepare bills of material and requisitions to the Company's parts and production departments for inventory and scheduling purposes. An internal sales order is created concurrently with the work order for shipping, pricing, billing and delivery purposes. The Company utilizes its management information system throughout this process to reduce the amount of detailed inspection time required. See "--Management Information Systems and Quality Assurance."

    The work completed in the disassembly and inspection process enables the Company to obtain detailed information concerning which parts can be reused or repaired and which must be replaced, as well as the approximate labor needed to complete the job. The Company's computer system identifies and tracks the parts and associated work orders from each landing gear or hydromechanical component throughout the overhaul process in order to maintain the integrity of the landing gear or hydromechanical component the Company services. Shop travelers provide a complete, detailed listing of all repair and overhaul work steps and processes. Once disassembled, the individual parts are washed, visually inspected for obvious damage and permanently identified using the internal work order number assigned to that delivery order. Major and minor parts are then processed for engineering evaluation and disposition of required repair work steps.

    PARTS REWORK, REPLACEMENT AND REASSEMBLY. The next phase of an overhaul involves reworking existing parts to specifications set by the Company's customers. This entails a combination of machining, plating, heat treatment, metal reshaping, surface finishing and restoration of organic finish. At this phase, each part is accompanied by the customized bar-coded traveler which facilitates the computerized prioritization and tracking of a part through the rework phase. Tight control is maintained over scheduling for each part, enabling the Company to remain within its required turnaround time. The Company performs the majority of the repair and overhaul procedures in its facilities using proprietary or specialized repair techniques. In addition, the Company utilizes in-house manufacturing capabilities to fabricate certain parts used in the overhaul process that are otherwise difficult to obtain. If a part cannot be reclaimed, the Company may install either a new part or a previously-reworked part from inventory. The Company maintains an inventory of serviceable parts that it has reworked for this purpose. Overhauling parts or using serviceable parts from inventory in lieu of new parts generally lowers customer costs and increases the Company's margins in comparison to an overhaul that consists of exclusively new spare parts. In addition, these manufacturing and service capabilities are integral to the Company's competitive position because they enable the Company to maintain or increase the quality of work performed and significantly reduce cost and turnaround time relative to its competitors.

    INSPECTION AND SHIPPING. After completing the rework phase of the overhaul/repair process, each part is delivered to the assembly area where the end unit is assembled, tested and final inspection is completed. Once the end unit assembly has been accepted through final inspection it is moved to shipping, where it is packaged and prepared for dispatch.

    PRICING. The Company offers its customers different pricing arrangements for its repair and overhaul services. Pricing generally depends on the volume and complexity of the work performed, the kind and number of new or remanufactured spare parts used in the repair or overhaul and the required turnaround time. For many of its customers, the Company exchanges a previously overhauled shipset from its inventory for an as-removed shipset from the customer's aircraft upon which the Company charges the customer a fixed overhaul fee. Upon completing the overhaul of the as-removed shipset, the Company charges the customer an additional fee for spare parts or extra services required to overhaul the landing gear to the customer's specifications. The Company typically bills a substantial portion of the repair and overhaul fee to the customer up-front upon receiving its as-removed shipset and generally receives payment for this portion of the overhaul fee before completing the overhaul. When the Company overhauls a shipset without exchanging an overhauled gear assembly from its inventory, the Company charges one fee, which includes all parts and labor charges, upon delivering the overhauled shipset to the operator. Pursuant to the Company's standard payment terms, invoices are due within 30 days after receipt. The Company typically offers a discount of up to 1.5% on payments made within 13 days of receipt of an invoice.

    With certain of its customers for whom the Company regularly provides parts and services on entire fleets or large numbers of aircraft, the Company utilizes a flat fee fixed price arrangement which it typically sets forth in long-term service agreements. Pursuant to the Company's service agreements, the Company performs repair and overhaul services on a scheduled or as-needed basis. Pricing depends on the volume and type of aircraft landing gear or hydromechanical component to be serviced and the required turnaround time. Under its long-term service agreements, the Company is able to plan in advance for equipment and inventory requirements and can achieve efficiencies in labor hours and materials usage relative to the estimate on which the contract price was based.

    The following table sets forth: (i) the type of aircraft landing gear the Company overhauls; (ii) management's estimate of the cost to purchase new landing gear which is not commonly purchased separately from an aircraft; (iii) the typical charges by the Company to overhaul such landing gear; (iv) management's estimate of the average time between overhauls; and (v) the Company's primary customers for each type of aircraft:

            ESTIMATED COST     TYPICAL
                OF NEW          COST      AVERAGE TIME
 TYPE OF     LANDING GEAR    OF COMPLETE    BETWEEN
AIRCRAFT    (IN MILLIONS)     OVERHAUL     OVERHAULS         CUSTOMERS
---------  ----------------  -----------  ------------  --------------------
   727      Not Available     $ 165,000      7 yrs.     FedEx

   737           $0.9         $ 130,000     6-8 yrs.    British Airways
                                                        British Midlands

   747           $7.4         $ 500,000     7-9 yrs.    Air Canada
                                                        British Airways
                                                        UPS

   757           $2.8         $ 250,000     7-9 yrs.    American Airlines
                                                        British Airways
                                                        US Airways

   767           $3.6         $ 360,000     7-9 yrs.    British Airways
                                                        US Airways
                                                        SAS

  MD80           $0.8         $ 180,000     7-8 yrs.    Delta Airlines

  DC10           $4.5         $ 400,000    7-10 yrs.    British Airways
                                                        FedEx

  A300           $5.5         $ 400,000    8-10 yrs.    FedEx

  A310           $4.5         $ 400,000    8-10 yrs.    FedEx

PARTS DISTRIBUTION

    GENERAL. Aircraft spare parts are classified within the industry as (i) factory new, (ii) new surplus, (iii) overhauled, (iv) serviceable and (v) as-removed. A factory new or new surplus part is one that has never been installed or used. Factory new parts are purchased from manufacturers or their authorized distributors. New surplus parts are purchased from excess stock of airlines, repair facilities or other distributors. An overhauled part has been disassembled, inspected, repaired, reassembled and tested by a licensed repair facility. An aircraft spare part is classified serviceable if it is repaired by a licensed repair facility rather than completely disassembled as in an overhaul. A part may also be classified serviceable if it is removed by the operator from an aircraft or engine while operating under an approved maintenance program and is functional and meets any manufacturer or time and cycle restrictions applicable to the part. A factory new, new surplus, overhauled or serviceable part designation indicates that the part can be immediately utilized on an aircraft. A part in as-removed condition requires functional testing, repair or overhaul by a licensed facility prior to being returned to service in an aircraft.

    PARTS SALES. The Company sells factory new, FAA-approved parts manufactured by approximately 80 OEMs, including SAMM, Dunlop Equipment Division, Parker-Hannifin and Messier-Bugatti and overhauled aircraft spare parts to a diverse base of customers in the aviation industry. The Company believes that it provides customers with value added parts distribution services by offering immediate availability, broad product lines, technical assistance and additional services.

CUSTOMERS

    COMMERCIAL. During the twelve months ended June 30, 1998, the Company served a broad base of over 480 domestic and international customers in the aviation industry. The Company's customers include Air Canada, American Airlines, British Airways, British Midlands, Canadian Airlines, Continental Airlines, Inc., Continental Express, Inc., Delta Airlines, FedEx, SAS, United Air Lines, Inc., US Airways, and Westair Commuter Airlines, Inc. British Airways is currently the Company's largest customer accounting for 20.3% of the Company's total revenues for the six months ended June 30, 1998. The Company's second largest customer, FedEx, accounted for approximately 18.4%, 19.3% and 19.3% of its sales for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998. In 1994, the Company entered into an agreement with FedEx, which has been amended to extend the term to 2007 and to expand the Company's services to include additional types of aircraft, to provide spare parts and repair and overhaul services at a fixed price for most aircraft in FedEx's fleet. The Company also has a seven-year exclusive agreement with American Airlines, expiring in June 30, 2005, to service landing gear on all Boeing 757 aircraft within its fleet on a flat-fee basis. The Company believes that the long-term relationships that it has developed with many of its customers provide the Company with an ongoing base of business and an excellent source of new business opportunities.

    GOVERNMENT CONTRACTS. Sales to the United States government and its agencies were approximately $4.5 million (11.5% of revenues), $2.7 million (6.6% of revenues) and $1.6 million (5.3% of revenues) for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, respectively. The Company's largest government customer has been the USCG with which the Company has an agreement to provide repair and overhaul services and spare parts on an as-needed, fixed price basis for the USCG's Dauphin II helicopters. The agreement is for a one-year term which the USCG may renew for additional one-year terms through the year 2000. For the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, sales to the USCG accounted for approximately 11.2%, 6.5% and 5.2%, respectively, of the Company's revenues. Because government sales are subject to competitive bidding and government funding, there can be no assurance that such sales will continue at previous levels. Although the Company's government contracts are subject to termination at the election of the government, in the event of such a termination, the Company would be entitled to recover from the government all allowable costs incurred by the Company through the date of termination.

    MATERIAL CUSTOMERS. FedEx and the USCG were the only customers who accounted for 10% or more of the Company's total revenues for the year ended December 31, 1996 (pro forma), and FedEx was the only customer who accounted for 10% or more of the Company's total revenues for the year ended December 31, 1997. British Airways, FedEx and American Airlines were the only customers who accounted for 10% or more of the Company's total revenues for the six months ended June 30, 1998 and accounted for 20.3%, 19.3% and 10.4%, respectively, of the Company's total revenues during such period. See "Risk Factors--Customer Concentration; Concentration of Credit Risks."

    The Company does not consider backlog meaningful to its business.

MANAGEMENT INFORMATION SYSTEMS AND QUALITY ASSURANCE

    The Company utilizes its management information systems to shorten turnaround times for customer orders, increase output, improve inventory management and reduce costs by eliminating duplication of work and reducing errors in ordering of parts. The system consists of an automated inspection and routing system, a material resources planning module, a bar-coded shop floor control module, an inventory control and parts tracing module, a tooling calibration module and a general accounting module.

    The system enables the Company to shorten lead times, increase output and improve inventory management by allowing the Company to manage and control the process of detailed parts inspection, materials requisitioning and work order scheduling and release. The system's database contains much of the information required to perform landing gear inspection activities, including illustrated parts catalogues, parts specifications and other technical data. This has largely eliminated the need to update parts catalogues manually and allows an inspector using a personal computer located at his workstation to
(i) refer to computer based parts manuals and catalogues to identify needed parts, (ii) access inventory to check on the availability of needed parts, (iii) requisition needed parts from inventory and (iv) create and record an audit trail for all inspected parts and processes. These features of the system have substantially reduced total detailed inspection time required in the overhaul process.

    Using the system, all materials utilized and labor performed in connection with a work order are recorded using bar code scanners located throughout the Company's facility. Work order travelers are generated upon commencement of a repair or overhaul and accompany the separate parts of each landing gear or hydromechanical component throughout the overhaul process. After each stage of the process is completed, the employee who performed the work records, using the bar code system, the date of completion, his or her employee identification number, critical dimensions and the quantity processed, accepted or rejected. For each repair or overhaul that it performs, the Company records all essential operations and tests conducted, inspection data on all components repaired, overhauled or exchanged for new components and the sources of all materials issued during the course of the work. This function allows the Company to provide more accurate cost and timing estimates to customers, facilitates faster and more accurate preparation of customer invoices and forms the basis of the Company's comprehensive quality assurance program. In addition, shoploading and material requisition personnel receive more accurate planning data. Using the system, management can plan for material requirements in advance so that required materials for a specific unit are on hand in time to facilitate on-time delivery and based upon sales forecasts and actual orders can optimize daily manpower and materials utilization.

    The Company has installed a new system at its United Kingdom facilities and is in the process of integrating this system to the Company's existing management information system to maximize the efficiency and quality assurance provided by a fully integrated, global management information system.

EQUIPMENT MAINTENANCE AND TOOLING

    The Company performs all of the maintenance and repair on the equipment used in the repair and overhaul process. The Company's maintenance personnel perform various regularly scheduled maintenance procedures on the Company's equipment on a weekly, monthly and annual basis, and shift operators perform daily preventive maintenance. Precision measurement accessories installed on certain machines, which require periodic calibration, are maintained and serviced by approved vendors and closely monitored by the Company.

    The Company invests significant material and resources to design and construct tooling and fixtures to support its current product line and improve the efficiency of the repair and overhaul process. Manufacturer-designed tooling is typically limited to specialized tools to aid in the disassembly, assembly and testing of a landing gear assembly, such as spanner wrenches and seal installation tools. From time to time, the Company's employees may develop modifications to existing tooling or ideas for new tooling and fixtures in order to accomplish a specific machining or testing operation or to improve the performance of the overhaul process. Tooling and fixtures used in machining and plating operations are conceived, designed and fabricated in-house by the technical personnel involved in the Company's daily operations to improve the labor efficiency of a process and reduce the cost of performing a repetitive process. The Company believes that its ability to design and fabricate tooling used in its operations allows it to maximize efficiencies and enables its customers to realize cost savings and improved turnaround time.

SUPPLIERS AND PROCUREMENT PRACTICES

    The primary sources of parts and components for the Company's overhaul operations and parts distribution business are domestic and foreign airlines, OEMs and aircraft leasing companies. The supply of parts and components for the Company's aftermarket sales is affected by the availability of excess inventories that typically become available for purchase as a result of new aircraft purchases by commercial airlines, which reduce the airline's need for spares supporting the aircraft that have been replaced. Aftermarket supply is also affected by the availability of new parts from OEMs and the availability of older, surplus aircraft that can be purchased for the value of the major parts and components. Although the Company does not have fixed agreements with the majority of its suppliers, it is frequently able to obtain significant price discounts from many of its suppliers because of the volume and regularity of its purchases. The Company has ten-year agreements with Dunlop that enable it to purchase Dunlop parts at a discount from list price for resale and for use in the repair and overhaul of a variety of fixed wing aircraft and helicopters. For the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, Dunlop accounted for approximately 27.0%, 19.3% and 7.7%, respectively, of the total dollar amount of parts and components purchased by the Company. Boeing was the single largest supplier during the six months ended June 30, 1998, accounting for $5.8 million, or 19.2% of the total dollar amount of parts and components purchased by the Company during such period. The Company also has agreements with Messier-Bugatti, SAMM and Eurocopter France that enable the Company to purchase new aircraft parts at discounts from list price.

    Although the Company does not have agreements with many of its suppliers and competes with other parts distributors for production capacity, the Company believes that its sources of supply and its relationships with its suppliers are satisfactory. While the loss of any one supplier could have a material adverse effect on the Company until alternative suppliers are located and have commenced providing products, alternative suppliers exist for substantially all of the parts purchased by the Company. See "Risk Factors--Dependence on Key Suppliers."

    The Company has developed procurement practices to ensure that all supplies received conform to contract specifications. For cost, quality control and efficiency reasons, the Company generally purchases supplies only from vendors with whom the Company has on-going relationships and/or whom the Company's customers have previously approved. The Company has qualified second sources or has identified alternate sources for all of its supplies. However, the inability or delay in obtaining needed parts on a timely basis could have a material adverse effect on the Company. The Company chooses it vendors primarily based on the quality of the parts supplied and record for on-time performance. The Company regularly evaluates and audits its approved vendors based on their performance. Repeated failures to comply with the Company's quality and delivery requirements may ultimately cause the Company to remove a vendor from its approved vendor list.

SALES AND MARKETING

    The Company's sales and marketing strategy is designed to target commercial and government customers with large fleets of aircraft that require regular repair and overhaul of landing gear parts and components. In recent years, the Company has significantly expanded its direct sales efforts toward the goal of increasing its sales from its existing customer base as well as attracting new customers. In particular, the Company focuses its sales efforts on encouraging its existing and prospective customers to enter into long-term agreements with the Company for the repair and overhaul of landing gear on all aircraft within a fleet, or alternatively, to engage the Company to perform repair and overhaul services on several aircraft at once. In its sales and marketing efforts, the Company emphasizes its competitive strengths, including its superior quality of service, competitive pricing, rapid turnaround time and extensive industry experience.

    The Company markets and sells its products and services worldwide both directly through an in-house sales staff and indirectly through a network of independent sales representatives which at June 30, 1998 consisted of approximately 11 employees and 13 sales representatives, respectively. Air Resources, Inc. ("Air Resources"), an aviation sales representative agency, markets and sells the Company's products and services to a number of domestic airlines in return for a commission on sales made through Air Resources' efforts. The Company's domestic sales are conducted primarily by Air Resources, which focuses its efforts on major domestic commercial carriers, as well as the Company's in-house sales force. The Company conducts its international sales and marketing through a number of independent agencies based worldwide in such countries as France, Sweden, Mexico and India. Additionally, senior management plays an active role in marketing several of the Company's product lines. The Company's President and Chief Executive Officer, David L. Lokken oversees its sales activities, while the Company's indirect and direct sales representatives report directly to Brian
S. Carr, Managing Director of Sun Valley Operations, for landing gear sales and Michael A. Riley, Vice President, Hydromechanical Business Unit, for hydromechanical component sales. The Company's sales staff works closely with engineering and customer support personnel to provide cost effective solutions to maintaining landing gear, stressing the Company's repair and overhaul engineering expertise, turnaround times and component overhauling capabilities.

    In addition, the Company actively participates in many of the major aviation industry gatherings and air shows and hosts groups of aircraft operators at technical and other meetings. In certain instances, the Company bids on government contracts for certain lines through its government contracts department, which coordinates with the Company's sales and marketing team.

COMPETITION

    Numerous companies compete with the Company in the aviation services industry. The Company primarily competes with various repair and overhaul organizations, which include the service divisions of OEMs, the maintenance departments or divisions of large air carriers (some of which also offer maintenance services to third-parties) and independent organizations such as the Aerospace Division of B.F. Goodrich Company, AAR, Revima and Dowty. The Company's major competitors in its hydromechanical components business include AAR and OEMs such as Sundstrand, Aeroquip Vickers, Inc., Parker-Hannifin, Messier-Bugatti and Lucas. The Company expects that competition in its industry will increase substantially as a result of industry consolidations and alliances in response to the trend in the aviation industry toward outsourcing of repair and overhaul services. In addition, as the Company moves into new geographic or product markets it will encounter new competition.

    The Company believes that the primary competitive factors in its marketplace are quality, price, the ability to perform repairs and overhauls within a rapid and reliable turnaround time and industry experience. Certain of the Company's competitors have substantially greater financial, technical, marketing and other resources than the Company. These competitors may have the ability to adapt more quickly to changes in customer requirements, may have stronger customer relationships and greater name recognition and may devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations. See "Risk Factors--Substantial Competition."

GOVERNMENT REGULATION

    The Company is highly regulated worldwide by the FAA, the JAA, a consortium of European regulatory authorities, and various other foreign regulatory authorities, including the Dutch Air Agency, which regulates the Company's Netherlands' operations, and the Civil Aviation Authority, which regulates the Company's United Kingdom operations. These regulatory authorities require all aircraft to be maintained under continuous condition monitoring programs and periodically to undergo thorough inspection. In addition, all parts must be certified by the FAA and equivalent regulatory agencies in foreign countries and conformed to regulatory standards before they are installed on an aircraft. The Company is a certified FAA and JAA approved repair station and has been granted Parts Manufacturer Approvals by the FAA Manufacturing Inspectors District Office. In addition, the Company's operations are regularly audited and accredited by the Coordinating Agency for Supplier Evaluation, formed by commercial airlines to approve FAA approved repair stations and aviation parts suppliers. If material authorizations or approvals were revoked or suspended, the Company's operations would be materially and adversely affected. As the Company attempts to commence operations in countries in which it has not previously operated, it will need to obtain new certifications and approvals, and any delay or failure in attaining such certifications or approvals could have a material adverse effect on the Company's business, financial conditions and results of operations. In addition, if new and more stringent regulations are adopted by foreign or domestic regulatory agencies or oversight of the aviation industry is increased in the future the Company's business may be materially and adversely affected. See "Risk Factors--Government Regulation."

ENVIRONMENTAL MATTERS AND PROCEEDINGS

    The Company's operations are subject to extensive and frequently changing federal, state and local environmental laws and substantial related regulation by government agencies, including the United States Environmental Protection Agency, the California Environmental Protection Agency and the United States Occupational Safety and Health Administration. Among other matters, these regulatory authorities impose requirements that regulate the operation, handling, transportation and disposal of hazardous materials generated by the Company during the normal course of its operations, govern the health and safety of the Company's employees and require the Company to obtain and maintain permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on the Company and, as a result, substantially affects its operational costs. In addition, the Company may become liable for the costs of removal or remediation of certain hazardous substances released on or in its facilities without regard to whether or not the Company knew of, or caused, the release of such substances. The Company believes that it currently is in material compliance with applicable laws and regulations and is not aware of any material environmental problem at any of its current or former facilities. There can be no assurance, however, that its prior activities did not create a material problem for which the Company could be responsible or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations, or an increase in the amount of hazardous substances generated by the Company's operations) will not result in any material environmental liability to the Company and materially and adversely affect the Company's financial condition and results of operations. The Company's plating operations, which use a number of hazardous materials and generate significant hazardous waste, increase the Company's regulatory compliance burden and compound the risk that the Company may encounter a material environmental problem in the future. Furthermore, compliance with laws and regulations in foreign countries in which the Company locates its operations may cause future increases in the Company's operating costs or otherwise adversely affect the Company's results of operations or financial condition. See "Risk Factors--Environmental Regulations."

    In August 1997 and January 1998, two separate lawsuits were filed by various individuals against Lockheed Martin Corporation and various other parties, including the Company, in the Los Angeles Superior Court pleading various causes of action in connection with certain alleged injuries caused by toxic and carcinogenic chemicals allegedly released by the defendants in the Burbank and Glendale areas of Los Angeles County, California. The individual plaintiffs seek unspecified compensatory and punitive damages. The Company does not believe that it caused the release of toxic and carcinogenic chemicals alleged in the complaints and BTR has assumed the defense and has agreed to indemnify the Company in connection with such claims.

EMPLOYEES AND EMPLOYEE TRAINING

    As of June 30, 1998 the Company had 385 employees of whom 25 are in management, 83 are engineering and technical personnel, 231 are direct labor personnel, 11 are in sales and marketing and 35 are administrative personnel. The Company is not currently a party to any collective bargaining agreements; however, in connection with the BA Acquisition, the Company is required to enter into collective bargaining agreements in the United Kingdom. The Company believes that its relationships with its employees are generally good. Competition for employees in the Company's industry is intense and the

Company cannot give any assurance that it will be able to attract or retain highly qualified personnel in the future. See "Risk Factors--Dependence on Key Employees."

    Each of the Company's technical employees receives specific training in the individual repair and overhaul functions that he or she performs in addition to comprehensive general training in total quality management procedures, statistical process control and material resource planning. The Company also regularly conducts in-house training programs, which the Company's management designs using standard industry practice manuals, for its technical and engineering employees on a number of subjects, including materials handling, corrosion prevention and control, surface tension etch inspection and shot peening.

FACILITIES

    The Company's principal executive offices and production facilities are located in Sun Valley, California. The Company occupies the premises, comprising approximately 193,000 square feet and nine buildings pursuant to various long-term leases that expire on dates ranging between 2004 and 2010 and require the Company to make monthly rent payments ranging from $4,727 to $38,200.

    The Company also leases a facility comprising approximately 11,000 square feet near Amsterdam, Netherlands from which it performs hydraulic repairs on rotor and fixed wing aircraft. The lease expires in May 2008 and provides for rent payments in the amount of $7,500 per month.

    The Company believes that its facilities satisfy its current needs. The Company plans to expand its plating operations at its Sun Valley facility during 1999. In addition, the Company expects to enter into a long-term lease and begin construction of a new facility to house its United Kingdom operations in the third quarter of 1998. Completion and relocation is scheduled to occur in the second quarter of 1999. Any failure or delay in completing the expansion of plating operations as currently planned, or the relocation of the United Kingdom operations, however, could significantly impair the Company's ability to manage its growth and could have a material adverse affect on the Company's business, financial condition and results of operations. "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is certain information with respect to the directors and executive officers of the Company:

NAME                                                AGE                               POSITIONS
----------------------------------------------      ---      ------------------------------------------------------------
Scott W. Hartman..............................          35   Chairman of the Board(1)(2)(4)
David L. Lokken...............................          52   President, Chief Executive Officer and Director(2)(4)
Brian S. Aune.................................          42   Vice President and Chief Financial Officer
Brian S. Carr.................................          41   Managing Director of Sun Valley Operations
Richard Adey..................................          39   Managing Director of United Kingdom Operations
Michael A. Riley..............................          52   Vice President Hydromechanical Business Unit
Daniel J. Lubeck..............................          36   Secretary and Director(2)
John G. Makoff................................          35   Director
Joel F. McIntyre..............................          59   Director(1)(3)
Daniel C. Toomey, Jr..........................          35   Director(1)(3)
Mellon C. Baird...............................          67   Director(3)(4)

------------------------

(1) Member of Compensation Committee

(2) Member of Nominating Committee

(3) Member of Audit Committee

(4) Member of Executive Committee

    SCOTT W. HARTMAN became a director of the Company in December 1996 and became Chairman of the Board of the Company in March 1997. Since March 1995, Mr. Hartman has served as Chief Operating Officer of Unique Investment Corporation. From December 1993 until he joined Unique, Mr. Hartman served as Chief Executive Officer of Nucor World Industries, a private holding company. From December 1991 until December 1993, Mr. Hartman served as a Vice President of Business Development for City National Bank, and from May 1983 until he joined City National Bank, he held various management positions with Emerson Electric Company. Mr. Hartman earned a B.S. from Indiana University.

    DAVID L. LOKKEN joined the Company in May 1989 as Executive Vice President and Chief Operating Officer and has served as President and Chief Executive Officer of the Company since June 1993. From November 1985 until he joined the Company, Mr. Lokken served as Vice President and General Manager of Cleveland Pneumatic's Product Service Division. Mr. Lokken holds a B.S. in Electrical Engineering from North Dakota State University and an M.B.A. from Arizona State University.

    BRIAN S. AUNE joined the Company as Vice President of Finance and Administration in 1992 and has served as Vice President and Chief Financial Officer of the Company since August 1994. Before joining the Company, Mr. Aune held various finance and management positions with Dunlop Aviation, BEI Motion Systems Electronics and Eastman Kodak. Mr. Aune has a B.A. in Accounting from Eastern Washington University and an M.B.A. from the University of San Diego.

    BRIAN S. CARR became Managing Director of Sun Valley Operations in November 1997 after having served as Vice President--Landing Gear Business Unit since he joined the Company in January 1993. From 1980 until he joined the Company, Mr. Carr held various engineering, technical sales and management positions with Cleveland Pneumatic's Product Service Division and Dowty Aerospace. Mr. Carr holds a B.S. in Aerospace Engineering Technology from Kent State University.

    RICHARD ADEY became the Company's Managing Director of United Kingdom Operations following the BA Acquisition in February 1998. From March 1996 until the BA Acquisition, Mr. Adey had been a Senior Manager for British Airways Engineering, in charge of overhauling landing gear, flap tracks and flap carriages on British Airways' aircraft. From 1994 until he joined British Airways Engineering, Mr. Adey served as Operations Director for Woodhead Manufacturing Ltd. From 1984 through 1993, Mr. Adey served as a Senior Consultant with Coopers & Lybrand, specializing in operations management and process improvement within commercial organizations. Mr. Adey holds a BSc in Production Engineering and Engineering Management from the University of Nottingham and an MSc in Manufacturing Technology and Business Management from Cranfield Institute.

    MICHAEL A. RILEY joined the Company's predecessor as Vice President of Marketing in October 1989 and has served as Vice President--Hydromechanical Business Unit since January 1994. From 1982 until he joined the Company, Mr. Riley held various positions in the aerospace/aircraft industry with Abex Aerospace and Dunlop Aviation. Mr. Riley served as a helicopter pilot in the United States Navy and received a B.S. in Engineering from the United States Naval Academy, Annapolis, Maryland.

    DANIEL J. LUBECK joined the Company as Secretary and a director in December 1996. Since July 1996, Mr. Lubeck has served as President of Unique. From March 1993 until he joined Unique, Mr. Lubeck was an attorney with McIntyre, Borges & Burns LLP, a multi-service law firm, after having worked as an attorney with Paul, Hastings, Janofsky & Walker from 1987 until 1992 and with Manatt, Phelps & Philips, LLP from 1992 until 1993. Mr. Lubeck earned a J.D. from University of Southern California and holds a B.A. from University of California, San Diego.

    JOHN G. MAKOFF became a director of the Company in December 1996. Mr. Makoff founded Unique in June 1993 and currently serves as its Chief Executive Officer. From June 1991 until he founded Unique, Mr. Makoff served as Manager for Computerland of Pasadena, Inc., a computer reseller. Mr. Makoff holds a B.A. from Lewis & Clark University.

    JOEL F. MCINTYRE became a director of the Company in February 1998. Since August 1998, Mr. McIntyre has been engaged in the practice of business and corporation law with offices in Los Angeles County and Orange County, California where he maintains an of counsel relationship with the firm of Day, Campbell and McGill. From February 1993 through July 1998, Mr. McIntyre served as Managing Partner of McIntyre, Borges & Burns LLP and successor entities. From 1963 through 1993, Mr. McIntyre was an attorney with the law firm of Paul, Hastings, Janofsky and Walker. Mr. McIntyre currently serves on the Board of Directors of International Aluminum Corporation, a publicly-held company. Mr. McIntyre received a B.A. from Stanford University in 1960 and a J.D. from University of California, Los Angeles in 1963.

    DANIEL C. TOOMEY, JR. became a director of the Company in February 1998. Since January 1998, Mr. Toomey has served as the President and Chief Executive Officer of Nomadix, LLC. Mr. Toomey served as Vice President and Chief Financial Officer of Eltron International, Inc., a publicly-held company ("Eltron"), from October 1992 until December 1997. From 1987 until he joined Eltron, Mr. Toomey was employed with Arthur Andersen LLP, where he served as Manager in the Enterprise Division of its Woodland Hills, California office. Mr. Toomey received a B.A. from the University of California, Los Angeles in 1986.

    MELLON C. BAIRD became a director of the Company in March 1998. Mr. Baird has served as Chairman, President and Chief Executive Officer of Delfin Systems since 1990. From 1987 to 1989, Mr. Baird served as President and Chief Executive Officer of Tracor, Inc., a privately-held company ("Tracor"). From 1986 until 1987, Mr. Baird served as President, Chief Operating Officer and a director of Tracor, a publicly-held company. Mr. Baird currently serves on the Board of Directors of Software Spectrum, Inc. and EDO Corporation, which are both publicly-held companies. Mr. Baird received a B.B.A. and an M.B.A. from University of North Texas in 1956 and 1961, respectively.

    The Company's executive officers are appointed by, and serve at the discretion of, the Board of Directors of the Company. See "--Employment Arrangements." The Company's Directors serve until the next annual meeting of shareholders or until successors are elected and qualified. There are no family relationships among the officers or directors of the Company.

    The Board of Directors has established an Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. The Audit Committee is composed of Messrs. McIntyre, Toomey and Baird. The functions of the Audit Committee include recommending to the Board of Directors the selection and retention of independent auditors, reviewing the scope of the annual audit undertaken by the Company's independent auditors and the progress and results of their work and reviewing the financial statements of the Company and its internal accounting and auditing procedures. The Compensation Committee is composed of Messrs. Hartman, McIntyre and Toomey. The functions of the Compensation Committee include establishing the compensation of the Chief Executive Officer, reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain executive officers of the Company, administering the Company's employee stock option plans and considering such other matters as may from time to time be delegated to the Compensation Committee by the Board of Directors. The function of the Nominating Committee, which consists of Messrs. Hartman, Lokken and Lubeck, is to select the slate of directors to be presented to the shareholders for election at the annual meeting of the shareholders of the Company. The Board of Directors has also established an Executive Committee to advise the Company on strategic planning matters. The Executive Committee is composed of Messrs. Hartman, Lokken and Baird. The Company has no other committees of its Board of Directors.

EXECUTIVE COMPENSATION

    The following table sets forth certain compensation earned or accrued during the years ended December 31, 1995, 1996 and 1997 by the Company's Chief Executive Officer and the Company's three other most highly compensated executive officers whose total salary and bonus during the year ended December 31, 1997 exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               ANNUAL COMPENSATION
                                                                         --------------------------------
NAME AND PRINCIPAL POSITION                                                YEAR       SALARY    BONUS(1)     OTHER
-----------------------------------------------------------------------  ---------  ----------  ---------  ----------
David L. Lokken........................................................       1997  $  233,147  $  44,358      --
  Chief Executive Officer                                                     1996     192,566     67,125  $  173,220(2)
                                                                              1995     184,256     --          --

Brian S. Aune..........................................................       1997  $  117,302  $  21,097      --
  Chief Financial Officer..............................................       1996      98,440     28,763      --
                                                                              1995     100,509     --          --

Brian S. Carr..........................................................       1997  $  125,156  $  21,097      --
  Managing Director of Sun Valley Operations                                  1996     111,258     26,910      --
                                                                              1995     104,785     --          --

Michael A. Riley.......................................................       1997  $  113,430  $  18,663      --
  Vice President--Hydromechanical Business Unit                               1996      95,584     23,550      --
                                                                              1995      93,335     --          --

------------------------

(1) Bonus amounts are shown in the year accrued.

(2) Nonrecurring payment made for services rendered in connection with BTR Dunlop, Inc.'s sale of the Company, of which 31% was paid in 1996 and 69% was paid in 1997.

EMPLOYMENT ARRANGEMENTS

    In November 1996, the Company entered into an employment agreement with David L. Lokken pursuant to which Mr. Lokken agreed to serve as the Company's President and Chief Executive Officer. The employment agreement is for an initial term of five years and as amended in 1997 provides for an annual base salary of $205,000, a performance bonus to be awarded in accordance with the terms and conditions of a separate Management Incentive Compensation Plan, and a monthly automobile allowance of $1,500. Pursuant to the employment agreement, the Company may terminate Mr. Lokken's employment with or without cause at any time before its term expires upon providing written notice. In the event the Company terminates Mr. Lokken's employment without cause, Mr. Lokken would be entitled to receive a severance amount equal to his annual base salary for the greater of two years or the balance of the term of his employment agreement and a bonus for the year of termination. In the event of a termination by reason of Mr. Lokken's death or permanent disability, his legal representative will be entitled to receive his annual base salary for the remaining term of his employment agreement.

    In November 1996, the Company also entered into employment agreements with each of Brian S. Aune, the Company's Vice President and Chief Financial Officer, Brian S. Carr, the Company's Managing Director of Sun Valley Operations, and Michael A. Riley, the Company's Vice President--Hydromechanical Business Unit. The employment agreements are each for an initial term of three years and as amended in 1997 provide for annual base salaries of $130,000, $130,000 and $115,000, respectively, performance bonuses to be awarded in accordance with the terms and conditions of a separate Management Incentive Compensation Plan, and monthly automobile allowances of $750. In the event the Company terminates their employment without cause, Messrs. Aune, Carr and Riley would each be entitled to receive a severance amount equal to his respective annual base salary for the greater of one year or the balance of the term of his employment agreement and a bonus for the year of termination. In the event of a termination by reason of Messrs. Aune's, Carr's or Riley's death or permanent disability, his legal representative will be entitled to receive his annual base salary for the remaining term of his employment agreement.

    In addition, pursuant to each of their amended employment agreements, in the event of, or termination following, a change in control of the Company, as defined in the agreements, Mr. Lokken and each of Messrs. Aune, Carr and Riley would be entitled to receive 18 and 12 months' salary, respectively, based on the total annual salary then in effect paid according to a schedule to be determined at the time such event occurs.

DIRECTOR COMPENSATION

    Each non-employee director receives a cash fee of $1,500 per regular and special Board meeting attended in person and $1,000 per telephonic Board meeting and an additional $500 per month for being a member of one or more committees of the Board. Each non-employee director is expected to receive, as additional director compensation, such number of options as determined by the Board to purchase shares of Common Stock per year at an exercise price equal to the fair market value of the Common Stock on the date of grant. In January 1998, Daniel
C. Toomey, Jr. and Joel F. McIntyre were each granted five-year options to purchase up to 14,861 shares, exercisable at $8.00 per share, vesting 33 1/3% per year beginning on the first anniversary of the effective date of the Offering. In March 1998, the Company granted Mellon C. Baird five-year options to purchase up to 14,861 shares, exercisable at the then market price, vesting 33 1/3% per year beginning on the first anniversary of the date of grant. The directors are also reimbursed for expenses incurred in connection with the performance of services as directors.

STOCK OPTIONS

    The following table sets forth certain information with respect to stock options granted by the Company to the Named Executive Officers during the fiscal year ended December 31, 1997:

                               OPTION GRANT TABLE
          OPTION GRANTS DURING THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                                                                                      POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                                  VALUE AT ASSUMED
                        ----------------------------------------------------------------------------    ANNUAL RATES OF
                           NUMBER OF                                                                      STOCK PRICE
                           SHARES OF        % OF TOTAL                                                  APPRECIATION FOR
                         COMMON STOCK     OPTIONS GRANTED    EXERCISE                                     OPTION TERM
                          UNDERLYING      TO EMPLOYEES IN      PRICE                                  --------------------
NAME                    OPTIONS GRANTED     FISCAL YEAR      ($/SH)(3)         EXPIRATION DATE           5%         10%
----------------------  ---------------  -----------------  -----------  ---------------------------  ---------  ---------
David L. Lokken.......       187,471(1)           50.0%      $    8.00   72,105 on November 14, 2002    159,370    352,167
                                                                             115,366 on November 14,
                                                                                                2003    313,884    712,095

Brian S. Aune.........        43,261(2)           11.5%      $    8.00   14,420 on November 14, 2002     31,872     70,428
                                                                         28,841 on November 14, 2003     78,470    178,021

Brian S. Carr.........        43,261(2)           11.5%      $    8.00   14,420 on November 14, 2002     31,872     70,428
                                                                         28,841 on November 14, 2003     78,470    178,021

Michael A. Riley......        43,261(2)           11.5%      $    8.00   14,420 on November 14, 2002     31,872     70,428
                                                                         28,841 on November 14, 2003     78,470    178,021

------------------------------

(1) Of these options, 72,105 were fully vested and exercisable on the date of grant and are for a term of five years. Of these options, 115,366 are for a term of six years, subject to earlier termination in certain events related to termination of employment, and vest at the rate of 5% every three months after the grant date so that all of the options will be fully vested and exercisable on the fifth anniversary of the grant date.

(2) Of these options, 14,420 were fully vested and exercisable on the date of grant and are for a term of five years. Of these options, 28,841 are for a term of six years, subject to earlier termination in certain events related to termination of employment, and vest at the rate of 5% every three months after the grant date so that all of the options will be fully vested and exercisable on the fifth anniversary of the grant date.

(3) The exercise price and tax withholding related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions. With respect to options granted under the Company's 1997 Stock Option Plan, the stock option committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

    The following table sets forth certain information with respect to stock option exercises by the Named Executive Officers during fiscal year 1997 and held by them as of December 31, 1997:

                   OPTION EXERCISES AND YEAR-END VALUE TABLE
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                                        NUMBER OF SHARES
                                                                        OF COMMON STOCK       VALUE OF
                                                                           UNDERLYING        UNEXERCISED
                                                                          UNEXERCISED       IN-THE-MONEY
                                                                           OPTIONS AT        OPTIONS AT
                                                                            YEAR-END         YEAR-END(1)
                                             SHARES                     ----------------  -----------------
                                           ACQUIRED ON       VALUE        EXERCISABLE/      EXERCISABLE/
NAME                                        EXERCISE       REALIZED      UNEXERCISABLE      UNEXERCISABLE
----------------------------------------  -------------  -------------  ----------------  -----------------
David L. Lokken.........................       --             --          72,105/115,366            0/0
Brian S. Aune...........................       --             --          14,420/ 28,841            0/0
Brian S. Carr...........................       --             --          14,420/ 28,841            0/0
Michael A. Riley........................       --             --          14,420/ 28,841            0/0

------------------------

(1) Amounts are shown as the positive spread between the exercise price and the fair market value (based on the initial public offering price of $8.00 per share). At year-end the Company's Common Stock was not traded on an established public trading market.

MANAGEMENT STOCK OPTIONS

    In November 1997, the Board of Directors granted five-year management stock options to purchase an aggregate of 115,365 shares of Common Stock to David L. Lokken, Brian S. Aune, Brian S. Carr, and Michael A. Riley. These options are in addition to those granted under the 1997 Stock Option Plan described below. All of these options are vested and are exercisable at $8.00 per share.

STOCK OPTION PLAN

    In November 1997, the Board of Directors adopted the Company's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan, which was approved by the Company's shareholders in November 1997, provides for the grant of options to directors, officers, other employees and consultants of the Company to purchase up to an aggregate of 634,514 shares of Common Stock. The purpose of the 1997 Plan is to provide participants with incentives that will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1997 Plan is to be administered by the Board of Directors, or a committee of the Board, which has discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the 1997 Plan. Options granted under the 1997 Plan may be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options.

    The exercise price of incentive stock options may not be less than the fair market value of Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one year pursuant to incentive stock options under the 1997 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1997 Plan at an exercise price of not less than 85% of the fair market value of the Common Stock on the date of grant. Nonqualified options may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year. Options may not be exercised more than ten years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1997 Plan generally are nontransferable, but transfers may be permitted under certain circumstances in the discretion of the administrator. Shares subject to options that expire unexercised under the 1997 Plan will once again become available for future grant under the 1997 Plan. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1997 Plan is effective for ten years, unless sooner terminated or suspended.

    In November 1997, the Board of Directors of the Company granted six-year options to purchase an aggregate of 259,572 shares of Common Stock under the 1997 Plan, of which 230,730 were granted to David L. Lokken, Brian S. Aune, Brian S. Carr, Michael A. Riley and Richard Adey. All of these options are exercisable at $8.00 per share. The options generally will be subject to vesting and will become exercisable at a rate of 5% every three months from the date of grant, subject to the optionee's continuing employment with the Company. Each of the option agreements for Messrs. Lokken, Aune, Carr, Riley and Adey provides that all options will become fully vested and exercisable upon a change in control of the Company, as defined in the agreements.

    In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination will immediately terminate, and any options that are exercisable will terminate not less than three months (six months in the case of termination by reason of death or disability) following termination of employment.

    To the extent nonqualified options are granted under the 1997 Plan, the Company intends to issue such options with an exercise price of not less than the market price of the Common Stock on the date of grant.

EMPLOYEE DEFINED BENEFIT PLAN

    GENERAL. On January 1, 1997 the Board of Directors adopted the Employee Defined Benefit Pension Plan (the "Pension Plan") for the benefit of the eligible employees of the Company. The primary purpose of the Pension Plan is to provide a retirement benefit for participating employees. All employees of the Company are eligible to participate in the Pension Plan on the January 1st next following their date of hire. Employees who are covered by collective bargaining units and whose retirement benefits are the subject of good faith bargaining, however, are not eligible to participate in the Pension Plan.

    ADMINISTRATION. The Pension Plan is administered by a committee (the "Plan Committee") whose members are appointed by the Board of Directors of the Company. The Plan Committee oversees the day-to-day administration of the Pension Plan and has the authority to take action and make rules and regulations necessary to carry out the purposes of the Pension Plan.

    NORMAL RETIREMENT BENEFITS AND VESTING. The Pension Plan provides for employer contributions only. Each year, the Company makes a contribution to the pension plan equal to the minimum funding requirement sufficient to fund for the benefits being accrued under the Pension Plan for the year. The Pension Plan provides for a normal retirement benefit payable on a monthly basis for the lifetime of the participant. The normal retirement benefit is equal to the participant's credited benefit service (up to a maximum of 35 years) times the sum of 0.75% of the participant's final average monthly compensation plus 0.65% of such compensation in excess of the participant's average monthly wage. However, the benefit actually payable from the Pension Plan will be reduced for any benefits payable (or paid) with respect to service credited from the Defined Benefit Pension Plan of the Company's predecessor.

    For purposes of calculating a participant's normal retirement benefits, average monthly compensation is defined in the Pension Plan as average monthly compensation during the five consecutive plan years of the participant's employment which yields the highest average compensation.

    No maximum monthly benefit payable under the Pension Plan is to exceed the applicable Internal Revenue Code Section 415 limit ($10,416.67 for 1997) adjusted actuarially to reflect a participant's retirement age if the retirement age is other than the social security retirement age. The monthly retirement benefit payable by the Pension Plan is a benefit payable in the form of a straight life annuity with no ancillary benefits. For a participant who is to receive benefits other than in the form of a straight life annuity, the monthly retirement benefit will be adjusted to an equivalent benefit in the form of a straight life annuity on an actuarial equivalent basis.

    A participant becomes fully vested in his accrued benefits under the Pension Plan upon attainment of normal retirement age (age 65), permanent disability, death or the termination of the Pension Plan. If a participant terminates employment with the Company prior to retirement, death or disability, the vested interest he has in accrued benefits under the Pension Plan is based on years of service, with 0% vesting for less than five years of service and 100% vesting after five or more years of service.

    PENSION PLAN INVESTMENTS. The Plan Committee selects vehicles for the investment of plan assets. The Plan Committee then directs the trustee to invest employer contributions in the investment option selected by the Plan Committee under the Pension Plan.

    PENSION PLAN AMENDMENT OR TERMINATION. Under the terms of the Pension Plan, the Company reserves the right to amend or terminate the Pension Plan at any time and in any manner. No amendment or termination, however, may deprive a participant of any benefit accrued under the Pension Plan prior to the effective date of the amendment or termination.

    ESTIMATED MONTHLY BENEFITS. The following table sets forth the estimated monthly benefits under the Pension Plan, without regard to any offsetting benefit which may be payable from the Defined Benefit Pension Plans of the Company's predecessors for service prior to January 1, 1997, based on the current benefit structure and assuming the participant's current age is 50.

                               PENSION PLAN TABLE

REMUNERATION                                      15         20         25         30         35
                                               ---------  ---------  ---------  ---------  ---------
---------------------------------------------                    YEARS OF SERVICE
                                               -----------------------------------------------------
$125,000.....................................  $   1,743  $   2,323  $   2,904  $   3,485  $   4,066
 150,000.....................................      2,180      2,907      3,633      4,360      5,087
 175,000.....................................      2,355      3,140      3,925      4,710      5,495
 200,000.....................................      2,355      3,140      3,925      4,710      5,495
 225,000.....................................      2,355      3,140      3,925      4,710      5,495
 250,000.....................................      2,355      3,140      3,925      4,710      5,495
 300,000.....................................      2,355      3,140      3,925      4,710      5,495
 400,000.....................................      2,355      3,140      3,925      4,710      5,495
 450,000.....................................      2,355      3,140      3,925      4,710      5,495
 500,000.....................................      2,355      3,140      3,925      4,710      5,495

    The compensation covered by the Pension Plan includes basic salary or wages, overtime payments, bonuses, commissions and all other direct current compensation but does not include contributions by the Company to Social Security, benefits from stock options (whether qualified or not), contributions to this or any other retirement plans or programs or the value of any other fringe benefits provided at the expense of the Company. For benefit calculation purposes, a "highest five-year" average of compensation is used. Benefits are paid as straight-life annuities with no subsidies or effects. The compensation covered by the Pension Plan for all of the Named Executive Officers was limited to $160,000 in accordance with Section 401(a)(17) of the Code.

    The years of credited service for each Named Executive Officer who participates in the Pension Plan are as follows:

NAME                                                                                   YEARS
-----------------------------------------------------------------------------------  ---------
David L. Lokken....................................................................    9 years
Brian S. Aune......................................................................    6 years
Brian S. Carr......................................................................    5 years
Michael A. Riley...................................................................    8 years

LIMITATION ON DIRECTORS' LIABILITY

    The Company's Amended and Restated Articles of Incorporation, as amended ("Amended Articles") provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for breach of a director's duties to the Company or its shareholders. This provision in the Amended Articles does not eliminate the directors' fiduciary duty and does not apply for certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision also does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company's Amended and Restated Bylaws require the Company to indemnify its officers and directors to the full extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and allows the Company to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    The Company believes that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company has entered into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and executive officers. Each such Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that its Amended Articles and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

    Effective November 1, 1996, Aqhawk, an entity wholly-owned by the shareholders of Unique and the Company's executive officers, purchased all of the outstanding capital stock of the Company from BTR Dunlop, Inc. The purchase price Aqhawk paid was $29.8 million, consisting of (i) $18.8 million obtained through debt financing provided by Bank of America to the Company (the "Bank of America Loan"), which then loaned such amount to Aqhawk, (ii) $6.5 million obtained through a subordinated note (the "Subordinated Note") provided by Melanie L. Bastian, a principal shareholder and the former Chairman of the Company, to Unique which then loaned such amount to Aqhawk, (iii) $2.0 million obtained in return for the issuance to Ms. Bastian of 400 shares of Preferred Stock of Aqhawk, and (iv) cash provided by the Company. In December 1996, Aqhawk was merged with the Company.

    In connection with the BTR Transaction, BTR Dunlop, Inc. entered into an Environmental Indemnity Agreement pursuant to which it agreed to indemnify Aqhawk and the Company against losses arising from any finding that the Company or Aqhawk is liable for the handling, storage and disposal of hazardous substances on, around or originating from the Company's facilities that existed on or before November 1, 1996, including any future amounts for which the Company may be responsible in connection with certain lawsuits filed regarding the groundwater in the San Fernando Valley Basin. BTR and its subsidiary also agreed not to compete against the Company in the repair and overhaul of aircraft landing gear for a period of three years following the BTR Transaction. In addition, BTR granted the Company an exclusive, worldwide, royalty-free license to use the Hawker Pacific logo and name, for as long as the Company continues to use such marks, in connection with the repair and overhaul of aircraft landing gear and a non-exclusive right to use the logo and name for the same period in connection with all other operations of the Company.

    To obtain a portion of the purchase price paid for the Company in connection with the BTR Transaction, the Company issued the Subordinated Note which bore interest at the rate of 11.8% per annum paid monthly and having a maturity date of January 1, 2001. The Company used $1.5 million of the funds provided by the Amended Loan Agreement to repay a portion of the Subordinated Note. The remaining balance of the Subordinated Note was replaced by a new $5.0 million promissory note. The new note bears interest at a fixed rate of 11.8% per annum, requires the Company to make monthly payments of interest only, and matures on the earlier of June 30, 2005 or 180 days after the termination of the Amended Loan Agreement. The Company intends to repay in full the $5.0 million balance outstanding under the new note from the net proceeds of this Offering.

    Pursuant to a Limited Guaranty dated as of November 27, 1996 by Melanie L. Bastian in favor of Bank of America, in connection with the Bank of America Loan, Ms. Bastian guaranteed the Company's payment obligations, and the shareholders of the Company pledged as collateral for the loan all of their capital stock of the Company. Ms. Bastian's guarantee and the pledges were released upon the consummation of the Initial Public Offering.

    As of December 31, 1997, all of the Company's issued and outstanding shares of preferred stock were held by Ms. Bastian. Upon the closing of the Initial Public Offering all of the outstanding shares of preferred stock were converted into 250,000 shares of Common Stock.

    In September and October 1997, Ms. Bastian purchased an aggregate of 101,619 shares of Common Stock for $1,000,000 ($9.84 per share).

    The Company and Unique entered into a management agreement dated March 1, 1997 (the "Old Management Agreement"), pursuant to which the Company paid Unique management fees and reimbursable expenses totalling approximately $330,000 during the year ended December 31, 1997. In November 1997, the Company and Unique entered into a new management services agreement (the "Management Services Agreement") pursuant to which, upon the consummation of the Initial Public Offering, the Old Management Agreement was terminated, and Unique became entitled to receive $150,000 per year payable monthly commencing in January 1999 for certain management services to be rendered to the Company. The Management Services Agreement will terminate upon the Company's completing an additional underwritten public offering in which selling shareholders offer 25% or more of the aggregate amount of securities offered in such offering.

    The Company also entered into a mergers and acquisitions agreement dated as of September 2, 1997 with Unique pursuant to which Unique received $300,000 upon the closing of the BA Acquisition for services provided in connection with such acquisition. Amounts paid under the Old Management Agreement during 1998 were credited against this $300,000.

    During the 12 months ended December 31, 1997, the Company paid McIntyre, Borges & Burns approximately $4,700 for legal services rendered. Joel F. McIntyre is a director of the Company and was a member of the law firm of McIntyre, Borges & Burns.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth the beneficial ownership of Common Stock as of August 1, 1998 by: (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, and (iv) all directors and executive officers of the Company as a group.

                                                                               NUMBER OF SHARES OF    PERCENTAGE OF
NAME AND ADDRESS(1)                                                              COMMON STOCK(2)     OUTSTANDING(2)
-----------------------------------------------------------------------------  -------------------  -----------------
Melanie L. Bastian...........................................................          961,252               16.5
John G. Makoff...............................................................          444,943                7.6
Daniel J. Lubeck.............................................................          330,120                5.7
Scott W. Hartman.............................................................          330,120                5.7
David L. Lokken(3)...........................................................          232,940                3.9
Brian S. Aune(4).............................................................           47,452                  *
Brian S. Carr(4).............................................................           47,452                  *
Michael A. Riley(4)..........................................................           47,452                  *
Daniel C. Toomey, Jr.........................................................            2,000                  *
Joel F. McIntyre(5)..........................................................            2,000                  *
Mellon C. Baird..............................................................            2,000                  *
All directors and executive officers as a group
  (11 persons)...............................................................        1,489,363               24.9

------------------------

*   Less than 1%.

(1) The address for all persons is c/o the Company at 11240 Sherman Way, Sun Valley, California 91352.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of August 1, 1998, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3) Includes 89,410 shares issuable upon exercise of vested options to purchase common stock and 143,530 shares held by the David L. Lokken and Susan M. Lokken Revocable Trust Dated 3-20-98, of which Mr. Lokken is a co-trustee.

(4) Includes 18,746 shares issuable upon exercise of vested options to purchase common stock.

(5) Consists of 2,000 shares held by Paul, Hastings, Janofsky & Walker for the benefit of Joel F. McIntyre as a self-directed retirement account.

                              DESCRIPTION OF NOTES

    The Notes are to be issued under an Indenture, to be dated as of September
  , 1998 (the "Indenture"), between the Company and [              ], as trustee
(the "Trustee"), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain capitalized terms used below and not otherwise defined and those terms made a part thereof by the Trust Indenture Act of 1939, as amended.

GENERAL

    The Notes are unsecured general obligations of the Company, are subordinate in right of payment to all existing and future Senior Indebtedness of the Company and effectively structurally subordinate to all obligations of the
Company's subsidiaries, will mature on October   , 2005 and will be limited to
$50,000,000 aggregate principal amount, plus an additional amount not in excess of $7,500,000 as may be purchased by the Underwriters upon exercise of their over-allotment option. The Notes will bear interest at the rate per annum stated on the cover page of this Prospectus from the date of initial issuance of the Notes, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on March 1 and September 1 of each year, commencing March 1, 1999, to the person in whose name such Note (or any predecessor Note) is registered at the close of business on February 15 or August 15 preceding such Interest Payment Date. Interest will be computed based on a 360 day year comprised of twelve 30 day months.

    Principal of and premium, if any, and interest on the Notes will be payable, the Notes may be presented for conversion, and transfer of the Notes will be registrable, at the office or agency of the Company maintained for such purpose. In addition, payment of interest may be made, at the option of the Company, by check mailed to the address of the person entitled thereto as shown on the Security Register. The Notes are to be registered Notes, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any conversion or registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently
located at               .

CONVERSION RIGHTS

    The Notes will be convertible, in whole or from time to time in part (in denominations of $1,000 or integral multiples thereof), at the option of the Holder thereof, into Common Stock of the Company, initially at the conversion price stated on the cover page hereof (subject to adjustment as described below), at any time prior to redemption, repurchase or maturity. The right to convert Notes called for redemption will terminate at the close of business on the tenth day prior to any Redemption Date for such Note (or, if such day is not a Business Day, on the next succeeding Business Day) and will be lost if not exercised prior to that time, unless the Company defaults in making the payment due upon redemption. A note in respect of which a Holder is exercising its option to require a repurchase upon a Change of Control may be converted only if such Holder withdraws its election to exercise its option in accordance with the terms of the Indenture prior to the close of business on the tenth day prior to any Repurchase Date for such Note (or, if such day is not a Business Day, on the next succeeding Business Day).

    If the Company, by dividend or otherwise, declares or makes a distribution on its Common Stock of the type referred to in clause (v) of the next paragraph, the Holder of each Note, upon the conversion thereof if made subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to clause
(v) below, will be entitled to receive for each share of

Common Stock into which such Note is converted the portion of the cash so distributed applicable to one share of Common Stock.

    The conversion price will be subject to adjustment in certain events, including: (i) the payment of dividends (and other distributions) in Common Stock on any class of capital stock of the Company; (ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price (as determined in accordance with the Indenture); provided, however, that if certain of such rights, warrants or options are only exercisable upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur; (iii) subdivisions, combinations and reclassifications of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of any class of capital stock other than Common Stock, cash or other assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to in clauses (i) and (ii) above and excluding dividends or distributions paid in cash out of the net profits of the Company for the twelve full calendar months preceding the calendar month in which such dividend or distribution is to be made); (v) distributions consisting exclusively of cash (excluding any cash distributions for which an adjustment has been made pursuant to a preceding clause of this paragraph) to all holders of Common Stock in an aggregate amount that, together with (A) all other all-cash distributions made within the preceding 12 months not triggering a conversion price adjustment and
(B) all Excess Tender Payments (as defined below) in respect of each tender or exchange offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 20% of the Company's market capitalization (defined as being the product of the then current market price (as defined in the Indenture) of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution; and (vi) payment of an Excess Tender Payment in respect of a tender offer or exchange offer by the Company or any of its subsidiaries for Common Stock, if the aggregate amount of such Excess Tender Payment, together with (A) the aggregate amount of all-cash distributions made within the preceding 12 months not triggering a conversion price adjustment and (B) all Excess Tender Payments in respect of each tender or exchange offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 20% of the Company's market capitalization on the expiration of such tender offer or exchange offer. "Excess Tender Payment" means the excess of (A) the aggregate of the cash and value of other consideration paid by the Company or any of its subsidiaries with respect to the shares of Common Stock acquired in the tender offer or exchange offer over (B) the market value of such acquired shares after the completion of the tender or exchange offer. In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.

    The Company from time to time may decrease the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease. If the Company voluntarily reduces the conversion price of the Notes for a period of time, Holders of the Notes may, in certain circumstances, have taxable income equal to the value of the reduction in the conversion price. If at any time (i) the Company makes a distribution of property to its shareholders which would be taxable to such shareholders as a dividend for Federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the conversion price of the Note is reduced or (ii) the conversion price of the Notes is reduced other than in connection with certain anti-dilution adjustments, such reduction may be deemed to be the payment of a taxable dividend to Holders of Notes. Holders of Notes could therefore have taxable income as a result of an event pursuant to which they receive no cash or property that could be used to pay the related tax.

    In case of certain consolidations, mergers or share exchanges to which the Company is a party or the conveyance, transfer or lease of substantially all the assets of the Company, each Note then outstanding would, without the consent of any Holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, share exchange, conveyance, transfer or lease by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock is not a person with which the Company consolidated or merged or to which such exchange, conveyance or transfer or lease was made ("Constituent Person") or an Affiliate of a Constituent Person and such holder failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, share exchange, conveyance, transfer or lease, provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, share exchange, conveyance, transfer or lease is not the same for each share of Common Stock held immediately prior to such consolidation, merger, conveyance, transfer or lease by persons other than a Constituent Person or Affiliate thereof and in respect of which such rights of election shall not have been exercised ("nonelecting share"), then for purposes of the provision described in this sentence the kind and amount of securities, cash and other property receivable upon such consolidation, merger, share exchange, conveyance, transfer or lease by each nonelecting share will be deemed to be the kind or amount so receivable per share by a plurality of nonelecting shares).

    No adjustments in the conversion price are required for any dividend or distribution referred to above if the Holders may participate in the dividend or distribution (on a basis determined in good faith to be fair by the Board of Directors) and receive the same consideration they would have received if they had converted the Notes immediately prior to the record date with respect to such dividend or distribution.

    No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted; provided, however, that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, no adjustment to the conversion price shall reduce the conversion price below the then par value per share of the Common Stock, if any.

    Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the market price of the Common Stock (as determined in accordance with the Indenture). Notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes or portions thereof called for redemption on a redemption date within such period between and including a Regular Record Date and a related Interest Payment Date) must be accompanied by payment of an amount equal to the interest thereon that the registered Holder is to receive. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION OF NOTES

    The payment of principal of and premium, if any, and interest on the Notes, and the payment in respect of any repurchase of Notes as described below under "Repurchase of Notes at the Option of the Holder Upon a Change of Control" and all other amounts payable with respect to the Notes are, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), whether now outstanding or incurred in the future. Upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes or other amounts payable with respect to the Notes. However, the obligation of the Company to make payments with respect to the Notes will not otherwise be affected.

    The Company conducts a portion of its operations through the Subsidiary. Claims of creditors of the Subsidiary and any future subsidiary, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiary, will generally have priority with respect to the assets and earnings of such subsidiary over the claims of creditors of the Company, including Holders of the Notes, even if such obligations do not constitute Senior Indebtedness.

    No payment on account of principal of or premium, if any, or interest on the Notes may be made, no repurchase of the Notes may be made as described herein under "Repurchase of Notes at the Option of the Holder Upon a Change of Control," and no redemption of the Notes or other payments with respect to the Notes may be made at any time when there is a continuing default in any payment of principal of or premium, if any, or interest or other payment obligation on any Senior Indebtedness unless and until such payment default has been cured or waived in writing. In addition, no payment on account of principal of or premium, if any, or interest on the Notes may be made, no repurchase of the Notes may be made as described herein under "Repurchase of Notes at the Option of the Holder Upon a Change of Control," and no redemption of the Notes may be made at any time when there shall have occurred and be continuing any event of default (other than a payment default referred to in the immediately preceding sentence) with respect to any Designated Senior Indebtedness, which default would permit immediate acceleration thereof, for the period (a "Payment Blockage Period") commencing on receipt of notice of such default by the Trustee from the holders of Designated Senior Indebtedness or from the holders of an aggregate of $5.0 million principal amount outstanding of other Senior Indebtedness (or any representatives thereof) and ending on the earlier of (i) the date such event of default has been cured or waived and (ii) the date 180 days after receipt of such notice. Any number of such notices may be given; provided, however, that during any 360-day period, the aggregate Payment Blockage Periods shall not exceed 180 days and there shall be a period of at least 180 consecutive days when no Payment Blockage Period is in effect.

    Subject to the payment in full of the Senior Indebtedness, the Holders of the Notes will be subrogated to the rights of the holders of Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive share of the Notes.

    By reason of such subordination, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or a marshalling of assets or liabilities of the Company, Holders of the Notes may recover less, ratably, than other creditors of the Company.

    Senior Indebtedness is defined in the Indenture as the principal and premium, if any, and unpaid interest and fees on, and any reasonable costs and expenses related to, (a) indebtedness of the Company (including indebtedness of others guaranteed by the Company) other than the Notes, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed
(i) for money owing to banks or their subsidiaries or their affiliates, (ii) for money borrowed other than from banks evidenced by notes, bonds, debentures or similar instruments or (iii) arising under a lease of property, equipment or other assets, which indebtedness, pursuant to generally accepted accounting principles then in effect, is classified upon the balance sheet of the Company as a liability of the Company, unless, in each case, the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that such indebtedness is not superior in right of payment to the Notes; (b) to the extent not otherwise described in clause (a) above, any obligations under the Amended Loan Agreement; and (c) renewals, extensions, modifications and refundings of any such indebtedness; provided, however, that Senior Indebtedness shall not include indebtedness to a subsidiary of the Company.

    Designated Senior Indebtedness is defined in the Indenture as (i) any indebtedness under the Amended Loan Agreement, as such may be amended, supplemented or refinanced at any time, and (ii) any other Senior Indebtedness of the Company which, at the date of determination, is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

    As of June 30, 1998, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company would have had no Senior Indebtedness outstanding. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness. The Indenture does not prohibit or limit the incurrence of additional indebtedness by the Company.

REDEMPTION AT THE OPTION OF THE COMPANY

    The Notes may not be redeemed by the Company prior to October 1, 2001, and will be redeemable on such date or thereafter at the Company's option, in whole or from time to time in part (in denominations of $1,000 or integral multiples thereof) upon not less than 30 nor more than 60 days' notice mailed to the registered Holders thereof at the Redemption Prices (expressed as a percentage of the principal amount thereof) set forth below if redeemed during the twelve-month period commencing on October 1 of the years indicated:

                                      YEAR                                         REDEMPTION
---------------------------------------------------------------------------------  -----------
2001.............................................................................       104.00%
2002.............................................................................       103.00%
2003.............................................................................       102.00%
2004.............................................................................       101.00%

plus, in each case, accrued unpaid interest thereon to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

    The Notes are not subject to the provisions of any sinking fund.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    In the event of any Change of Control (as defined below), each Holder of Notes will have the right, at the Holder's option, to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date (the "Repurchase Date") that is 45 calendar days after the date the Company gives notice of the Change of Control as described below at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Notes that are to be repaid on the Repurchase Date.

    Failure by the Company to repurchase the Notes when required under the preceding paragraph would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

    On or before the 30th day after the Company knows or reasonably should know a Change of Control has occurred, the Company is obligated to mail to all Holders of Notes a notice of the event constituting and the date of such Change of Control, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Notes and the procedures that the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Note must deliver, on or before the 10th calendar day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) of the Holder's exercise of such right, together with the certificates evidencing the Notes with respect to which the right is being exercised, duly endorsed for transfer.

    A "Change of Control" shall occur when: (i) all or substantially all the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (a) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (b) pursuant to which the Common Stock is converted into cash, securities or other property, in the case of both (a) and (b) other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the continuing or surviving corporation immediately after such consolidation or merger; (iii) any person, or any persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act, other than Permitted Holders, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; or (iv) during any period of two consecutive years from and after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office. Permitted Holders shall include all current officers and directors of the Company, and Melanie Bastian and Sidney Makoff. Notwithstanding clause (iii) of the foregoing definition, a Change of Control shall not be deemed to have occurred solely by virtue of the Company, any subsidiary of the Company, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic dividend reinvestment plan or any substantially similar plan of the Company or any subsidiary of the Company or any person holding securities of the Company for or pursuant to the terms of any such employee benefit plan filing or becoming obligated to file a report under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of shares or securities of the Company, whether in excess of 50% or otherwise.

    Notwithstanding the foregoing, a Change of Control as described in (i) or
(ii) above shall not be deemed to have occurred if (i) the average Closing Price of the Common Stock for a ten consecutive trading day period immediately preceding the transaction giving rise to such Change of Control is at least equal to 105% of the conversion price of the Notes in effect immediately preceding the closing date of such transaction, or (ii) all the consideration to the holders of Common Stock (excluding cash payments for fractional shares) in the transaction giving rise to such Change of Control consists of either cash or shares of common stock, or a combination of cash and shares of common stock, that are listed on a national securities exchange or quoted on the Nasdaq National Market and, as a result of such transaction, the Notes become convertible solely into such cash and shares of common stock, and the fair market value of such consideration per share of Common Stock (based upon the average of the daily Closing Prices of such consideration during a ten consecutive trading day period immediately preceding the closing of the transaction) is at least 105% of the conversion price of the Notes in effect on the date immediately preceding the closing date of such transaction.

    The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company, and, thus, the removal of incumbent management. The Change of Control repurchase feature is a result of negotiations between the Company and the Underwriters and is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock of the Company or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. The Amended Loan Agreement prohibits the Company from repurchasing any Notes, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the

Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event to Default under the Indenture which would, in turn, constitute a default under the Amended Loan Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. The Indenture also does not prohibit the Company from issuing Senior Indebtedness that may include change of control payment or repurchase obligations that must be satisfied prior to repurchase of the Notes. Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to Holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions of the Indenture requiring the Company to make an offer to repurchase the Notes upon a Change of Control may be waived or modified with the consent of the Holders of a majority in principal amount of the outstanding Notes.

    In the event a Change of Control occurs, the Indenture requires the Company to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to a repurchase of the Notes.

LIMITATIONS ON CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

    The Company may, without the consent of the Holders of the Notes, consolidate with or merge into any other entity or convey, transfer or lease all or substantially all its assets to any person, provided, however, that (i) the entity formed by such consolidation or into which the Company is merged or the person that acquires by conveyance or transfer, or which leases, all or substantially all its assets is a corporation, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the successor entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on the Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed and has provided for conversion rights in accordance with the Indenture and
(iii) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

    Apart from the provisions described in the foregoing paragraph, the Indenture does not contain any limitation on sales of assets by the Company. There is no definitive test concerning what transactions would constitute a transfer of "substantially all" the Company's assets. Rather, the question must be analyzed in the context of a particular transaction taking into account all relevant facts and circumstances, including the assets transferred and the assets retained. Accordingly, enforcement of this covenant by the Trustee or the Holders of the Notes could be difficult in the event of a dispute with the Company concerning whether a transaction or series of transactions constitutes a transfer of all or substantially all the Company's assets.

MODIFICATION AND WAIVER

    The Company and the Trustee, without the consent of the Holders of the Notes, may amend the Indenture for certain specified purposes, including to cure any ambiguities, correct any inconsistencies or make any other provision with respect to matters arising under the Indenture that are not inconsistent with the Indenture and do not adversely affect the interests of the Holders in any material respect. In addition, modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or the premium, if any, or interest on, any Note or price payable upon repurchase or redemption or once a Repurchase Notice has been sent following a Change of Control, the date on which the Notes are subject to repurchase, (iii) change the place or currency of payment of principal of, or premium, if any, or redemption or purchase price or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (v) adversely affect the right to convert Notes, (vi) modify the subordination provisions in a manner adverse to the Holders of the Notes or (vii) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver or compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except that a default in the payment of principal or premium, if any, or interest on the Notes or a failure to comply with certain covenants of the Company may not be waived without the consent of the Holder of each Outstanding Note.

EVENTS OF DEFAULT

    The following will be Events of Default under the Indenture: (i) failure to pay any interest on any Notes when due and continuance of such default for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) failure to pay the Redemption Price on any Redemption Date and failure to repurchase the Notes as provided in the Indenture, whether or not any such payment is prohibited by the subordination provisions of the Indenture; (iv) failure to perform any other covenant of the Company in the Indenture, which failure continues for 60 days after written notice as provided in the Indenture; (v) default, beyond any applicable grace period, if any, in the payment of amounts due under any mortgage, indenture, instrument or agreement under which there is outstanding, or by which there is secured or evidenced, any indebtedness for borrowed money of the Company in excess of $10 million at its stated maturity or representing any Designated Senior Indebtedness or default on any such indebtedness that results in the actual acceleration of such indebtedness prior to its express maturity; and (vi) certain events of bankruptcy, insolvency or reorganization of the Company.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    If an Event of Default shall occur and be continuing, other than an event of bankruptcy, insolvency or reorganization of the Company, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may accelerate the maturity of all Notes by notice in writing to the Company (and to the Trustee if given by the Holders). If an Event of Default shall occur by reason of an event of bankruptcy, insolvency or reorganization of the Company, the Notes shall immediately become due and payable without any act on the part of the Trustee or any Holder. After any such acceleration but before a judgement or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind or annul acceleration if all Events of Default, other than the nonpayment of acceleration principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver".

    No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement or payment of the principal or premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the rights to convert such Note in accordance with the Indenture.

    The Company will be required to furnish to the Trustee annually a statement as to its performance of certain of its obligations under the Indenture and as to any default in such performance.

DISCHARGE OF INDENTURE; DEFEASANCE

    The Company may terminate all obligations under the Indenture at any time by delivering all outstanding Notes to the Trustee for cancellation and paying any other sums payable under the Indenture.

    The Indenture also provides that the Company may elect:

        (a) to defease and be discharged from any and all obligations with respect to the Notes and that the provisions of the Indenture will no longer be in effect with respect to the Notes, except for the obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to punctually pay or cause to be paid the principal of, and interest on, the Notes when due ("Defeasance"); or

        (b) to be released from its obligations with respect to the Notes under certain restrictive covenants of the Indenture, and that violation of such covenants will not constitute an "Event of Default" under the Indenture ("Covenant Defeasance").

    Such Defeasance or Covenant Defeasance will have no effect on the Company's obligations under Article 12 of the Indenture, which relate to the conversion of the Notes, at the option of the Holder thereof, into Common Stock of the Company. Such Defeasance or Covenant Defeasance will take effect only upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations that, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on the Notes on the dates such payments are due, and certain other conditions are satisfied.

CONCERNING THE TRUSTEE

    Cede & Co. is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

    The Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICER, DIRECTORS

    The Indenture will provide that no stockholder, employee, officer or director, as such, past, present or future of the company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

                          DESCRIPTION OF CAPITAL STOCK

    As of the date of this Prospectus, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock.

COMMON STOCK

    As of June 18, 1998, 5,822,222 shares of Common Stock were outstanding, held of record by 18 shareholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and may cumulate their votes in the election of directors upon giving notice required by law. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See "Price Range of Common Stock and Dividend Policy." The Company's shareholders currently may cumulate their votes for the election of directors so long as at least one shareholder has given notice at the meeting of shareholders prior to the voting of that shareholder's desire to cumulate his or her votes. Cumulative voting means that in any election of directors, each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or such shareholder may distribute such number of votes among as many candidates as the shareholder sees fit. Cumulative voting will no longer be required or permitted under the Amended Articles at such time as (i) the Company's shares of Common Stock are listed on the Nasdaq National Market and the Company has at least 800 holders of its equity securities as of the record date of the Company's most recent annual meeting of shareholders or (ii) the Company's shares of Common Stock are listed on the New York Stock Exchange or the American Stock Exchange. At that time, the Company may divide its Board into classes of directors. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably with the holders of any then outstanding preferred stock in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has authority to fix the rights, preferences, privileges and restrictions, including voting rights, of preferred stock without any future vote or action by the shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue shares of preferred stock. No shares of preferred stock are currently outstanding.

STOCK TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is U.S. Stock Transfer Corporation, Glendale, California.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of material United States federal income tax considerations relating to an investment in the Notes and the Common Stock issuable upon conversion thereof as of the date hereof. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions now in effect, and administrative rulings, all of which are subject to change or alternative construction, possibly with retroactive effect. This summary does not discuss other federal taxes (such as federal estate and gift taxes) that may be important to Holders of the Notes or any state, local or foreign tax considerations, nor does it purport to address all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules in light of their specific circumstances, such as life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is not the United States dollar, or investors that hold the Notes as part of a hedge, straddle or conversion transaction. In addition, this summary deals only with Notes and Common Stock into which the Notes are convertible that are held as "capital assets" within the meaning of Section 1221 of the Code and that are purchased by investors upon initial issuance at the initial offering price. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment relating to an investment in the Notes or the Common Stock into which the Notes are convertible and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

    For purposes of this summary, the term "U.S. Holder" means a beneficial owner of a Note or Common Stock that is (i) a citizen or resident of the United States, (ii) except to the extent otherwise provided in Treasury regulations, a partnership, a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, and (iv) a trust if (a) a United States court is able to exercise primary supervision over the trust's administration and (b) one or more United States fiduciaries have the authority to control all of the trust's substantial decisions. The term "Non-U.S. Holder" shall mean the beneficial owner of a Note or Common Stock other than a U.S. Holder.

    PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICIPATION IN THE OFFERING, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING CONVERSION OF THE NOTES, AND THE EFFECT THAT THEIR PARTICULAR SITUATIONS MAY HAVE ON SUCH TAX CONSIDERATIONS. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF FEDERAL, STATE, LOCAL OR FOREIGN TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO PURCHASE THE NOTES.

TAXATION OF U.S. HOLDERS

    ADJUSTMENTS TO CONVERSION PRICE. The Indenture provides that the conversion price will be adjusted upon the occurrence of certain circumstances. Section 305 of the Code treats as a distribution taxable as a dividend (to the extent of the Company's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock and convertible securities. Applicable Treasury regulations treat holders of convertible debentures as having received such a constructive distribution where the conversion price is adjusted to reflect certain distributions with respect to the stock into which such debentures are convertible. Thus, under certain circumstances, an adjustment in the conversion price of the Notes may be taxable to the U.S. Holders as a dividend distribution. In such a case, U.S. Holders may recognize income as a result of an event pursuant to which they receive no cash or property that could be used to pay the related income tax. Generally, a Holder's tax basis in a Note will be increased by the amount of any such constructive dividend. Holders of the Notes are advised to consult their tax advisors with respect to potential taxable constructive dividend distributions upon such conversion price modifications.

    PAYMENTS OF INTEREST. The payment of stated interest on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's usual method of accounting for federal income tax purposes.

    CONVERSION OF A NOTE INTO COMMON STOCK. In general, a U.S. Holder will not recognize gain or loss on conversion of a Note solely into Common Stock of the Company pursuant to the terms of the Notes, except with respect to cash received in lieu of a fractional share. The holding period of the Common Stock received by the U.S. Holder upon conversion of a Note generally will include the period during which the Note was held prior to the conversion. The U.S. Holder's aggregate tax basis in the Common Stock received upon conversion of a Note generally will equal the U.S. Holder's aggregate tax basis in the Note converted, reduced by the portion allocable to cash received in lieu of a fractional share. A U.S. Holder generally will recognize capital gain or loss in connection with any cash received in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the fractional share. U.S. Holders should consult their own tax advisors regarding the tax consequences of converting the Notes into Common Stock, in particular in the case of the conversion of a Note into Common Stock after a Regular Record Date for the payment of interest but prior to the next succeeding Interest Payment Date.

    DISPOSITION OF NOTES OR COMMON STOCK. A U.S. Holder of a Note or the Common Stock into which it was converted generally will recognize capital gain or loss upon the sale, exchange, retirement or other disposition of the Note or Common Stock. The amount of capital gain or loss to be recognized will be measured by the difference between (i) the amount realized (except to the extent the amount is attributable to accrued interest income, which will generally be taxable as ordinary income) and (ii) the U.S. Holder's tax basis in the Note or the Common Stock. The gain or loss on such disposition will be taken into account in determining the amount of the U.S. Holder's net capital gain, which for a noncorporate taxpayer is taxed at a rate of 20% if the Note or Common Stock has been held for more than 12 months at the time of such disposition.

    MARKET DISCOUNT. The resale of Notes may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the Note immediately after its acquisition exceeds the holder's tax basis in the Note. Subject to a DE MINIMIS exception, these provisions generally require a holder of a Note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Note to the extent of the "accrued market discount" on such Note at the time of disposition. In general, market discount on a Note will be treated as accruing on a straight-line basis over the term of such Note, or, at the election of the holder, under a constant yield method. A holder of a Note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction, unless the holder elects to include accrued market discount in income currently.

    DISTRIBUTIONS WITH RESPECT TO COMMON STOCK. In general, distributions made by the Company with respect to Common Stock will constitute dividends for federal income tax purposes and will be taxable to a U.S. Holder as ordinary income to the extent of the Company's undistributed current or accumulated earnings and profits (as determined for federal income tax purposes). Distributions in excess of the Company's current or accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the Common Stock, thus increasing the amount of any gain (or reducing the amount of any loss) which might be realized by such U.S. Holder upon the sale, exchange or redemption of such Common Stock. Any such distributions in excess of the U.S. Holder's tax basis in the Common Stock will be treated as capital gain to the U.S. Holder (provided the Common Stock is held as a capital asset), and will be either long-term (more than 12 months), or short-term (not more than 12 months) capital gain depending upon the U.S. Holder's federal income tax holding period for the Common Stock.

    Subject to certain limitations, to the extent that distributions made by the Company are treated as dividends, a U.S. Holder of Common Stock that is taxed as a domestic corporation and that meets the applicable holding period and taxable income requirements of the Code may be entitled to a deduction under Section 243 of the Code equal in amount to 70% of the dividends paid out of such earnings and profits (the "Dividends Received Deduction"). With respect to Common Stock considered to be "portfolio stock" as defined in Section 246A of the Code, the Dividends Received Deduction will be reduced to the extent that the Common Stock constitutes "debt financed portfolio stock." In addition, under certain circumstances, the receipt of a dividend on the Common Stock determined to be an "extraordinary dividend" may cause the Holder's tax basis in the Common Stock to be reduced by the untaxed portion of the dividend and could result in gain recognition pursuant to Section 1059 of the Code.

TAXATION OF NON-U.S. HOLDERS

    PAYMENTS OF INTEREST. The payment of stated interest on a Note by the Company or any Paying Agent to a Non-U.S. Holder will qualify for the "portfolio interest exemption" and, therefore, will not be subject to United States federal income tax or withholding tax, provided that such interest income is not taxable as "effectively connected" with a United States trade or business of the Non-U.S. Holder and provided that tile Non-U.S. Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) either (a) provides a Form W-8 (or suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) deposits the Note with a securities clearing organization, bank or financial institution that holds customers' securities in the ordinary course of its trade or business and which holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-U.S. Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof. For purposes of determining whether a Non-U.S. Holder constructively owns more than 10% of the Company's combined voting power of all classes of stock of the Company entitled to vote, the Non-U.S. Holder will be treated as owning the number of shares of Common Stock that it would acquire if it converted all of its Notes.

    Recently finalized Treasury regulations (the "Regulations") provide alternative methods for satisfying the certification requirement described in clause (iv) above. These Regulations also generally will require, in the case of Notes held by a foreign partnership, that (a) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership, and (b) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships. These Regulations generally will be effective January 1, 2000. Non-U.S. Holders of the Notes are advised to consult their tax advisors with respect to their qualification for the portfolio interest exemption and the steps necessary to comply with such exemption.

    Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest on a Note if such interest income is effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected interest received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

    Interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above generally will be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

    CONVERSION OF A NOTE INTO COMMON STOCK. In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a
Note into Common Stock by a Non-U.S. Holder except with respect to the receipt of cash in lieu of fractional shares by Non-U.S. Holders upon conversion of a Note, where any one of the four exceptions described below under "Material Federal Income Tax

Considerations--Taxation of Non-U.S. Holders--Disposition of Notes or Common Stock" is applicable. In addition, under certain circumstances, the extent to which the fair market value of the Common Stock received upon conversion is attributable to accrued interest will be treated as ordinary interest income taxable as described above under "Material Federal Income Tax Considerations--Taxation of Non-U.S. Holders--Payments of Interest."

    DISPOSITION OF NOTES OR COMMON STOCK. A Non-U.S. Holder of a Note or the Common Stock into which it was converted generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, retirement or other disposition of the Note or Common Stock (including the receipt of cash in lieu of fractional shares upon conversion of the Note to Common Stock), unless (i) the gain is effectively connected with a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (iv) the Company is a United States real property holding corporation. The Company does not believe that it is, or is likely to become, a United States real property holding corporation.

    DISTRIBUTIONS WITH RESPECT TO COMMON STOCK. To the extent distributions made by the Company are treated as dividends (as described above under "Material Federal Income Tax Considerations--Taxation of U.S. Holders--Distributions with Respect to Common Stock"), a Non-U.S. Holder will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under an applicable income tax treaty) on dividends paid (or deemed paid, as described above under "Material Federal Income Tax Considerations--Taxation of U.S. Holders--Adjustments to Conversion Price") on Common Stock, unless the dividends are taxable as effectively connected with the conduct of a trade or business in the United States and the Non-U.S. Holder delivers IRS Form 4224 to the payor. Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. If such Non-U.S. Holder is a foreign corporation, it also may be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Under current Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding rules discussed herein and, under the current interpretation of the Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under the Regulations effective January 1, 2000, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under these Regulations, in the case of Common Stock held by a foreign partnership, the certification requirement generally would be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. These Regulations also will provide look-through rules for tiered partnerships.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    U.S. HOLDERS. Under current United States federal income tax law, payments of principal, interest and dividends made to, and the proceeds of disposition of Notes or Common Stock by, certain noncorporate U.S. Holders will be subject to information reporting and backup withholding at a rate of 31%. Generally, the backup withholding rules will apply only if the U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN") to the payor, (ii) furnishes such payor with an incorrect TIN, (iii) is notified by the IRS that it has failed to report properly interest, dividends or other "reportable payments" as defined by the Code, or (iv) under certain circumstances, fails to provide such payor or the U.S. Holder's securities broker with a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the U.S. Holder is not subject to backup withholding. Backup withholding will not apply with respect to payments made to certain U.S. Holders of the Notes, including payments to certain exempt recipients (such as corporations and exempt organizations). The amount of backup withholding from a payment to a Holder will be allowed as a credit against the Holder's federal income tax liability and may entitle such Holder to a refund, provided the required information is furnished to the IRS.

    NON-U.S. HOLDERS. The Company must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the exceptions described above.

    Backup withholding at a rate of 31% and information reporting generally may apply to payments of principal and interest if the payee fails to certify under penalties of perjury that it is not a U.S. person, or if the payor has actual knowledge that the holder is a United States person. Dividends paid to Non-U.S. Holders that are subject to the 30% withholding tax described above or that are subject to treaty reduction generally will be exempt from United States backup withholding tax.

    Payment of the proceeds of the sale or other disposition of Notes or Common Stock to or through a United States office of a United States or foreign broker will be subject to information reporting and possible backup withholding at a rate of 31% if the owner fails to certify its non-United States status under penalties of perjury or otherwise establishes an exemption, or if the broker has actual knowledge that the holder is a U.S. Person or that the conditions of any other exemption are not, in fact, satisfied. Payment of the proceeds on the sale of Notes or Common Stock to or through a foreign office of a foreign broker that is not a "U.S. related person" generally will not be subject to information reporting or backup withholding tax. For this purpose. a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for a specified period is derived from activities that are effectively connected with the conduct of a United States trade or business. In the case of the payment of proceeds from the disposition of Notes to or through a foreign office of a broker that is either a United States person or a related person, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax, provided that the required information is furnished to the IRS.

    The backup withholding and information reporting rules would also be changed by the Regulations. These Regulations will provide that proceeds from the disposition of Common Stock after December 31, 1999 will be exempt from backup withholding and information reporting only if the Non-U.S. Holder complies with certain certification requirements or otherwise establishes an exemption.

    Holders of Notes should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

    THE FOREGOING SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NOTES AND THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, EVEREN Securities, Inc. and ING Baring Furman Selz LLC have severally agreed to purchase from the Company and the Company has agreed to sell to each of the Underwriters, the respective aggregate amount of Notes set forth opposite its name below, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount:

                                                                                   PRINCIPAL
                                                                                    AMOUNT
UNDERWRITERS                                                                       OF NOTES
-------------------------------------------------------------------------------  -------------
EVEREN Securities, Inc.........................................................  $
ING Baring Furman Selz LLC.....................................................
                                                                                 -------------
                                                                                 $
                                                                                 -------------
                                                                                 -------------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to certain conditions precedent including the delivery of certain legal opinions by its counsel. The Company has agreed in the Underwriting Agreement to indemnify the Underwriters and their controlling persons against certain liabilities in connection with the offer and sale of the Notes, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof. The nature of the Underwriters' obligations is such that the Underwriters are committed to purchase all of the Notes if any of the Notes are purchased by them.

    The Underwriters have advised the Company that they propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price
less a concession not to exceed   % of the principal amount of the Notes. The
Underwriters may reallow discounts not in excess of   % of the principal amount
of the Notes to certain other dealers. After the initial public offering of the Notes, the offering price and other selling terms may be changed by the Underwriters.

    Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days, to purchase an additional $7.5 million aggregate principal amount of Notes, on the same terms and conditions as are set forth on the cover page hereof. The Underwriters may exercise such option to purchase additional Notes solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Notes offered hereby. To the extent that the Underwriters exercise such option, the Underwriters will be committed, subject to certain conditions, to purchase the principal amounts of Notes proportionate to such Underwriter's initial commitments as indicated in the preceding table.

    The Notes are new issues of securities, have no established trading market and may not be widely distributed. No assurance can be given as to the liquidity of any trading market for the Notes.

                                 LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by Troy & Gould Professional Corporation, Los Angeles, California. Brobeck Phleger & Harrison LLP, Irvine, California, has acted as counsel to the Underwriters in connection with certain legal matters related to this Offering.

                                    EXPERTS

    The consolidated financial statements of the Company included in this Prospectus and the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing elsewhere herein and in the

Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

    Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement of which this Prospectus is a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

                            HAWKER PACIFIC AEROSPACE

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Auditors........................................................     F-2

                            AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets...........................................................     F-3
Consolidated Statements of Operations.................................................     F-4
Consolidated Statements of Changes in Stockholders' Equity............................     F-5
Consolidated Statements of Cash Flows.................................................     F-6
Notes to Consolidated Financial Statements............................................     F-8

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS

HAWKER PACIFIC AEROSPACE

    We have audited the accompanying balance sheet of Hawker Pacific Aerospace a wholly-owned subsidiary of BTR Dunlop Holdings, Inc. (the "Predecessor") as of December 31, 1995, and the related statements of operations, and cash flows for the year ended December 31, 1995 and the ten months ended October 31, 1996. We have also audited the accompanying consolidated balance sheets of Hawker Pacific Aerospace (the "Successor") as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the two months ended December 31, 1996 and the year ended December 31, 1997. These financial statements are the responsibility of the Predecessor's and Successor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hawker Pacific Aerospace as the Predecessor and Successor companies, at December 31, 1995, 1996 and 1997, and the consolidated results of their operations and their cash flows for the year ended December 31, 1995, the ten months ended October 31, 1996, the two months ended December 31, 1996, and the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                    Ernst & Young LLP

Woodland Hills, California
February 13, 1998

                            HAWKER PACIFIC AEROSPACE

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                         SUCCESSOR
                                                            PREDECESSOR   ----------------------------------------
                                                            ------------
                                                            DECEMBER 31          DECEMBER 31
                                                                1995          1996          1997        JUNE 30
                                                            ------------  ------------  ------------      1998
                                                                                                      ------------
                                                                                                      (UNAUDITED)
Current assets:
  Cash....................................................  $   399,000   $  1,055,000  $    160,000  $   574,000
  Accounts receivable, less allowance for doubtful
    accounts of $39,000, $67,000, $147,000 and $162,000 at
    December 31, 1995, 1996, 1997, and June 30, 1998,
    respectively..........................................    6,392,000      6,336,000     7,351,000   14,246,000
  Accounts receivable from affiliates.....................      624,000        --            --           --
  Other receivables.......................................    1,086,000         59,000        80,000       85,000
Inventories...............................................   13,446,000     12,950,000    14,814,000   20,445,000
Prepaid expenses and other current assets.................      404,000        344,000       240,000      636,000
                                                            ------------  ------------  ------------  ------------
Total current assets......................................   22,351,000     20,744,000    22,645,000   35,986,000
Equipment and leasehold improvements, net.................    4,871,000      4,719,000     5,083,000    9,569,000
Landing gear exchange, less accumulated amortization of
  $422,000, $61,000, $375,000 and $881,000 at December 31,
  1995, 1996, 1997, and June 30, 1998, respectively.......    7,479,000      8,654,000    11,067,000   32,652,000
Goodwill, less accumulated amortization of $17,000 and
  $25,000 at December 31, 1996 and 1997, respectively.....      --             620,000       145,000      --
Deferred taxes............................................      680,000        --            --           157,000
Deferred financing costs..................................      --             325,000       262,000      497,000
Deferred offering costs...................................      --             --            766,000      --
Other assets..............................................       74,000        116,000       930,000      343,000
                                                            ------------  ------------  ------------  ------------
                                                            $35,455,000   $ 35,178,000  $ 40,898,000  $79,204,000
                                                            ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $ 2,536,000   $  3,806,000  $  6,946,000  $ 4,967,000
  Accounts payable to affiliates..........................    1,365,000        --            --           --
  Line of credit..........................................      --           5,329,000     8,529,000   10,470,000
  Deferred revenue........................................    1,299,000      1,593,000       848,000    1,538,000
  Accrued payroll and employee benefits...................      511,000        809,000       812,000    2,955,000
  Environmental remediation...............................      234,000        657,000       --           --
  Accrued expenses and other liabilities..................    1,012,000        475,000       316,000    4,393,000
  Current portion of notes payable........................    2,105,000        850,000     1,450,000    1,830,000
                                                            ------------  ------------  ------------  ------------
Total current liabilities.................................    9,062,000     13,519,000    18,901,000   26,153,000
Due to parent and affiliates..............................   27,310,000        --            --           --
Notes payable:
  Bank note...............................................      --          12,650,000    11,200,000   24,054,000
  Related party...........................................      --           6,500,000     6,500,000    5,000,000
                                                            ------------  ------------  ------------  ------------
                                                                --          19,150,000    17,700,000   29,054,000
Commitments and contingencies
Stockholders' equity:
  Preferred Stock--Series A, $5,000 per share liquidation
    preference, non-voting, 400 shares authorized, issued
    and outstanding at December 31, 1996 and 1997.........      --           2,000,000     2,000,000      --
  Preferred Stock, no par value; 5,000,000 shares
    authorized; none issued and outstanding at June 30,
    1998..................................................      --             --            --           --
  Common Stock--20,000,000 shares authorized, 2,870,603,
    2,972,222 and 5,822,222 shares issued and outstanding
    at December 31, 1996, 1997, and June 30, 1998,
    respectively..........................................      500,000         40,000     1,040,000   21,108,000
  Additional paid-in capital..............................    4,126,000        --            --
  Currency translation adjustment.........................      --             --            --           239,000
  Retained earnings (deficit).............................   (5,543,000 )      469,000     1,257,000    2,650,000
                                                            ------------  ------------  ------------  ------------
Total stockholders' equity (deficiency)...................     (917,000 )    2,509,000     4,297,000   23,997,000
                                                            ------------  ------------  ------------  ------------
Total liabilities and stockholders' equity (deficiency)...  $35,455,000   $ 35,178,000  $ 40,898,000  $79,204,000
                                                            ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------

                            SEE ACCOMPANYING NOTES.

                            HAWKER PACIFIC AEROSPACE

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                               SIX MONTHS
                                                                                                 ENDED
                                                                                            1997JUNE 30 1998
                                                                                       --------------------------
                                                                                 SUCCESSOR
                                      PREDECESSOR          ------------------------------------------------------
                               --------------------------
                                   YEAR       TEN MONTHS    TWO MONTHS       YEAR
                                  ENDED         ENDED         ENDED         ENDED
                               DECEMBER 31    OCTOBER 31   DECEMBER 31   DECEMBER 31
                                   1995          1996          1996          1997             (UNAUDITED)
                               ------------  ------------  ------------  ------------
Revenues.....................  $ 35,012,000  $ 32,299,000  $  6,705,000  $ 41,042,000  $ 20,358,000  $ 31,039,000
Cost of revenues.............    28,993,000    27,027,000     4,599,000    31,430,000    15,680,000    24,102,000
                               ------------  ------------  ------------  ------------  ------------  ------------
Gross profit.................     6,019,000     5,272,000     2,106,000     9,612,000     4,678,000     6,937,000
                               ------------  ------------  ------------  ------------  ------------  ------------
Operating expenses:
  Selling expenses...........     2,858,000     2,248,000       525,000     3,191,000     1,551,000     1,720,000
  General and administrative
    expenses.................     1,979,000     2,796,000       534,000     2,706,000     1,243,000     2,370,000
  Restructuring charges......       --          1,196,000       --            --            --            --
                               ------------  ------------  ------------  ------------  ------------  ------------
Total operating expenses.....     4,837,000     6,240,000     1,059,000     5,897,000     2,794,000     4,090,000
                               ------------  ------------  ------------  ------------  ------------  ------------
Income (loss) from
  operations.................     1,182,000      (968,000)    1,047,000     3,715,000     1,884,000     2,847,000
Other (expense) income:
  Interest expense...........    (1,598,000)   (1,609,000)     (203,000)   (2,431,000)   (1,171,000)   (1,449,000)
  Interest income............       --            --              7,000         3,000       --            --
  Other expense, net.........       --            --            --            (32,000)      --            --
                               ------------  ------------  ------------  ------------  ------------  ------------
Total other (expense)
  income.....................    (1,598,000)   (1,609,000)     (196,000)   (2,460,000)   (1,171,000)   (1,449,000)
                               ------------  ------------  ------------  ------------  ------------  ------------
Income (loss) before income
  tax provision (benefit)....      (416,000)   (2,577,000)      851,000     1,255,000       713,000     1,398,000
Income tax provision
  (benefit)..................      (680,000)     (971,000)      382,000       467,000       265,000         5,000
                               ------------  ------------  ------------  ------------  ------------  ------------
  Net income (loss)..........  $    264,000  $ (1,606,000) $    469,000  $    788,000  $    448,000  $  1,393,000
                               ------------  ------------  ------------  ------------  ------------  ------------
                               ------------  ------------  ------------  ------------  ------------  ------------
Earnings per common share:
  Basic......................                              $       0.15  $       0.25  $       0.14  $       0.26
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
  Diluted....................                              $       0.15  $       0.25  $       0.14  $       0.25
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Weighted average common and
  common equivalent shares
  outstanding:
  Basic......................                                 3,120,603     3,145,079     3,120,603     5,420,012
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
  Diluted....................                                 3,120,603     3,145,079     3,120,603     5,573,074
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                            SEE ACCOMPANYING NOTES.

                            HAWKER PACIFIC AEROSPACE
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                            PREFERRED STOCK          COMMON STOCK                      OTHER
                                        -----------------------  ---------------------  RETAINED   COMPREHENSIVE
                                          SHARES       AMOUNT     SHARES      AMOUNT    EARNINGS       INCOME        TOTAL
                                        -----------  ----------  ---------  ----------  ---------  --------------  ----------
Balance at November 1, 1996...........      --       $   --         --      $   --      $  --        $   --        $   --
Issuance of Preferred Stock...........         400    2,000,000     --          --         --            --         2,000,000
Issuance of Common Stock to
  Founders............................      --           --      2,640,955      --         --            --            --
Issuance of Common Stock to
  Management..........................      --           --        229,648      40,000     --            --            40,000
Net income for the period.............      --           --         --          --        469,000        --           469,000
                                               ---   ----------  ---------  ----------  ---------  --------------  ----------
Balance at Decmeber 31, 1996..........         400    2,000,000  2,870,603      40,000    469,000        --         2,509,000
Issuance of Common Stock..............      --           --        101,619   1,000,000     --            --         1,000,000
Net income for the year...............      --           --         --          --        788,000        --           788,000
                                               ---   ----------  ---------  ----------  ---------  --------------  ----------
Balance at December 31, 1997..........         400    2,000,000  2,972,222   1,040,000  1,257,000        --         4,297,000
Net income for the period
  (unaudited).........................      --           --         --          --      1,393,000        --         1,393,000
Foreign currency translation
  adjustment (unaudited)..............      --           --         --          --         --           239,000       239,000
                                                                                        ---------  --------------  ----------
Comprehensive income (unaudited)......      --           --         --          --      1,393,000       239,000     1,632,000
Conversion of preferred stock
  (unaudited).........................        (400)  (2,000,000)   250,000   2,000,000     --            --            --
Issuance of Common Stock
  (unaudited).........................      --           --      2,600,000  18,068,000     --            --        18,068,000
                                               ---   ----------  ---------  ----------  ---------  --------------  ----------
Balance at June 30, 1998
  (unaudited).........................      --       $   --      5,822,222  $21,108,000 $2,650,000   $  239,000    $23,997,000
                                               ---   ----------  ---------  ----------  ---------  --------------  ----------
                                               ---   ----------  ---------  ----------  ---------  --------------  ----------

                            SEE ACCOMPANYING NOTES.

                            HAWKER PACIFIC AEROSPACE

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          SUCCESSOR
                                                 PREDECESSOR         ---------------------------------------------------
                                           ------------------------
                                                            TEN          TWO
                                               YEAR        MONTHS       MONTHS         YEAR            SIX MONTHS
                                              ENDED        ENDED        ENDED         ENDED               ENDED
                                           DECEMBER 31   OCTOBER 31  DECEMBER 31   DECEMBER 31           JUNE 30
                                               1995         1996         1996          1997        1997         1998
                                           ------------  ----------  ------------  ------------  ---------  ------------
                                                                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)........................   $  264,000   $(1,606,000)  $  469,000   $  788,000   $ 448,000   $1,393,000
Adjustments to reconcile net income
  (loss) to net cash provided by (used
  in) operating activities:
  Deferred income taxes..................     (680,000)    (971,000)     382,000       466,000     279,000      (12,000)
  Depreciation...........................      680,000      525,000      183,000       741,000     353,000      637,000
  Amortization...........................      174,000      294,000       17,000       463,000     254,000      657,000
  Non-cash restructuring charge..........       --          561,000       --            --          --           --
  Stock compensation.....................       --           --           40,000        --          --           --
  (Gain) loss on the sale of machinery,
    equipment and landing gear...........      332,000       --           --           (78,000)     --           --
Changes in operating assets and
  liabilities:
  Accounts receivable....................   (1,773,000)   1,771,000     (103,000)   (1,036,000)    737,000   (6,900,000)
  Inventory..............................   (4,433,000)   1,156,000     (901,000)     (185,000)    128,000   (3,669,000)
  Prepaid expenses and other current
    assets...............................     (101,000)     (72,000)      21,000       104,000    (304,000)    (396,000)
  Accounts payable.......................     (397,000)  (2,681,000)   2,195,000       622,000    (883,000)  (1,979,000)
  Deferred revenue.......................    1,029,000      532,000      115,000      (745,000)   (866,000)     690,000
  Accrued liabilities....................      682,000      261,000     (139,000)     (818,000)   (732,000)   3,341,000
                                           ------------  ----------  ------------  ------------  ---------  ------------
  Cash provided by (used in) operating
    activities...........................   (4,223,000)    (230,000)   2,279,000       322,000    (586,000)  (6,238,000)
INVESTING ACTIVITIES
Purchase of equipment, leasehold
  improvements and landing gear..........   (4,479,000)  (1,173,000)    (155,000)   (2,890,000)   (495,000)  (5,360,000)
Purchase of equipment and landing gear
  from BA................................       --           --           --            --          --      (18,887,000)
Purchase of BA inventory.................       --           --           --            --          --       (1,962,000)
Proceeds from disposals of equipment,
  leasehold improvements and landing
  gear...................................      350,000       --           --           250,000      --           --
Acquisition of Predecessor...............       --           --      (28,398,000)       --          --           --
Other assets.............................       15,000      (26,000)      --          (824,000)    (39,000)     587,000
                                           ------------  ----------  ------------  ------------  ---------  ------------
Cash used in investing activities........   (4,114,000)  (1,199,000) (28,553,000)   (3,464,000)   (534,000) (25,622,000)
FINANCING ACTIVITIES
Borrowing under bank note................       --           --       13,500,000        --          --       13,285,000
Principal payments on bank note..........       --           --           --          (850,000)   (425,000)     (51,000)
Principal payments on related party
  note...................................       --           --           --            --          --       (1,500,000)
Borrowings/payments on line of credit,
  net....................................       --           --       (1,287,000)    3,200,000     600,000    1,941,000
Borrowing on note payable to related
  party..................................       --           --        6,500,000        --          --           --
Initial borrowing under line of credit...       --           --        6,616,000        --          --           --
Borrowings/payments on due to Parent and
  affiliates (net).......................    8,010,000    2,193,000       --            --          --           --
Deferred offering costs..................       --           --           --          (766,000)     --       (1,966,000)
Deferred financing cost..................       --           --           --          (337,000)     --           --
Issuance of preferred stock..............       --           --        2,000,000        --          --           --
Deferred loan fees.......................       --           --           --            --          --         (235,000)
Contributions to capital.................       --          242,000       --         1,000,000      --           --
Net proceeds from equity offering........       --           --           --            --          --       20,800,000
                                           ------------  ----------  ------------  ------------  ---------  ------------
Cash provided by financing activities....    8,010,000    2,435,000   27,329,000     2,247,000     175,000   32,274,000
Increase (decrease) in cash..............     (327,000)   1,006,000    1,055,000      (895,000)   (945,000)     414,000
Cash, beginning of period................      726,000      399,000       --         1,055,000   1,055,000      160,000
                                           ------------  ----------  ------------  ------------  ---------  ------------
Cash, end of period......................   $  399,000   $1,405,000   $1,055,000    $  160,000   $ 110,000   $  574,000
                                           ------------  ----------  ------------  ------------  ---------  ------------
                                           ------------  ----------  ------------  ------------  ---------  ------------

                            HAWKER PACIFIC AEROSPACE

                                                                                          SUCCESSOR
                                                 PREDECESSOR         ---------------------------------------------------
                                           ------------------------
                                                            TEN          TWO
                                               YEAR        MONTHS       MONTHS         YEAR            SIX MONTHS
                                              ENDED        ENDED        ENDED         ENDED               ENDED
                                           DECEMBER 31   OCTOBER 31  DECEMBER 31   DECEMBER 31           JUNE 30
                                               1995         1996         1996          1997        1997         1998
                                           ------------  ----------  ------------  ------------  ---------  ------------
                                                                                                       (UNAUDITED)
Supplemental disclosure of cash flow
  information:
  Cash paid during the period for:
    Interest.............................   $1,574,000   $1,279,000   $  193,000    $2,261,000   $1,137,000  $1,393,000
                                           ------------  ----------  ------------  ------------  ---------  ------------
                                           ------------  ----------  ------------  ------------  ---------  ------------
    Income taxes.........................   $   44,000   $   20,000   $   --        $    3,000   $  11,000   $    5,000
                                           ------------  ----------  ------------  ------------  ---------  ------------
                                           ------------  ----------  ------------  ------------  ---------  ------------
Noncash investing and financing
  activities
  Purchase of landing gear from BA.......   $   --       $   --       $   --        $   --       $  --       $2,879,000
                                           ------------  ----------  ------------  ------------  ---------  ------------
                                           ------------  ----------  ------------  ------------  ---------  ------------
  Acquisition of Predecessor:
  Fair market value of assets acquired...   $   --       $   --       $34,973,000   $   --       $  --       $   --
  Fair market value of liabilities
    assumed..............................       --           --       (5,170,000)       --          --           --
  Less cash received.....................       --           --       (1,405,000)       --          --           --
                                           ------------  ----------  ------------  ------------  ---------  ------------
Net cash paid............................   $   --       $   --       $28,398,000   $   --       $  --       $   --
                                           ------------  ----------  ------------  ------------  ---------  ------------
                                           ------------  ----------  ------------  ------------  ---------  ------------

                            SEE ACCOMPANYING NOTES.

                            HAWKER PACIFIC AEROSPACE

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Hawker Pacific Aerospace, formerly known as Hawker Pacific, Inc. (the "Company") is a California corporation with headquarters in Sun Valley, California, with additional facilities in the Netherlands and the United Kingdom. The Company repairs and overhauls aircraft and helicopter landing gear, hydromechanical components, and wheels, brakes and braking system components for a diverse international customer base, including commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, aircraft parts distributors, and original equipment manufacturers. In addition, the Company distributes and sells new and overhauled spare parts and components for both fixed wing and helicopters.

ORGANIZATION AND BASIS OF PRESENTATION

    The Company operated as a subsidiary of BTR Dunlop Holdings, Inc., a Delaware Corporation, from December 21, 1994 to October 31, 1996. BTR Dunlop Holdings, Inc. was a subsidiary of BTR plc, a United Kingdom company (collectively, the "Parent").

    Effective January 1, 1994, the Company merged its operations with certain operations of Dunlop Aviation, Inc., a subsidiary of the Parent. The merger was a combination of companies under common control and was accounted for similar to the pooling of interests method of accounting.

    Pursuant to an Agreement of Purchase and Sale of Stock, Aqhawk, Inc. ("Aqhawk") purchased all of the Company's outstanding stock from BTR plc effective as of November 1, 1996 (the "Acquisition"). Aqhawk was formed as a holding company for the sole purpose of acquiring the stock of the Company and was subsequently merged into the Company. The acquisition has been accounted for under the purchase accounting method. The aggregate purchase price was approximately $29,800,000, which includes the cost of the Acquisition. The aggregate purchase price was allocated to the assets of the Company, based upon estimates of their respective fair market values. The excess of purchase price over the fair values of the net assets acquired was $1,019,000 and was recorded as goodwill. Goodwill has been subsequently reduced for the reduction of certain allowances on deferred taxes and amortization.

    The financial statements as of December 31, 1995 and for the year ended December 31, 1995 and the ten months ended October 31, 1996 are presented under the historical cost basis of the Company, as a wholly-owned subsidiary of BTR Dunlop Holdings, Inc., the predecessor Company (the "Predecessor"). The financial statements as of December 31, 1996 and 1997, and for the two months ended December 31, 1996 and the year ended December 31, 1997 are presented under the new basis of the successor company (the "Successor") established in the Acquisition.

    On February 3, 1998, the Company completed an initial public offering (the "Initial Public Offering") of 2,766,667 shares of the Company's common stock ("Common Stock"). Of the 2,766,667 shares of Common Stock sold in the Offering, 2,600,000 shares were sold by the Company and 166,667 shares were sold by a principal shareholder of the Company. The principal shareholder sold 415,000 additional shares of Common Stock pursuant to the exercise of an over allotment option granted to the underwriters by the principal shareholder. The Company received net proceeds of approximately $18.1 million net of expenses of approximately $2.7 million. The Company used approximately $9.2 million of the net proceeds to fund a portion of the purchase price for certain assets of British Airways as discussed below, and approximately

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$7.6 million to repay a portion of the revolving and term debt previously outstanding under the Company's credit facility.

    In connection with the Initial Public Offering, the Company effected a
579.48618 for one stock split of the Company's Common Stock in November 1997 and a one for .9907406 reverse stock split in January 1998. All references in the accompanying financial statements to the number of shares of Common Stock, per common share amounts have been retroactively adjusted to reflect the stock splits. All of the Company's Series A Preferred Stock were converted into an aggregate of 250,000 shares of Common Stock. In addition, the Company's capital structure was changed to reflect 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock authorized. The Board of Directors has authority to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the shareholders.

PRINCIPALS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Hawker Pacific Aerospace, Limited. All significant intercompany amounts have been eliminated.

ACQUISITION OF CERTAIN ASSETS OF BRITISH AIRWAYS

    On February 4, 1998 (the "Acquisition Date"), the Company completed its acquisition of certain assets of British Airways plc ("BA Assets"). The BA Assets represent the assets of British Airways Engineering used to service landing gear primarily on British Airways plc's ("British Airways") aircraft. The purchase price for the BA Assets was approximately $19.5 million, including $1.1 million of transaction costs. In addition, the Company subsequently purchased an additional landing gear for $2.9 million (the liability for this payment was included in accrued liabilities at June 30, 1998) from British Airways. As part of the BA Acquisition, the Company and British Airways entered into a seven-year exclusive service agreement on February 4, 1998 for the Company to provide landing gear and related repair and overhaul services to substantially all of the aircraft currently operated by British Airways.

INTERIM FINANCIAL INFORMATION

    The accompanying balance sheet as of June 30, 1998 and the statements of operations and cash flows for the six months ended June 30, 1997, and 1998 and the statement of changes in shareholders equity for the six months ended June 30, 1998 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair statement of interim periods. The data disclosed in these notes to the financial statements for these periods is also unaudited. The results of operations and cash flows for the interim period are not necessarily indicative of the results to be expected for any other interim future period.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma information combines the results of operations of the Successor and Predecessor as if the Acquisition had occurred on January 1, 1996 and includes certain pro forma adjustments to the historical operating results for amortization of goodwill, depreciation and amortization of fixed assets and interest expense. The pro forma information is presented for illustrative purposes only, and is not necessarily indicative of what the actual results of operations would have been during such periods or representative of future operations.

                                                                                TWELVE MONTHS
                                                                                    ENDED
                                                                                 DECEMBER 31
                                                                                     1996
                                                                                --------------
                                                                                 (UNAUDITED)
Revenues......................................................................   $ 39,004,000
Net loss......................................................................     (1,523,000)
Net loss per share............................................................          (0.49)

LANDING GEAR EXCHANGE

    Landing gear and other rotable assets are accounted for as fixed assets at cost and are depreciated over their estimated useful lives to their respective salvage values. These assets include various airplane, wing, body and nose landing gear shipsets. Landing gear and other rotable assets are held for purposes of exchanging the assets for a customer's landing gear or other part needing repair or overhaul. As the landing gear is exchanged and the customer is billed for the cost of the repair, the landing gear or other parts are typically repaired and overhauled and maintained as property of the Company for future exchanges. The estimated useful lives range from 10 to 15 years depending on the age of the aircraft and projected marketability of the exchange gear over time. Amortization expense is recorded as a component of cost of revenues using the straight-line amortization method.

RECOGNITION OF REVENUE

    The Company generates revenue primarily from repair and overhaul services. In some cases repair and overhaul services include exchange fees for the exchange of the Company's landing gear or other parts for the customer's landing gear or other parts needing repair or overhaul services. The Company also generates revenues from the sale and distribution of spare parts.

    Spare parts sales and exchange fee revenues are each individually less than 10% of total revenues.

    Revenues for repair and overhaul services not involving an exchange transaction are recognized when the unit is shipped. Deferred revenue is principally comprised of customer prepayments and progress billings related to the overhaul and repair of landing gear and other services which are in process. Revenues from spare parts sales are recognized at the time of shipment. Landing gear exchange fees are recognized on shipment of the exchanged gear to the customer. Revenues for repair and overhaul service involving an exchange are recognized when the cost of repairing the part received from the customer are known and billable.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COMPREHENSIVE INCOME

    During 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS No. 130 had no impact on the Company's net income or shareholders' equity. SFAS No. 130 requires foreign currency translation adjustments to be included in other comprehensive income. The adoption of SFAS No. 130 did not result in reclassification of prior year financial statements.

CONCENTRATIONS OF RISK

    MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK The Company performs credit evaluations and analysis of amounts due from its customers; however, the Company generally does not require collateral. Credit losses have been within management's expectations and an estimate of uncollectible accounts has been provided for in the financial statements.

    Revenue from three customers, who individually accounted for greater than 10% of total revenues, were 20.3%, 19.3% and 10.4%, respectively, of the Company's total revenues for the six months ended June 30, 1998, and accounted for 27.2%, 16.6% and 9.5%, respectively, of the accounts receivable balance at June 30, 1998.

    One customer accounted for 19.3% of the Company's total revenues for the year ended December 31, 1997 and represented 18.9% of the accounts receivable balance at December 31, 1997.

    One customer accounted for 13.1% of the Company's total revenues for the two month period ended December 31, 1996 and represented 7.4% of the accounts receivable balance at December 31, 1996.

    Revenues from two customers, who individually accounted for greater than 10% of total revenues, were 19.6% and 11.7%, respectively, of the Company's total revenues for the ten month period ended October 31, 1996.

    Revenues from two customers, who individually accounted for greater than 10% of total revenues, were 17.1% and 10.0%, respectively, of the Company's total revenues for the year ended December 31, 1995 and accounted for 9.9% and 11.3%, respectively, of the accounts receivable balance at December 31, 1995.

MAJOR VENDORS

    One vendor accounted for $5,777,000 of the Company's total purchases during the six months ended June 30, 1998.

    Three vendors accounted for $9,283,000 of the Company's total purchases during the year ended December 31, 1997.

    Three vendors accounted for $1,901,000 of the Company's total purchases for the two month period ended December 31, 1996.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Two vendors accounted for $7,030,000 of the Company's total purchases during the ten month period ended October 31, 1996.

    One vendor accounted for $5,005,000 of the Company's total purchases for the year ended December 31, 1995.

INVENTORIES

    Inventories are stated at the lower of cost or market. Purchased parts and assemblies are valued based on the weighted average cost. Work-in-process inventories include purchased parts, direct labor and factory overhead. Provisions for potentially obsolete or slow moving inventory are made based on management's analysis of inventory levels, turnover and future revenue forecasts.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements are recorded at cost. Depreciation expense is being provided using the straight-line method based on the following estimated useful lives:

                                                           PREDECESSOR          SUCCESSOR
                                                        ------------------  ------------------
Leasehold improvements................................   Lesser of life of   Lesser of life of
                                                            lease or asset      lease or asset
Machinery and equipment...............................          13.3 years             8 years
Tooling...............................................          13.3 years             5 years
Furniture and fixtures................................             7 years             5 years
Vehicles..............................................             5 years             3 years
Computer equipment....................................             5 years             3 years

    Expenditures for repairs are expensed as incurred and additions, renewals and betterments are capitalized.

GOODWILL

    In connection with the purchase of the Company by Aqhawk, Inc. as previously described, the Company recorded goodwill which represents the excess of the purchase price over the estimated fair value of the net assets acquired. The Company is amortizing goodwill using the straight-line method over a period of 15 years. The Company assesses the recoverability of its goodwill whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows for the business may not be sufficient to support recorded goodwill.

    At December 31, 1996, and 1997 and June 30, 1998, goodwill was reduced by $382,000, $466,000 and $145,000, respectively, due to the realization of certain deferred tax assets and the corresponding reduction of the valuation allowance established in the allocation of the purchase price of the Acquisition. As a result, goodwill has been reduced to zero as of June 30, 1998.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN REVENUES

    The Company generated revenues from customers located outside of the United States of $5,616,000, $4,493,000, $1,517,000, $11,856,000 and $11,597,000, of
which $3,368,000, $2,887,000, $1,191,000, $9,901,000 and $4,606,000 were revenues generated from the Company's United States location for the year ended December 31, 1995, the ten months ended October 31, 1996, and the two months ended December 31, 1996 the year ended December 31, 1997, and the six months ended June 30, 1998, respectively.

    Realized and unrealized foreign exchange gains (losses) amounted to $161,000, $33,000, ($3,000), $298,000 and $201,000 for the year ended December
31, 1995, the ten months ended October 31, 1996, the two months ended December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

ENVIRONMENTAL EXPENSE AND INCOME RECOVERY

    Included in general and administrative expense for the year ended December 31, 1995, and the ten months ended October 31, 1996, is $717,000 and $947,000, respectively, of legal fees and settlement cost associated with investigating, defending and settling the environmental remediation matter discussed in Note 7. In addition, for the year ended December 31, 1995, general and administrative expense has been reduced by insurance recoveries of $1,000,000. There were no corresponding costs incurred in the two months ended December 31, 1996, the year ended December 31, 1997, or the period ended June 30, 1998.

EARNINGS PER SHARE

    Earnings per common share are computed based on the weighted average number of shares outstanding during each period. The weighted average number of shares outstanding give effect to the stock split and conversion of preferred stock discussed in Note 1 as if they had occurred on November 1, 1996.

    During 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). Pursuant to SFAS No. 128, basic earnings (loss) per common share are computed based upon the weighted average number of common shares outstanding for the period. Diluted earnings per common share reflects the potential dilution that could occur if certain securities were exercised or converted into common stock.

    The adoption of SFAS No. 128 did not result in a restatement of earnings
(loss) per common share for the periods presented in the financial statements. Basic earnings (loss) per share under SFAS No. 128 is the same as diluted earnings (loss) per share for all periods presented except for the six months ended June 30, 1998, and includes 250,000 shares issued upon the conversion of the preferred stock discussed in Note 1, as if converted at the beginning of the period. The number of shares used in the calculation of basic and diluted earnings per share was 3,120,603 and 3,145,079 for the two months ended December 31, 1996 and the year ended December 31, 1997, respectively. The number of shares used in the calculation of basic and diluted earnings per share was 5,420,012 and 5,573,074 for the six months ended June 30, 1998, respectively. The difference between basic and diluted is due to options to purchase common stock.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Options to purchase 374,937 shares of common stock at $8 per share (the Initial Public Offering price) were outstanding during 1997 but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

EMPLOYEE STOCK COMPENSATION

    The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which establishes a fair value method of accounting for stock-based compensation plans. In accordance with SFAS No. 123, the Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in APB
25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

    Also, in accordance with SFAS No. 123, the Company intends to provide footnote disclosure with respect to stock-based employee compensation in its 1998 annual financial statements. The cost of stock-based employee compensation is based on the fair value of the award measured at the measurement date (generally the grant date) and is recognized over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the fair value of the stock option as determined by the model at grant date or other measurement date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments principally consist of accounts receivable, accounts payable, line of credit, note payable to a bank, and notes payable to a related party as defined by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The carrying value of accounts receivable and accounts payable approximates their fair market values due to the short-term nature of these instruments. The carrying value of the line of credit and note payable to a bank approximates their fair market values since these financial instruments carry a floating interest rate. The fair market value of the note payable to a related party approximated its carrying value based on current market rates for such debt.

MANAGEMENT'S USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131) issued by the FASB is effective for financial statements beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS No. 131 to have a material effect, if any, on its results of operations.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives (see interest rate swaps in Note 5), management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

2. INVENTORIES

    Inventories are comprised of the following:

                                                                         SUCCESSOR
                                         PREDECESSOR    -------------------------------------------
                                       ---------------          DECEMBER 31
                                         DECEMBER 31    ----------------------------
                                            1995            1996           1997
                                       ---------------  -------------  -------------     JUNE 30
                                                                                          1998
                                                                                      -------------
                                                                                       (UNAUDITED)
Purchased parts and assemblies.......   $  10,658,000   $   9,722,000  $  11,961,000  $  18,615,000
Work-in-process......................       2,788,000       3,228,000      2,853,000      1,830,000
                                       ---------------  -------------  -------------  -------------
                                        $  13,446,000   $  12,950,000  $  14,814,000  $  20,445,000
                                       ---------------  -------------  -------------  -------------
                                       ---------------  -------------  -------------  -------------

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements, at cost, consist of the following:

                                                                           SUCCESSOR
                                            PREDECESSOR    -----------------------------------------
                                          ---------------         DECEMBER 31
                                            DECEMBER 31    --------------------------
                                               1995            1996          1997
                                          ---------------  ------------  ------------     JUNE 30
                                                                                           1998
                                                                                       -------------
                                                                                        (UNAUDITED)
Leasehold improvements..................   $   1,331,000   $  1,009,000  $  1,575,000  $   1,739,000
Machinery and equipment.................       5,354,000      3,202,000     3,394,000      7,305,000
Tooling.................................         641,000        308,000       356,000        444,000
Furniture and fixtures..................         342,000         72,000       199,000        216,000
Vehicles................................          31,000         30,000        30,000         38,000
Computer equipment......................       1,301,000        209,000       384,000      1,414,000
                                          ---------------  ------------  ------------  -------------
                                               9,000,000      4,830,000     5,938,000     11,156,000
  Less: Accumulated depreciation........       4,129,000        111,000       855,000      1,587,000
                                          ---------------  ------------  ------------  -------------
                                           $   4,871,000   $  4,719,000  $  5,083,000  $   9,569,000
                                          ---------------  ------------  ------------  -------------
                                          ---------------  ------------  ------------  -------------

4. INCOME TAXES

    The tax provision of the Predecessor has been computed as if the Predecessor filed a separate income tax return. For the period ending December 31, 1995, the taxable income of the Predecessor was included in the consolidated Federal and State tax returns of its Parent. Under a tax sharing arrangement with its Parent, the Predecessor's deferred tax assets were expected to be recoverable against the current or future earnings of the Predecessor or its Parent. Accordingly, the deferred tax valuation allowance for certain deferred taxes recoverable through the consolidated tax return of the Parent was reduced resulting in a net deferred tax benefit for the year ended December 31, 1995.

    For the two months ended December 31, 1996, and the year ended December 31, 1997, the tax provision has been computed on a stand-alone basis. A full valuation allowance for the Successor's net deferred tax assets was provided at the Acquisition date as an adjustment to goodwill due to future uncertainty concerning the ultimate realization of the net deferred tax asset. To the extent the deferred tax assets of the Successor become realizable under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") the related reduction in the valuation allowance will be recorded as a reduction to goodwill until goodwill is eliminated and then as a reduction of income tax expense.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

4. INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                SUCCESSOR
                                                                       ---------------------------
                                                        PREDECESSOR
                                                      ---------------          DECEMBER 31
                                                        DECEMBER 31    ---------------------------
                                                           1995            1996           1997
                                                      ---------------  -------------  ------------
Deferred tax assets:
  Net operating loss carryforwards..................   $   3,026,000   $   1,953,000  $  3,013,000
  Inventory valuation accruals......................         942,000       1,449,000       439,000
  Accounts receivable valuation accruals............          17,000         131,000        64,000
  Environmental remediation accruals................         102,000         285,000       --
  Employee benefits and compensation................         135,000         195,000       169,000
  Product and service warranties....................         109,000          82,000        70,000
  State tax credits.................................        --              --             127,000
  Other items, net..................................         335,000         351,000        76,000
                                                      ---------------  -------------  ------------
    Total deferred tax assets.......................       4,666,000       4,446,000     3,958,000
Deferred tax liabilities:
  Depreciation and amortization.....................       1,977,000       2,474,000     2,789,000
  Property, equipment and landing gear exchange
    asset basis adjustments.........................        --               445,000       445,000
  Other items, net..................................         185,000         100,000        65,000
                                                      ---------------  -------------  ------------
    Total deferred tax liabilities..................       2,162,000       3,019,000     3,299,000
                                                      ---------------  -------------  ------------
Net deferred tax asset..............................       2,504,000       1,427,000       659,000
Less valuation allowance............................      (1,824,000)     (1,427,000)     (659,000)
                                                      ---------------  -------------  ------------
Net deferred tax asset after allowance..............   $     680,000   $    --        $    --
                                                      ---------------  -------------  ------------
                                                      ---------------  -------------  ------------

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

4. INCOME TAXES (CONTINUED)
    Significant components of the provision for taxes based on income are as follows:

                                                PREDECESSOR
                                      -------------------------------             SUCCESSOR
                                           YEAR                        --------------------------------
                                           ENDED         TEN MONTHS      TWO MONTHS          YEAR
                                        DECEMBER 31    ENDED OCTOBER   ENDED DECEMBER   ENDED DECEMBER
                                           1995           31 1996          31 1996          31 1997
                                      ---------------  --------------  ---------------  ---------------
Current:
  Federal...........................    $   --           $   --          $   --           $   --
  State.............................        --               --              --                 1,000
                                      ---------------  --------------  ---------------  ---------------
                                            --               --              --                 1,000
Deferred:
  Federal...........................       (504,000)       (746,000)         277,000          466,000
  State.............................       (176,000)       (225,000)         105,000          --
                                      ---------------  --------------  ---------------  ---------------
                                           (680,000)       (971,000)         382,000          466,000
                                      ---------------  --------------  ---------------  ---------------
(Benefit) provision for taxes.......    $  (680,000)     $ (971,000)     $   382,000      $   467,000
                                      ---------------  --------------  ---------------  ---------------
                                      ---------------  --------------  ---------------  ---------------

    The tax (benefit) provision for the year ended December 31, 1995, includes a benefit of $525,000, resulting from the reduction of the deferred tax valuation allowance.

    For the two months ended December 31, 1996 and the year ended December 31, 1997, reductions of the valuation reserve of approximately $382,000 and $466,000, respectively, resulted in equivalent reductions of goodwill. For the year ended December 31, 1997 deferred tax assets of $302,000, were determined not to be realizable and were charged directly against the valuation allowance.

    During the six months ended June 30, 1998 the Company estimated that the deferred tax asset valuation allowance of $659,000 was no longer needed and such amount was reversed as a $145,000 reduction of goodwill and a $514,000 benefit recorded in the income tax provision.

    A reconciliation of the statutory federal income tax rate to the effective tax rate, as a percentage of income before tax, is as follows:

                                                   PREDECESSOR                                SUCCESSOR
                                      --------------------------------------  -----------------------------------------
                                             YEAR                                                          YEAR
                                      ENDED DECEMBER 31    TEN MONTHS ENDED     TWO MONTHS ENDED     ENDED DECEMBER 31
                                             1995          OCTOBER 31 1996      DECEMBER 31 1996           1997
                                      ------------------  ------------------  --------------------  -------------------
Statutory federal income tax rate...           (34)%               (34)%                 34%                   34%
Nondeductible expenses..............            13                   2                    3                     3
State income taxes, net of federal
  benefit...........................            (4)                 (6)                   8                 --
Decrease in valuation
  reserve...........................          (139)               --                   --                   --
                                                                    --                   --                    --
                                               ---
Effective tax rate..................          (164)%               (38)%                 45%                   37%
                                                                    --                   --                    --
                                                                    --                   --                    --
                                               ---
                                               ---

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

4. INCOME TAXES (CONTINUED)

    The Company has net operating loss carryforwards for federal tax purposes of $7,892,000 which expire in the years 2007 to 2012. The Company also has State net operating loss carryforwards of $3,548,000 which expire in the years 1999 to 2002. Utilization of the net operating losses may be limited as a result of limitations due to changes in ownership.

5. SUCCESSOR LINES OF CREDIT AND NOTES PAYABLE

    At December 31, 1997 the Company had a revolving line of credit agreement with a bank which permitted borrowings up to the lesser of $10,000,000 or a borrowing base of 85% of accounts receivable plus the lesser of $6,000,000 or 50% of the value of acceptable inventory. The line of credit agreement also included a facility for up to $2,000,000 in letters of credit. The line of credit was to expire November 30, 1999, and carried interest at either the "offshore rate" plus 1.5% or the bank's reference rate, at the option of the Company. The weighted average interest rate on borrowing outstanding under the line of credit was 7.56% at December 31, 1997. The Company had available borrowings of $427,000 at December 31, 1997 under this agreement.

    The line of credit agreement contained certain covenants which included, but are not limited to, quick ratio, fixed charge coverage ratio, profitability, and dividend and capital investment limitations. The line of credit was collateralized by all personal property of the Company and guaranteed by a Shareholder of the Company.

    The Company also had a shipset purchase line of credit from a bank up to $3,000,000 to finance a portion of the purchase price for landing gear used in the ordinary course of business. At December 31, 1996 and 1997, there were no amounts outstanding under the shipset purchase line of credit.

    On February 3, 1998, the Company completed its Amended and Restated Business Loan Agreement (the "Amended Loan Agreement") with Bank of America. This agreement increases the credit available to the Company from $26.5 million to $45.5 million. The Amended Loan Agreement provides the Company with a $15.0 million revolving line of credit, subject to limitations based on collateral, a $24.5 million dollar term loan and a $6 million capital expenditure facility. The revolving line of credit matures in three years, and the term loan and capital expenditure facilities mature in seven years. At the Company's election, the rate of interest on each of the three facilities is either Bank of America's reference rate or the interbank eurodollar rates on either the London market or the Cayman Islands market.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

5. SUCCESSOR LINES OF CREDIT AND NOTES PAYABLE (CONTINUED)
    The Company's note payable balance consists of the following:

                                                          DECEMBER 31
                                                  ----------------------------
                                                      1996           1997
                                                  -------------  -------------     JUNE 30
                                                                                    1998
                                                                                -------------
                                                                                 (UNAUDITED)
Note payable to a bank, payable in quarterly
  installments, beginning in 1999 of $812,500
  and periodically escalating to $1,312,500 in
  2004, plus interest at either the offshore
  rate plus 1.875% or the bank's reference rate,
  subject to the same terms and conditions as
  the line of credit, maturing December 31,
  2004. The interest rate in effect at June 30,
  1998 was 7.4%.................................  $  13,500,000  $  12,650,000  $  24,500,000

Note payable to a bank on capital expenditure
  facility, payable in quarterly installments of
  $51,250 and one final payment of $102,000 plus
  interest at either the offshore rate plus
  1.875% or the bank's reference rate, subject
  to the same terms and conditions as the line
  of credit, maturing December 31, 2004. The
  interest rate in effect at June 30, 1998 was
  7.4%..........................................       --             --        $   1,384,000

Note payable to related party, interest accrues
  monthly at 11.8% per annum, interest payments
  due monthly equal to the lesser of the accrued
  interest or excess cash flow as defined,
  subordinated to the line of credit, term loan
  and capital expenditure loan, quarterly
  principal payments of $700,000 scheduled to
  begin in January 2004 through December 2006...      6,500,000      6,500,000      5,000,000
                                                  -------------  -------------  -------------
                                                     20,000,000     19,150,000     30,884,000
Less current....................................        850,000      1,450,000      1,830,000
                                                  -------------  -------------  -------------
                                                  $  19,150,000  $  17,700,000  $  29,054,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

5. SUCCESSOR LINES OF CREDIT AND NOTES PAYABLE (CONTINUED)
    Maturity of notes payable as of December 31, 1997, is summarized as follows:

1998...........................................................  $1,450,000
1999...........................................................   1,700,000
2000...........................................................   2,250,000
2001...........................................................   2,250,000
2002...........................................................   2,500,000
2003 and thereafter............................................   9,000,000
                                                                 ----------
                                                                 $19,150,000
                                                                 ----------
                                                                 ----------

    Maturity of notes payable as of June 30, 1998, unaudited, is summarized as follows:

1999...........................................................  $1,830,000
2000...........................................................   3,455,000
2001...........................................................   3,705,000
2002...........................................................   4,205,000
2003...........................................................   4,705,000
2004 and thereafter............................................  12,984,000
                                                                 ----------
                                                                 $30,884,000
                                                                 ----------
                                                                 ----------

    The Company entered into an interest rate swap agreement (the "Swap Agreement") to reduce the impact of changes in interest rates in its floating-rate long-term debt. The Swap Agreement dated January 13, 1997 has an initial notional amount of $6,750,000 reducing to $2,781,000 through the expiration date of December 31, 2001. The Company is required to pay interest on the notional amount at the rate of 6.65% and receives from the bank a percentage of the notional amount based on a floating interest rate. The Swap Agreement effectively reduces its interest rate exposure on the notional amount to a fixed rate of 6.65%. The notional amount at December 31, 1997 was $6,325,000. The floating interest rate in effect under the Swap Agreement at December 31, 1997 was 5.87%. The Swap Agreement had a negative fair market value of $128,000 at December 31, 1997.

    With the Amended Loan Agreement the Company entered into another interest rate swap agreement (the "Swap Agreement") to reduce the impact of changes in interest rates in its floating-rate long-term debt. The Swap Agreement dated February 19, 1998 has an initial notional amount of $14,700,000 reducing to $8,550,000 through the expiration date of March 28, 2002. The Company is required to pay interest on the notional amount at the rate of 6.39% and receives from the bank a percentage of the notional amount based on a floating interest rate. The Swap Agreement effectively reduces its interest rate exposure of the notional amount to a fixed rate of 6.39%. The floating interest rate in effect under the Swap Agreement is 5.625%. The Swap Agreement had a negative fair market value of $259,000 at June 30, 1998.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

6. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company leases its facilities, certain office equipment and a vehicle under operating lease agreements, which expire through May 2010 and contain certain escalation clauses based on various inflation indexes. Future minimum rental payments as of December 31, 1997, are summarized as follows:

1998...........................................................  $1,165,000
1999...........................................................   1,158,000
2000...........................................................   1,158,000
2001...........................................................   1,165,000
2002...........................................................   1,120,000
2003 and thereafter............................................   5,621,000
                                                                 ----------
                                                                 $11,387,000
                                                                 ----------
                                                                 ----------

    The Company entered into a 13-year operating lease for additional office space and warehouse facilities during July 1997. In addition, significant leasehold improvement costs were incurred during the year ended December 31, 1997.

    The Company incurred rent expense of approximately $980,000, $586,000, $109,000 and $795,000 for the year ended December 31, 1995, the ten months ended October 31, 1996, the two months ended December 31, 1996, and the year ended December 31, 1997, respectively.

EMPLOYMENT AGREEMENTS

    The Company is obligated under certain management employment contracts through October 31, 2001. Future minimum salary expense related to these contracts are summarized as follows:

1998............................................................  $ 575,000
1999............................................................    575,000
2000............................................................    200,000
2001............................................................    200,000
                                                                  ---------
                                                                  $1,550,000
                                                                  ---------
                                                                  ---------

ENVIRONMENTAL REMEDIATION

    During 1993, the Company and other parties became defendants in a United States Environmental Protection Agency and State of California lawsuit (the "Plaintiffs") alleging violations of certain environmental regulations related to the contamination of ground water in the San Fernando Valley Basin that resulted from the release of hazardous substances.

    During 1996, the Company recorded additional reserves related to this matter for total reserves of $657,000 at October 31, 1996 and December 31, 1996. The Company has been indemnified by BTR plc for any claims related to this matter in excess of the amount recorded. The amount recorded at December 31, 1996 represented the Company's portion of a settlement that was reached with the Plaintiffs during 1997.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In August 1997 and January 1998, two separate lawsuits were filed by various individuals against Lockheed Martin Corporation and various other parties, including the Company, in the Los Angeles Superior Court pleading various causes of action in connection with certain alleged injuries caused by toxic and carcinogenic chemicals allegedly released by the defendants in the Burbank and Glendale areas of Los Angeles County, California. The individual plaintiffs seek unspecified compensatory and punitive damages. The Company does not believe that it caused the release of toxic and carcinogenic chemicals alleged in the complaints and BTR has assumed the defense and has agreed to indemnify the Company in connection with such claims. No amounts have been recorded as a liability because it is not possible to estimate the probable liability. Further, any liability that arises will be the responsibility of BTR plc.

LITIGATION

    The Company is involved in various lawsuits, claims and inquiries, which the Company believes are routine to the nature of the business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

7. RELATED PARTY TRANSACTIONS

SALES AND PURCHASES

    The Predecessor generated revenue and purchased goods and services from its Parent and various subsidiaries of its Parent (collectively the "Affiliates"). Certain long term purchase agreements with the Affiliates have continued under the Successor company.

    Total revenues for the year ended December 31, 1995 and the ten months ended October 31, 1996 from the Affiliates were approximately $552,000 and $331,000, respectively.

    Total purchases for the year ended December 31, 1995 and the ten months ended October 31, 1996 from the affiliates were approximately $6,820,000 and $5,437,000, respectively.

    In the ordinary course of business, the Successor pays sales commissions to a company which is also a shareholder of the Successor. During the period from January 1, 1997 through December 31, 1997, and the period from January 1, 1998 to June 30, 1998, the Successor paid $556,000 and $285,000 of commissions and reimbursed expenses to this related party, respectively.

NOTES PAYABLE TO RELATED PARTY

    As more fully described in Note 5, the Successor is subject to a note payable to a company controlled by shareholders of the Successor which is included in notes payable on the balance sheets. Interest expense on this note payable for the two months ended December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1998 amounted to $74,000, $767,000 and $314,000, respectively. The balance of this note was $6,500,000 as of December 31, 1996 and 1997 and was reduced to $5,000,000 at June 30, 1998 by a principle payment of $1,500,000 in February 1998.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

7. RELATED PARTY TRANSACTIONS (CONTINUED)
DUE TO PARENT AND AFFILIATES

    The Predecessor generally funded its operations through borrowings from the Parent through October 31, 1996. The Predecessor made payments against such borrowings based on cash availability although there were no contractual payment terms. Amounts classified as current in the balance sheet at December 31, 1995 represent the estimated amount of the borrowing paid from working capital as of December 31, 1995. During the year ended December 31, 1995 and the ten months ended October 31, 1996, the weighted average interest rate was 5.6% and 4.9%, respectively. During the year ended December 31, 1995 and the ten months ended October 31, 1996, the average borrowings outstanding on the due to Parent and affiliates were approximately $28,624,000 and $32,978,000, respectively, and Company recognized interest expense on borrowings from its Parent and affiliates of $1,598,000, and $1,609,000, respectively. All borrowing amounts due to Parent and affiliates were settled in connection with the November 1, 1996 acquisition of the Company.

MANAGEMENT FEE

    The Company had an agreement (the "Old Management Agreement") with Unique Investment Corporation ("Unique") to pay a management fee of $25,000 per month. Certain shareholders of the Company are related parties to Unique. The Company paid $50,000 to Unique during the period from November 1, 1996 through December 31, 1996, and $300,000 during the period from January 1, 1997 through December 31, 1997.

    In September 1997, the Company and Unique entered into a new management services agreement (the "New Management Services Agreement") pursuant to which, upon the consummation of the Initial Public Offering, the Old Management Agreement was terminated, and Unique is entitled to receive $150,000 per year payable monthly commencing in January 1999 for certain management services rendered to the Company.

    The New Management Services Agreement will terminate upon the Company completing an underwritten public offering in which selling shareholders offer 25% or more of the Common Stock sold in such offering.

    In September 1997, the Company also entered into a mergers and acquisitions agreement with Unique pursuant to which Unique received $300,000 upon the closing of the BA Acquisition for services provided in connection with the acquisition.

PARENT COMPANY ALLOCATION OF EXPENSES

    The Predecessor received a charge from its Parent for certain insurance (i.e., workers' compensation, product liability, group medical, etc.) and employee benefit program expenses that were contracted and paid by the Parent and allocated to the various subsidiaries. Management believes these allocations approximate the amounts that would have been incurred had the Predecessor operated on a stand-alone basis. Included in general and administrative expense and cost of revenues is $436,000 and $1,504,000 for the year ended December 31, 1995 and the ten months ended October 31, 1996, respectively, of costs charged to the Predecessor by the Parent for these programs.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

7. RELATED PARTY TRANSACTIONS (CONTINUED)
WARRANTY REIMBURSEMENT FROM PARENT

    The Predecessor had an arrangement with the Parent whereby certain warranty costs incurred by the Predecessor for the failure of parts purchased from the Parent or its affiliates were reimbursed to the Predecessor. For the year ended December 31, 1995, the Predecessor received $184,000 for reimbursement of warranty costs incurred by the Predecessor.

8. STOCK OPTION PLAN

    In November 1997, the Board of Directors adopted the Company's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan, provides for the grant of options to directors, officers, other employees and consultants of the Company to purchase up to an aggregate of 634,514 shares of Common Stock. The purpose of the 1997 Plan is to provide participants with incentives that will encourage them to acquire a proprietary interest in, and continue to provide services to the Company. Options granted under the 1997 Plan may be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options.

    The exercise price of any incentive stock options granted may not be less than 100% of the fair market value of Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Nonqualified options may be granted under the 1997 Plan at an exercise price of not less than 85% of the fair market value of the Common Stock on the date of grant. Options may not be exercised more than ten years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The number of options outstanding and the exercise price thereof are subject to adjustments in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

    In November 1997, the Board of Directors of the Company granted six-year options to purchase 259,572 shares of Common Stock under the 1997 Plan. The exercise price for these options is $8.00 per share. The options generally will be subject to vesting and will become exercisable at a rate of 5% per quarter from the date of grant, subject to the optionee's continuing employment with the Company. Certain options become fully vested and exercisable upon a change in control as defined.

    In addition, in November 1997, the Board of Directors granted five-year management stock options to purchase an aggregate of 115,365 shares of Common Stock. All of these options are vested and are exercisable at $8.00 per share.

9. EMPLOYEE BENEFIT PLANS

    Effective January 1, 1997, the Company adopted a defined benefit pension plan (the 1997 Plan) to provide retirement benefits to its employees. This non-contributory plan covers substantially all employees of the Company as of the effective date of the plan. Pursuant to plan provisions, normal monthly retirement benefits are equal to the participant's credited benefit service (up to a maximum of 35 years) times the sum of 0.75% of the participant's final average monthly compensation plus 0.65% of such compensation in excess of the participant's covered average monthly wage. The plan also provides for early

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

9. EMPLOYEE BENEFIT PLANS (CONTINUED)
retirement and certain death and disability benefits. The Company's funding policy for the plans is to contribute amounts sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974, plus any additional amounts which the Company may determine to be appropriate.

    For the year ended December 31, 1995 the Company recorded net periodic pension expense of $166,000 and during the ten months ended October 31, 1996 the Company recorded a net periodic pension expense of $234,000 as part of the allocated charges from the Parent.

    The net pension cost for Company-sponsored defined benefit pension plan for the year ended December 31, 1997 included the following components:

                                                                                   SUCCESSOR
                                                                                  ------------
                                                                                   YEAR ENDED
                                                                                  DECEMBER 31
                                                                                      1997
                                                                                  ------------
Service cost....................................................................   $   94,000
Interest cost...................................................................       54,000
Net amortization and deferral...................................................       34,000
                                                                                  ------------
Net pension cost................................................................   $  182,000
                                                                                  ------------
                                                                                  ------------

    The reconciliation of the funded status of the defined benefit pension plan is as follows:

                                                                                   SUCCESSOR
                                                                                 -------------
                                                                                  YEAR ENDED
                                                                                  DECEMBER 31
                                                                                     1997
                                                                                 -------------
Actuarial present value of benefits:
Vested benefits................................................................  $    (159,000)
Nonvested benefits.............................................................       (101,000)
                                                                                 -------------
Accumulated benefit obligation.................................................       (260,000)
Effect of projected future compensation increases..............................       (780,000)
                                                                                 -------------
Projected benefit obligation...................................................     (1,040,000)
                                                                                 -------------
Fair value of plan assets......................................................       --

Projected benefit obligation in excess of plan assets..........................     (1,040,000)
Unrecognized prior service cost................................................        745,000
Unrecognized net losses........................................................        113,000
Minimum pension liability......................................................        (78,000)
                                                                                 -------------
Pension liability..............................................................  $    (260,000)
                                                                                 -------------
                                                                                 -------------

    The Company made no contributions to the Plans during the year ended December 31, 1997.

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

9. EMPLOYEE BENEFIT PLANS (CONTINUED)

    The assumptions used in the determination of the net pension cost for the defined benefit pension plan were as follows:

                                                                                            1997
                                                                                            -----
Discount rate..........................................................................           7%
Rate of increase in compensation levels................................................           3%
Expected long-term rate of return on assets............................................           7%

    Effective January 1, 1997, the Company also adopted a defined contribution 401(k) retirement savings plan which covers substantially all employees of the Company. Plan participants are allowed to contribute up to 15% of their base annual compensation and are entitled to receive a company match equal to 50% of the participant's contribution up to a maximum of 6% of the participant's annual base compensation. Participant contributions to the plan are immediately fully vested while Company matching contributions are subject to a five-year vesting period. All contributions to the plan are held in a separate trust account. During the year ended December 31, 1997, the Company's matching contribution amounted to $137,000. This amount was expensed during the period and is included in the statement of operations.

10. RESTRUCTURING CHARGES

    The Predecessor closed its facility in Miami, Florida during May 1996. This closure and the transfer of certain fixed assets and inventory to the Sun Valley, California facility resulted in a nonrecurring restructuring charge of $1,196,000 in the statement of operations for the ten months ended October 31, 1996. The nonrecurring charge primarily includes costs incurred related to fixed and other asset write-offs of approximately $600,000, payroll and severance of approximately $190,000, moving and integration costs of approximately $243,000 and the balance for facility and other charges. Additionally, the Company recorded Miami related inventory write-offs of approximately $489,000, which were charged to cost of sales during the ten months ended October 31, 1996. Revenues and operating income of Miami, Florida operations which will not be continued were approximately as follows for the year ended December 31, 1995 and the ten months ended October 31, 1996:

                                                                        1995          1996
                                                                    ------------  ------------
Revenue...........................................................  $  7,404,000  $  2,049,000
Operating income (loss)...........................................       (74,000)      (40,000)

11. STOCKHOLDERS EQUITY

    Aqhawk was formed on November 1, 1996 with the issuance of 400 shares of Series A Preferred Stock to an individual for $2,000,000 and the issuance of 5,741,206 shares of Common Stock to the same individual, certain shareholders of Unique and management of the Company. Effective November 1, 1996 Aqhawk merged with the Company through the issuance of 2,870,603 shares of Common Stock of the Company in exchange for the 5,741,206 shares of Common Stock of Aqhawk and the issuance of 400 shares of Series A Preferred Stock of the Company for 400 shares of Preferred Stock of Aqhawk. A value

                            HAWKER PACIFIC AEROSPACE

              (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

11. STOCKHOLDERS EQUITY (CONTINUED)
of $40,000 was assigned to 229,648 shares of Common Stock issued to management and such amount was expensed as compensation expense in the two months ended December 31, 1996.

    In 1997 the Company received $1,000,000 for the issuance of 101,619 shares of the Company's Common Stock. The capital infusion was made pursuant to an agreement under which the majority shareholder had agreed to provide to the Company up to $1,000,000 in return for Common Stock. The Series A Preferred Stock was converted into 250,000 shares of Common Stock in connection with the Company's Initial Public Offering.

12. NON-MONETARY EXCHANGE TRANSACTION

    During the year ended December 31, 1997, the Company sold certain landing gear with a book value of $1,240,000 for a different landing gear valued at $1,800,000 and cash of $250,000. In connection with the exchange transaction the Company recognized profit of $78,000 during the year ended December 31, 1997, representing the pro rata portion of the gain associated with the cash received. The landing gear received in the exchange was recorded in the amount of $1,068,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HERETO.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
Use of Proceeds...........................................................   18
Price Range of Common Stock and Dividend Policy...........................   18
Capitalization............................................................   19
Selected Financial Data...................................................   20
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   22
Business..................................................................   31
Management................................................................   43
Certain Transactions......................................................   53
Principal Shareholders....................................................   55
Description of Notes......................................................   56
Description of Capital Stock..............................................   66
Material Federal Income Tax Consequences..................................   67
Underwriting..............................................................   72
Legal Matters.............................................................   73
Experts...................................................................   73
Available Information.....................................................   73
Financial Statements......................................................  F-1

                                  $50,000,000
                         % CONVERTIBLE SUBORDINATED NOTES
                                    DUE 2005

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            EVEREN SECURITIES, INC.

                           ING BARING FURMAN SELZ LLC

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an itemized statement of all expenses to be incurred in connection with the issuance and distribution of the securities that are the subject of this Registration Statement other than underwriting discounts and commissions. All expenses incurred with respect to the distribution will be paid by the Company, and such amounts, other than the Securities and Exchange Commission registration fee and the NASD filing fee, are estimates only.

Securities and Exchange Commission registration fee............  $   16,963
NASD filing fee................................................       6,250
Nasdaq National Market System listing fee......................      30,000
Printing and engraving expenses................................      60,000
Trustee fees...................................................       5,000
Legal fees and expenses........................................     100,000
Accounting fees and expenses...................................      75,000
Miscellaneous expenses.........................................     206,787
                                                                 ----------
  Total........................................................  $  500,000
                                                                 ----------
                                                                 ----------

------------------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Amended and Restated Articles of Incorporation, as amended ("Amended Articles") provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for breach of a director's duties to the Company or its shareholders. This provision in the Amended Articles does not eliminate the directors' fiduciary duty and does not apply for certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision also does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company's Amended and Restated Bylaws (the "Amended Bylaws") require the Company to indemnify its officers and directors to the full extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the Amended Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and allows the Company to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    Section 317 of the California Corporations Code ("Section 317") provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 317 also provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such persons shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 317 provides further that to the extent a director or officer of a California corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification authorized by Section 317 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 317.

    In addition, the Company has entered into indemnity agreements ("Indemnity Agreement(s)") with each of its directors and executive officers. Each such Indemnity Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnity Agreements also require that the Company indemnify the director or executive officer in all cases to the fullest extent permitted by applicable law. Each Indemnity Agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnity Agreement and to recover the expenses of such a suit if he is successful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that its Amended Articles of Incorporation and Amended Bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The Company also intends to obtain directors' and officers' liability insurance.

    The Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

    The Company believes that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following is a table of recent option grants and sales of unregistered securities:

     EFFECTIVE DATE
      OF ISSUANCE                  ISSUED TO            NUMBER AND TYPE OF SECURITY          CONSIDERATION
------------------------  ----------------------------  ----------------------------  ----------------------------
November 1996             Five shareholders of Unique   2,583,543 shares of Common    (1)
                           Investment Corporation        Stock
                           ("Unique")

November 1996             Four executive officers       229,648 shares of Common      (1)
                                                         Stock

November 1996             Two sales representatives     57,412 shares of Common       (1)
                                                         Stock

November 1997             Four executive officers       Options to Purchase 115,365   Services Rendered
                                                         shares at $8

February 1998             A principal shareholder       250,000 shares of Common      Conversion of 400 shares of
                                                         Stock                         Series A Preferred Stock
                                                                                       issued in connection with
                                                                                       the BTR Transaction, for
                                                                                       which Ms. Bastian paid
                                                                                       $2,000,000

November 1997             Employee Stock Options to     Options to purchase 259,572   Services rendered
                           employees, including four     shares at $8
                           executive officers

September 30, 1997        A principal shareholder       49,948 shares of Common       $500,000
                                                         Stock

October 10, 1997          A principal shareholder       51,671 shares of Common       $500,000
                                                         Stock

------------------------

(1) Effective November 1, 1996, Aqhawk, Inc. ("Aqhawk"), a corporation owned by the Unique shareholders and management of the Company, purchased all of the outstanding capital stock of the Company from BTR Dunlop, Inc. ("BTR") (the "BTR Transaction"). The purchase price Aqhawk paid was approximately $29,802,861 provided through a combination of bank debt and funds in the aggregate amount of $8,500,000 provided by Melanie L. Bastian, a principal shareholder and former director of the Company, consisting of subordinated debt and $2,000,000 cash in return for the issuance of Preferred Stock. In December 1996, Aqhawk was merged with the Company. In the merger, each two shares of Common Stock of Aqhawk were converted into one share of Common Stock of the Company, and each share of preferred stock was converted into one share of Series A Preferred Stock of the Company, resulting in the issuance of the shares shown on this chart.

    The Company believes that the issuances of securities pursuant to the foregoing transactions were exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof as transactions not involving public offerings. No underwriters were engaged in connection with any of the foregoing offers or sales of securities and no commissions were paid in connection with such sales.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits, which are furnished with this Registration Statement or incorporated herein by reference, are filed as a part of this Registration Statement:

 EXHIBIT
 NUMBER                                              EXHIBIT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
   1.1     Underwriting Agreement.*

   2.1     Agreement relating to the Sale and Purchase of part of the Business of British Airways plc dated
             December 20, 1997 by and among the Company, Hawker Pacific Aerospace Limited and British Airways plc.,
             and related Landing Gear Overhaul Services Agreement.(1)+

   3.1     Amended and Restated Articles of Incorporation of the Company.(1)

   3.2     Amended and Restated Bylaws of the Company.(1)

   3.3     Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company.(1)

   4.1     Indenture.*

   5.1     Opinion of Troy & Gould Professional Corporation.*

  10.1     1997 Stock Option Plan and forms of Stock Option Agreements.(1)

  10.1A    Amendment No. 1 to 1997 Stock Option Plan.(1)

  10.2     Employment Agreement dated November 1, 1996 between the Company and David L. Lokken, as amended.(1)

  10.2A    First Amendment to Employment Agreement for David L. Lokken.(1)

  10.3     Employment Agreement dated November 1, 1996 between the Company and Brian S. Aune, as amended.(1)

  10.3A    First Amendment to Employment Agreement for Brian S. Aune.(1)

  10.4     Employment Agreement dated November 1, 1996 between the Company and Brian S. Carr, as amended.(1)

  10.4A    First Amendment to Employment Agreement for Brian S. Carr.(1)

  10.5     Employment Agreement dated November 1, 1996 between the Company and Michael A. Riley, as amended.(1)

  10.5A    First Amendment to Employment Agreement for Michael A. Riley.(1)

  10.6     Statement of Terms and Conditions of Employment dated May 12, 1998 between Hawker Pacific Aerospace
             Limited and Richard Adey.(4)

  10.7     Form of Indemnity Agreement for directors and executive officers of the Company.(1)

  10.8     Business Loan Agreement dated November 27, 1996 between the Company and Bank of America National Trust and Savings Association.(1)

  10.8A    Amendment No. 1 to Business Loan Agreement between the Company and Bank of America National Trust and
             Savings Association.(1)

  10.9     Agreement of Purchase and Sale of Stock dated November 27, 1996 by and among BTR Dunlop, Inc., BTR, Inc.
             and Aqhawk, Inc.(1)

  10.10    Repair, Overhaul, Exchange, Warranty and Distribution Agreement dated November 1, 1996 between the
             Company and Dunlop Limited, Aviation Division.+(1)

  10.11    Distribution Agreement dated November 1, 1996 between the Company and Dunlop Limited, Precision
             Rubber.(1)

  10.12    Repair, Overhaul, Exchange, Warranty and Distribution Agreement dated November 1, 1996 between the
             Company and Dunlop Equipment Division.+(1)

  10.13    Repair Services Agreement dated September 9, 1997 between the Company and American Airlines, Inc.+(1)

  10.14    Award/Contract dated September 20, 1995 issued by USCG Aircraft Repair and Supply Center to the
             Company.+(1)

  10.15    Maintenance Services Agreement dated August 19, 1994 between the Company and Federal Express
             Corporation, as amended.+(1)

  10.16    Lease dated March 31, 1997 by and between the Company and Industrial Centers Corp.(1)

  10.16A   First Amendment to Lease Agreement dated March 31, 1997 by and between the Company and Industrial
             Centers Corp.(2)

  10.17    Tenancy Agreement relating to Bennebroekerweg, Rijsenhout (Netherlands) dated March 13, 1998 between the
             Company and Mateor II C.V.(4)

  10.18    Management Services Agreement dated November 14, 1997 between the Company and Unique Investment Corp.(1)

  10.19    Mergers and Acquisitions Agreement dated September 2, 1997 between the Company and Unique Investment
             Corp.(1)

  10.19A   First Amendment to Mergers and Acquisitions Agreement dated January 23, 1998 by and between the Company and Unique Investment Corp.(3)

  10.20    Subordinated Note for $6,500,000 in favor of Unique Investment Corp.(1)

  10.21    Amended and Restated Subordinated Promissory Note dated February 3, 1998 in favor of Unique Investment
             Corp.(2)

  10.22    Certified Translation of Rental Agreement between Mr. C. G. Kortenoever and Flight Accessory
             Services.(1)

  10.23    Lease Agreement dated July 28, 1994 by and between the Company and Industrial Bowling Corp.(1)

  10.23A   First Amendment to Lease Agreement dated July 28, 1994 by and between the Company and Industrial Bowling
             Corp.(2)

  10.24    Lease Agreement dated July 28, 1994 by and between the Company and Industrial Bowling Corp.(1)

  10.25    Lease Agreement dated July 28, 1994 by and between the Company and Industrial Bowling Corp.(1)

  10.26    Lease Agreement dated July 28, 1994 by and between the Company and Industrial Bowling Corp.(1)

  10.27    Lease Agreement dated June 24, 1997 by and between the Company and Allstate Insurance Company.(1)

  10.27A   First Amendment to Lease Agreement between the Company and Allstate Insurance Company.(2)

  10.28    Lease Agreement dated November 21, 1994 by and between the Company and Gordon N. Wagner and Peggy M.
             Wagner, and Joseph W. Basinger and Viola Marie Basinger.(1)

  10.29    Underlease, dated February 4, 1998, by and among British Airways plc, Hawker Pacific Aerospace Limited and the Company.+(3)

  10.30    Bailment and Services Agreement, dated as of September 1, 1997, by and between Federal Express
             Corporation and the Company.+(3)

  10.31    Amended and Restated Business Loan Agreement dated January 23, 1998 between the Company and Bank of
             America National Trust and Savings Association.(2)

  10.32    Security Agreement dated January 23, 1998 by the Company in favor of Bank of America National Trust and
             Savings Association.(2)

  10.33    Pledge Agreement dated January 23, 1998 by the Company in favor of Bank of America National Trust and
             Savings Association.(2)

  10.34    Subordination Agreement dated January 23, 1998 by and among the Company, Hawker Pacific Aerospace
             Limited, Bank of America National Trust and Savings Association, Melanie L. Bastian and Unique
             Investment Corporation.(2)

  12.1     Statement regarding ratio of earnings to fixed charges.

  21.1     Subsidiaries of the Company.*

  23.1     Consent of Ernst & Young LLP.

  23.2     Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).*

  24.1     Power of Attorney (contained in Part II).

  27.1     Financial Data Schedule*

------------------------

+ Portions of exhibits deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidentiality.

*   To be filed by amendment.

(1) Previously filed as exhibits to the Company's Registration Statement Form S-1, as amended (Registration No. 333-40295), and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's Form 10-Q for the quarter ended March 31, 1998, and incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's Form 10-Q for the quarter ended June 30, 1998, and incorporated herein by reference.

    (b) The following schedules supporting the financial statements are included herein:

                            HAWKER PACIFIC AEROSPACE
                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

                                                  COLUMN B              COLUMN C                              COLUMN E
                                                 -----------  ----------------------------                   ----------
                   COLUMN A                      BALANCE AT   CHARGED TO     CHARGED TO        COLUMN D      BALANCE AT
-----------------------------------------------   BEGINNING    COSTS AND        OTHER       ---------------  THE END OF
                  DESCRIPTION                     OF PERIOD    EXPENSES       ACCOUNTS        DEDUCTIONS       PERIOD
-----------------------------------------------  -----------  -----------  ---------------  ---------------  ----------
                  PREDECESSOR
Year Ended December 31, 1995...................   $ 111,000    $  50,000         --         $   (122,000)(a) $   39,000
Ten Months Ended October 31, 1996..............      39,000      345,000         --             (188,000)(a)    196,000

                   SUCCESSOR
Two Months Ended December 31, 1996.............     196,000       --             --             (129,000)(a)     67,000
Year Ended December 31, 1997...................      67,000      167,000         --              (87,000)(a)    147,000

------------------------

(a) Represents amounts written-off against the allowance for doubtful accounts, list of recoveries and reversals.

    All other schedules are omitted, since the required information is not present in amounts sufficient to require submission of schedules or because the information required is included in the Registrant's financial statements and notes thereto.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sun Valley, State of California, on August 18, 1998.

                                HAWKER PACIFIC AEROSPACE

                                By:             /s/ SCOTT W. HARTMAN
                                     -----------------------------------------
                                                  Scott W. Hartman
                                               CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott W. Hartman, David L. Lokken and Brian S. Aune, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement and/or amendment thereto pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
     /s/ SCOTT W. HARTMAN
------------------------------  Chairman of the Board         August 18, 1998
       Scott W. Hartman
                                Chief Executive Officer
     /s/ DAVID L. LOKKEN          (Principal Executive
------------------------------    Officer), President and     August 18, 1998
       David L. Lokken            Director
                                Vice President and Chief
      /s/ BRIAN S. AUNE           Financial Officer
------------------------------    (Principal Financial and    August 18, 1998
        Brian S. Aune             Accounting Officer)
     /s/ DANIEL J. LUBECK
------------------------------  Director                      August 18, 1998
       Daniel J. Lubeck
      /s/ JOHN G. MAKOFF
------------------------------  Director                      August 18, 1998
        John G. Makoff
     /s/ JOEL F. MCINTYRE
------------------------------  Director                      August 18, 1998
       Joel F. McIntyre
  /s/ DANIEL C. TOOMEY, JR.
------------------------------  Director                      August 18, 1998
    Daniel C. Toomey, Jr.
     /s/ MELLON C. BAIRD
------------------------------  Director                      August 18, 1998
       Mellon C. Baird

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                           EXHIBIT DESCRIPTION                                            PAGE
---------  -------------------------------------------------------------------------------------------------     -----
   1.1     Underwriting Agreement*

   2.1     Agreement relating to the Sale and Purchase of part of the Business of British Airways plc dated
             December 20, 1997 by and among the Company, Hawker Pacific Aerospace Limited and British
             Airways plc., and related Landing Gear Overhaul Services Agreement(1)+

   3.1     Amended and Restated Articles of Incorporation of the Company(1)

   3.2     Amended and Restated Bylaws of the Company(1)

   3.3     Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company(1)

   4.1     Indenture*

   5.1     Opinion of Troy & Gould Professional Corporation*

  10.1     1997 Stock Option Plan and forms of Stock Option Agreements(1)

  10.1A    Amendment No. 1 to 1997 Stock Option Plan(1)

  10.2     Employment Agreement dated November 1, 1996 between the Company and David L. Lokken, as amended(1)

  10.2A    First Amendment to Employment Agreement for David L. Lokken(1)

  10.3     Employment Agreement dated November 1, 1996 between the Company and Brian S. Aune, as amended(1)

  10.3A    First Amendment to Employment Agreement for Brian S. Aune(1)

  10.4     Employment Agreement dated November 1, 1996 between the Company and Brian S. Carr, as amended(1)

  10.4A    First Amendment to Employment Agreement for Brian S. Carr(1)

  10.5     Employment Agreement dated November 1, 1996 between the Company and Michael A. Riley, as amended(1)

  10.5A    First Amendment to Employment Agreement for Michael A. Riley(1)

  10.6     Statement of Terms and Conditions of Employment dated May 12, 1998 between Hawker Pacific
             Aerospace Limited and Richard Adey(4)

  10.7     Form of Indemnity Agreement for directors and executive officers of the Company(1)

  10.8     Business Loan Agreement dated November 27, 1996 between the Company and Bank of America National
             Trust and Savings Association(1)

  10.8A    Amendment No. 1 to Business Loan Agreement between the Company and Bank of America National Trust and Savings Association(1)

  10.9     Agreement of Purchase and Sale of Stock dated November 27, 1996 by and among BTR Dunlop, Inc.,
             BTR, Inc. and Aqhawk, Inc.(1)

  10.10    Repair, Overhaul, Exchange, Warranty and Distribution Agreement dated November 1, 1996 between the Company and Dunlop Limited, Aviation Division+(1)

  10.11    Distribution Agreement dated November 1, 1996 between the Company and Dunlop Limited, Precision
             Rubber(1)

  10.12    Repair, Overhaul, Exchange, Warranty and Distribution Agreement dated November 1, 1996 between the Company and Dunlop Equipment Division+(1)

 EXHIBIT
 NUMBER                                           EXHIBIT DESCRIPTION                                            PAGE
---------  -------------------------------------------------------------------------------------------------     -----
  10.13    Repair Services Agreement dated September 9, 1997 between the Company and American Airlines,
             Inc.+(1)

  10.14    Award/Contract dated September 20, 1995 issued by USCG Aircraft Repair and Supply Center to the
             Company+(1)

  10.15    Maintenance Services Agreement dated August 19, 1994 between the Company and Federal Express
             Corporation, as amended+(1)

  10.16    Lease dated March 31, 1997 by and between the Company and Industrial Centers Corp.(1)

  10.16A   First Amendment to Lease Agreement dated March 31, 1997 by and between the Company and Industrial
             Centers Corp.(2)

  10.17    Tenancy Agreement relating to Bennebroekerweg, Rijsenhout (Netherlands) dated March 13, 1998 between the Company and Mateor II C.V.(4)

  10.18    Management Services Agreement dated November 14, 1997 between the Company and Unique Investment
             Corp.(1)

  10.19    Mergers and Acquisitions Agreement dated September 2, 1997 between the Company and Unique
             Investment Corp.(1)

  10.19A   First Amendment to Mergers and Acquisitions Agreement dated January 23, 1998 by and between the
             Company and Unique Investment Corp.(3)

  10.20    Subordinated Note for $6,500,000 in favor of Unique Investment Corp.(1)

  10.21    Amended and Restated Subordinated Promissory Note dated February 3, 1998 in favor of Unique
             Investment Corp.(2)

  10.22    Certified Translation of Rental Agreement between Mr. C. G. Kortenoever and Flight Accessory
             Services(1)

  10.23    Lease Agreement dated July 28, 1994 by and between the Company and Industrial Bowling Corp.(1)

  10.23A   First Amendment to Lease Agreement dated July 28, 1994 by and between the Company and Industrial
             Bowling Corp.(2)

  10.24    Lease Agreement dated July 28, 1994 by and between the Company and Industrial Bowling Corp.(1)

  10.25    Lease Agreement dated July 28, 1994 by and between the Company and Industrial Bowling Corp.(1)

  10.26    Lease Agreement dated July 28, 1994 by and between the Company and Industrial Bowling Corp.(1)

  10.27    Lease Agreement dated June 24, 1997 by and between the Company and Allstate Insurance Company(1)

  10.27A   First Amendment to Lease Agreement between the Company and Allstate Insurance Company(2)

  10.28    Lease Agreement dated November 21, 1994 by and between the Company and Gordon N. Wagner and Peggy
             M. Wagner, and Joseph W. Basinger and Viola Marie Basinger(1)

  10.29    Underlease, dated February 4, 1998, by and among British Airways plc, Hawker Pacific Aerospace
             Limited and the Company+(3)

  10.30    Bailment and Services Agreement, dated as of September 1, 1997, by and between Federal Express
             Corporation and the Company+(3)

 EXHIBIT
 NUMBER                                           EXHIBIT DESCRIPTION                                            PAGE
---------  -------------------------------------------------------------------------------------------------     -----
  10.31    Amended and Restated Business Loan Agreement dated January 23, 1998 between the Company and Bank of America National Trust and Savings Association(2)

  10.32    Security Agreement dated January 23, 1998 by the Company in favor of Bank of America National
             Trust and Savings Association(2)

  10.33    Pledge Agreement dated January 23, 1998 by the Company in favor of Bank of America National Trust and Savings Association(2)

  10.34    Subordination Agreement dated January 23, 1998 by and among the Company, Hawker Pacific Aerospace
             Limited, Bank of America National Trust and Savings Association, Melanie L. Bastian and Unique
             Investment Corporation(2)

  12.1     Statement regarding ratio of earnings to fixed charges.

  21.1     Subsidiaries of the Company*

  23.1     Consent of Ernst & Young LLP

  23.2     Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1)*

  24.1     Power of Attorney (contained in Part II)

  27.1     Financial Data Schedule*

------------------------

+ Portions of exhibits deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidentiality.

*   To be filed by amendment.

(1) Previously filed as exhibits to the Company's Registration Statement Form S-1, as amended (Registration No. 333-40295), and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's Form 10-Q for the quarter ended March 31, 1998, and incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's Form 10-Q for the quarter ended June 30, 1998, and incorporated herein by reference.